UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )
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MONEYGRAM INTERNATIONAL, INC.

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MoneyGram Tower
1550 Utica Avenue South
Minneapolis, Minnesota 55416

April 26, 2010

Dear MoneyGram Stockholder:

You are invited to attend our 2010 Annual Meeting of Stockholders, which will be held at 8:30 a.m. Central Time on Wednesday, May 26, 2010 in the Industry 1 Room of the W Hotel, located at 2440 Victory Park Lane, Dallas, Texas.

Details of the business to be conducted at the meeting are described in the attached Notice of Annual Meeting of Stockholders and proxy statement.

Your vote is important. Whether or not you plan to attend the meeting, please sign, date and return the enclosed proxy card in the envelope provided, or you may vote by telephone or on the Internet as described on your proxy card. If you plan to attend the meeting, you may vote in person.

Also enclosed is a copy of our Annual Report on Form 10-K for the year ended December 31, 2009. I encourage you to read the Annual Report on Form 10-K for information about the company’s performance in 2009.

We look forward to seeing you at the meeting.

Sincerely,

Pamela H. Patsley
Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

April 26, 2010

The Annual Meeting of Stockholders of MoneyGram International, Inc. will be held at 8:30 a.m. Central Time on Wednesday, May 26, 2010 in the Industry 1 Room of the W Hotel, located at 2440 Victory Park Lane, Dallas, Texas for the following purposes:

1.	To elect nine directors to serve one-year terms;

2.	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010;

3. To amend the MoneyGram International, Inc. 2005 Omnibus Incentive Plan; and

4.	To act upon any other matters that may properly come before the meeting and any adjournments.

Only stockholders of record of common stock and Series B Participating Convertible Preferred Stock at the close of business on April 16, 2010 (the “record date”) are entitled to receive this notice and to vote at the meeting.

Our Annual Report on Form 10-K for the year ended December 31, 2009 (the “2009 Form 10-K”), including financial statements, is included with your proxy materials.

To assure your representation at the meeting, please access the automated telephone voting feature or the Internet voting option described on the proxy card, or vote, sign and mail the enclosed proxy card as soon as possible. We have enclosed a return envelope, which requires no postage if mailed in the United States.

By Order of the Board of Directors

Timothy C. Everett
Executive Vice President, General Counsel and
Corporate Secretary

1550 Utica Avenue South
Minneapolis, Minnesota 55416

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MONEYGRAM INTERNATIONAL, INC.
PROXY STATEMENT

PART ONE

VOTING INFORMATION

A proxy is solicited on behalf of the Board of Directors of MoneyGram International, Inc. (“MoneyGram,” the “Company,” “we,” “us” or “our”) for use at this Annual Meeting of Stockholders to be held on Wednesday, May 26, 2010 and at any adjournment of the meeting. We are first mailing the proxy statement and proxy card to holders of MoneyGram capital stock on or about April 26, 2010.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 26, 2010

The proxy statement and 2009 Form 10-K are available at www.moneygram.com.

Who May Vote/Voting Rights

MoneyGram has three classes of capital stock outstanding: common stock, Series B Participating Convertible Preferred Stock (the “B Stock”) and Series B-1 Participating Convertible Preferred Stock (the “B-1 Stock,” and, together with the B Stock, the “Series B Stock”).

On the record date, 83,208,022 shares of common stock, 495,000 shares of B Stock and 272,500 shares of B-1 Stock were outstanding. As of the record date, the 495,000 shares of B Stock are convertible into 255,173,522 shares of common stock, and the 272,500 shares of B-1 Stock are convertible into 109,000 shares of Series D Participating Convertible Preferred Stock (the “D Stock”), which are convertible by a holder other than The Goldman Sachs Group, Inc. and its affiliates (the “Goldman Sachs Group”), into 140,474,313 shares of common stock. Each share of B-1 Stock will automatically convert into one share of B Stock upon transfer to any holder other than the Goldman Sachs Group.

Our stockholders holding Series B Stock would own approximately 82.6 percent of our common stock on a diluted basis upon conversion of their Series B Stock. Effectively, holders of the B Stock hold approximately 82.6 percent of the voting power of our stock, voting as a single class with the common stockholders. The B-1 Stock is non-voting stock except for the rights to vote on limited matters specified in the Certificate of Designations, Preferences and Rights of the B-1 Stock of the Company, none of which are being presented for a vote at this meeting.

A holder of common stock is entitled to one vote for each share of common stock held on the record date for each of the proposals set forth herein. The holders of our B Stock are entitled to vote on all matters voted on by holders of our common stock, voting as a single class with the common stockholders. The holders of our B Stock have a number of votes equal to the number of shares of common stock issuable if all outstanding shares of B Stock were converted plus the number of shares of common stock issuable if all outstanding shares of B-1 Stock were converted into B Stock and subsequently converted into common stock on the record date. There is no cumulative voting.

How You May Vote

You are entitled to vote at the meeting if you are a holder of record of common stock or B Stock on the record date. You may vote in person at the meeting, by automated telephone voting, on the Internet or by proxy.

How You May Revoke or Change Your Vote

Proxies may be revoked or changed if you:

•	deliver a signed, written revocation letter, dated later than the proxy, to MoneyGram International, Inc., 1550 Utica Avenue South, GHQ 8020, Minneapolis, Minnesota 55416, Attention: Corporate Secretary;

•	deliver a signed proxy, dated later than the prior proxy, to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717;

•	vote again by telephone or on the Internet prior to the meeting; or

•	attend the meeting and vote in person rather than by proxy. Your attendance at the meeting will not revoke your proxy unless you choose to vote in person.

Costs of Solicitation

The cost of solicitation, if any, will be borne by MoneyGram. Proxies may be solicited on our behalf by directors, officers or employees, in person or by telephone, electronic transmission and facsimile transmission. No additional compensation will be paid to such persons for such solicitation. MoneyGram will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

Votes Required/Voting Procedures

The presence at this annual meeting of stockholders, in person or by proxy, of a majority of voting power of our common stock and B Stock issued and outstanding and eligible to vote will constitute a quorum for the transaction of business at the meeting. In general, shares of common stock and B Stock either represented by a properly signed and returned proxy card, or properly voted by telephone or on the Internet, will be counted as present and entitled to vote at the meeting for purposes of determining a quorum. Proxies received but marked as abstentions (or “withhold authority” with respect to one or more directors and broker non-votes) will be included in the voting power considered to be present at the meeting for purposes of determining a quorum. Broker non-votes are shares held of record by a broker that are not voted on a matter because the broker has not received voting instructions from the beneficial owner of the shares and either lacks or declines to exercise the authority to vote the shares in its discretion.

Proxies will be voted as specified by the stockholder. Signed proxies that lack any specification will be voted “FOR” the Board’s director nominees, “FOR” the ratification of Deloitte & Touche LLP (“Deloitte”) as our independent registered public accounting firm for 2010 and “FOR” the amendments to the MoneyGram International, Inc. 2005 Omnibus Incentive Plan (the “2005 incentive plan”), except with respect to the MoneyGram International, Inc. 401(k) Plan (the “401(k) plan”) as described below. The proxy holders will use their discretion on other matters. If a nominee cannot or will not serve as a director, the proxy may be voted for another person as the proxy holders decide.

Election of Directors (Proposal 1).  Each director nominee receiving a majority of the voting power of the then outstanding common stock and B Stock, voting together as a single class, voted with respect to the director, will be elected as a director. This means that the voting power of the stock voted “FOR” a director nominee must exceed the voting power of the stock voted “AGAINST” that director nominee in order for that nominee to be elected as a director. Shares not represented at the meeting and proxies marked “ABSTAIN” have no effect on the election of directors.

Ratification of Appointment of Independent Registered Public Accounting Firm for 2010 (Proposal 2).  The affirmative vote of a majority of the voting power of the then outstanding common stock and B Stock, voting together as a single class, voted with respect to this proposal is required for the approval of this proposal. Shares not represented at the meeting and proxies marked “ABSTAIN” with regard to this proposal have no effect on this proposal.

Approval of Amendments to MoneyGram International, Inc. 2005 Omnibus Incentive Plan (Proposal 3).  The affirmative vote of a majority of the voting power of the then outstanding common stock and B Stock, voting together as a single class, voted with respect to this proposal is required for the approval of this proposal, provided the total number of shares that vote on the proposal represents a majority of the shares of common stock and B Stock outstanding on the record date. A proxy marked “ABSTAIN” with regard to this proposal will have the effect of a vote against this proposal. Affiliates of Thomas H. Lee Partners, L.P. (“THL”) have provided an executed proxy giving two executive officers of MoneyGram proxies to vote their shares “FOR” the amendments to the 2005 incentive plan at this annual meeting of stockholders.

If you hold your shares in street name and do not provide voting instructions to your broker, the shares may be counted as present at the meeting for the purpose of determining a quorum and may be voted on Proposal 2 at the discretion of your broker. Such shares will not be voted at the discretion of your broker on Proposals 1 or 3 and will have no effect on the outcome of those proposals.

If you are a participant in the 401(k) plan, your proxy will serve as a voting instruction to the Independent Fiduciary (as defined in the 401(k) plan). The Independent Fiduciary shall instruct the Trustee. The Independent Fiduciary shall follow each participant’s instructions unless it determines that doing so would be contrary to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). If no voting instructions are received from a participant in the 401(k) plan, the Trustee will vote those shares in accordance with the majority of shares voted in the 401(k) plan for which instructions were received, unless the Independent Fiduciary determines that doing so would be contrary to ERISA and instructs the Trustee to so vote such shares differently.

Reducing Duplicate Mailings

Because many stockholders hold shares of our common stock in multiple accounts or share an address with other stockholders, stockholders may receive duplicate mailings of notices or proxy materials. Stockholders may avoid receiving duplicate mailings as follows:

•	Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single notice or proxy materials, you may contact Broadridge Householding Department by phone at 1-800-579-1639 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

•	Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust or other nominee that holds your shares may have asked you to consent to the delivery of a single notice or proxy materials if there are other MoneyGram stockholders who share an address with you. If you currently receive more than one copy of the notice or proxy materials at your household and would like to receive only one copy in the future, you should contact your nominee.

•	Right to Request Separate Copies. If you consent to the delivery of a single proxy statement and annual report but later decide that you would prefer to receive a separate copy of the notice or proxy materials, as applicable, for each stockholder sharing your address, then please notify Broadridge Householding Department or your nominee, as applicable, and they will promptly deliver the additional notices or proxy materials. If you wish to receive a separate copy of the notice or proxy materials for each stockholder sharing your address in the future, you may also contact Broadridge Householding Department by phone at 1-800-579-1639 or by mail to Broadridge Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

PART TWO

BOARD OF DIRECTORS AND GOVERNANCE

Capital Transaction

On March 25, 2008, MoneyGram completed a recapitalization transaction (the “recapitalization”) pursuant to the terms of an amended and restated purchase agreement (the “Purchase Agreement”), dated as of March 17, 2008, with THL and affiliates of Goldman, Sachs & Co. (“Goldman Sachs,” and, together with THL, the “Investors”). Pursuant to the Purchase Agreement, we, among other things, sold 495,000 shares of B Stock to THL and 265,000 shares of B-1 Stock to Goldman Sachs for an aggregate purchase price of $760.0 million. In addition, the Company paid $7.5 million of transaction costs relating to the issuance of the Series B Stock through the issuance of 7,500 shares of B-1 Stock to Goldman Sachs. The issuance of the Series B Stock gave the Investors an initial equity interest of approximately 79 percent. For additional information regarding the recapitalization, the Purchase Agreement, the terms of the Series B Stock and related matters, see “Part Four — Other Important Information — Transactions with Related Persons” in this proxy statement.

Board Representation

Pursuant to the Purchase Agreement, the Investors have been provided with certain rights with respect to representation on the Board and committees of the Board (“Board Representatives”), which resulted in a change to the composition of the majority of the Board in March 2008. Additionally, under the Purchase Agreement, as long as the Investors have a right to designate directors to our Board, Goldman Sachs has the right to designate one director who would have one vote and THL has the right to designate two to four directors who each have equal votes and who are to have such number of votes equal to the number of directors as is proportionate to the Investors’ common stock ownership, calculated on a fully-converted basis assuming the conversion of all shares of Series B Stock into common stock, minus the one vote of the director designated by Goldman Sachs. Therefore, each director designated by THL has multiple votes and each other director has one vote. To date, Goldman Sachs has not designated a member to the Board. The Board has, however, consented to the general attendance by two representatives of Goldman Sachs to observe at Board meetings.

Board Structure and Composition

The Company’s Amended and Restated Certificate of Incorporation provides that each director of the Company is elected for a one-year term by the vote of a majority of the voting power of the then outstanding voting stock, voting together as a single class, voted with respect to the director. If a vacancy occurs during the year, the vacant directorship may be filled by the affirmative vote of a majority of the remaining directors for a term expiring at the next annual meeting of stockholders, subject to certain rights provided to the Investors under the Purchase Agreement. Each director holds office until a successor has been duly elected and qualified.

The Board of Directors is currently comprised of eight members: three Independent Directors (as defined below), four Board Representatives and Pamela H. Patsley, Chairman and Chief Executive Officer (“CEO”) of the Company. Jess T. Hay and Albert M. Teplin have served as directors since MoneyGram become an independent public company on June 30, 2004, when Viad Corp (“Viad”), as our sole stockholder, distributed all of our outstanding common stock to the stockholders of Viad in a tax-free spin-off transaction (referred to in this proxy statement as the “Spin-Off”). Othón Ruiz Montemayor was appointed by the Board on August 18, 2005 in accordance with our Bylaws to fill a newly created vacancy and was subsequently elected by our stockholders. An “Independent Director” means a director or director nominee who satisfies all standards for independence under the New York Stock Exchange, Inc. (“NYSE”) listing standards, the categorical standards for independence contained in our Corporate Governance Guidelines and any other applicable laws. Messrs. Hay, Ruiz and Teplin currently serve as Independent Directors on the Board and are not seeking reelection at this annual meeting of stockholders. Information about the nominees for election as Independent Directors is set forth in “Part Three — Proposals to be Voted on at the 2010 Annual Meeting — Proposal 1: Election of Directors” in this proxy statement. On March 25, 2008, pursuant to the rights provided to THL in the Purchase Agreement, the Board elected two Board Representatives, Messrs. Scott L. Jaeckel and Seth W. Lawry, who were subsequently elected by our stockholders on May 12, 2009. On November 19, 2008, pursuant to the rights provided to the Investors in the Purchase Agreement, the Board set the number of directors at nine and elected two additional Board Representatives, Messrs. Thomas M. Hagerty (designee of THL) and Ganesh B. Rao (designee of THL), who were subsequently elected by our stockholders on May 12, 2009. On January 21, 2009, the Board elected Pamela H. Patsley and Anthony P. Ryan, the Company’s former President and CEO, to fill two vacancies on the Board, who were subsequently elected by our stockholders on May 12, 2009. On September 1, 2009, Mr. Ryan resigned from his position on the Board and a resulting vacancy on the Board currently exists. A director will be elected to fill this vacancy at this annual meeting of stockholders. To date, Goldman Sachs has not designated a member to the Board.

Director Independence

Because more than 50 percent of the voting power of our stock is held by the Investors, the Company has elected to be treated as a “controlled company” for purposes of the NYSE listing standards. As a result, the NYSE listing standards do not require our Board to be comprised of at least a majority of Independent Directors or our Human Resources and Nominating Committee to be comprised entirely of Independent Directors.

The NYSE listing standards do, however, require our Audit Committee to be comprised entirely of Independent Directors. The NYSE listing standards also require our Board to make a formal determination each year as to which of our directors are independent.

The Board has determined that the following director nominees are independent within the meaning of the NYSE listing standards, applicable Securities and Exchange Commission (“SEC”) regulations and the categorical standards for independence contained in our Corporate Governance Guidelines: Ms. Ann Mather and Messrs. J. Coley Clark, Victor W. Dahir and W. Bruce Turner. The Board has adopted categorical standards to assist in the making of determinations of independence. The following commercial or charitable relationships will not be considered to be material relationships that would impair a director’s (or director nominee’s) independence: (a) if the director (or director nominee) is an executive officer or employee, or their immediate family member is an executive officer, of another company that does business with MoneyGram or its affiliates and the annual sales to, or purchases from, MoneyGram or its affiliates are less than the greater of $1.0 million or one percent of the other company’s annual consolidated gross revenues; (b) if the director (or director nominee) is an executive officer of another company which is indebted to MoneyGram, or to which MoneyGram is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of the company that he or she serves as an executive officer; or (c) if the director (or director nominee) serves as an officer, director or trustee of a charitable organization and MoneyGram’s annual charitable contributions to the organization are less than the greater of $200,000 or one percent of that organization’s total annual charitable receipts, which shall not include MoneyGram’s automatic matching of director charitable contributions.

Board Meetings

The Board held five regular and six special meetings during 2009. Each director attended at least 75 percent of the aggregate number of meetings of the Board and meetings of the committees on which the director served.

Attendance at Annual Stockholder Meetings

Under our Corporate Governance Guidelines, directors are expected to attend the annual meeting of stockholders, Board meetings and meetings of committees on which they serve. All directors attended the 2009 annual meeting of stockholders.

Meetings of Non-Management Directors

The Board schedules regular executive sessions of the non-management directors. The Board chooses one of its members to preside over each executive session of non-management directors. In 2009, the Board held three executive sessions of the non-management directors, which included all directors except Ms. Patsley and Mr. Ryan.

Meetings of and Voting by Independent Directors

Under our Corporate Governance Guidelines and the NYSE listing standards, the Board schedules an executive session of the Independent Directors at least annually. In 2009, the Board held one executive session of the Independent Directors.

In accordance with each Certificate of Designations, Preferences and Rights of the Series B Stock, the Independent Directors determine quarterly whether dividends on the Series B Stock should be paid in cash or accrued by the Company. In addition, the Independent Directors are required to approve the redemption of the Series B Stock by the Company and any adjustment for unspecified action by the Company which would materially adversely affect the conversion rights of the holders of shares of the Series B Stock.

Board Leadership Structure

The Company does not have a lead independent director. The Board does, however, choose one non-management director to preside over each executive session of non-management directors. The Company has at various points in its history had a combined Chairman and CEO, and has also maintained separate Chairman and CEO positions. After the resignation of Philip W. Milne, the Company’s former Chairman and CEO, in June 2008, the Board directed Anthony P. Ryan, the Company’s Executive Vice President and Chief Operating Officer of the Company at the time, to oversee the day-to-day operations of the Company during the search for a successor. In January 2009, the Board deemed it advisable and in the best interests of the Company to separate the roles of Chairman and CEO and appointed Pamela H. Patsley as Executive Chairman of the Company on a part-time basis and Mr. Ryan as President and CEO of the Company. As Mr. Ryan had never served in a CEO role, the Board deemed it advisable to appoint Ms. Patsley on a part-time basis to provide guidance to Mr. Ryan. After Mr. Ryan’s resignation in September 2009, the Board appointed Ms. Patsley as Chairman and CEO of the Company. At this time, we believe that a combined Chairman and CEO is the most desirable approach for the Company because it creates efficiencies and enables the CEO to act as a bridge between management and the Board, thereby promoting a unified approach to the development and execution of the Company’s strategy.

Board’s Role in Risk Oversight

The Board of Directors is responsible for providing oversight of risk management functions including the Company’s policies and strategies relating to the management of credit, liquidity, market, financial and operational risks. The Board regularly assesses management’s response to critical risks and recommends changes to management, including changes in leadership, where appropriate.

In addition to regularly scheduled Board meetings, the entire Board of Directors meets annually with key members of management to review the Company’s business and agree upon its strategy and the risks involved with such strategy. Management and the Board discuss the amount of risk the Company is willing to accept related to implementing our strategy. On a periodic basis throughout the year, management responsible for managing credit, liquidity, market and key operational risks including legal, regulatory compliance, fraud, information technology and security meet directly with the full Board to provide an update on key risks and their processes and systems to manage the risk. The Board approves management’s policies related to key risk areas and provides timely input to management regarding risk issues and the appropriateness of management’s response. The Board also approves actions surrounding our debt agreements, dividend and interest payments, and legal settlements, evaluates potential acquisitions, and approves the annual budget. Key finance, accounting and treasury management meet directly with the full Board to provide an update on our financial results.

The Board of Directors delegates responsibility for overseeing certain risk to the Audit Committee. The Audit Committee monitors the quality and integrity of our financial statements and our compliance with legal and regulatory requirements. The Audit Committee is also responsible for understanding risk assessment and risk management policies. The internal audit function reports directly to the Audit Committee and is responsible for testing, on a risk basis, management’s compliance with policies and procedures. On an annual basis, the Audit Committee reviews internal audit’s process for assessing risk and the results of such risk assessment. The Audit Committee also reviews and approves the annual audit plan and regularly reports to the Board. For additional information with respect to the Audit Committee, see “Part Two — Board of Directors and Governance — Audit Committee” in this proxy statement.

The Company believes that its current leadership structure, which combines the role of Chairman and CEO, as discussed above, promotes effective oversight of the Company’s risk management by providing united leadership through a single person, while allowing all directors to be actively involved in the risk oversight function and fully engaged in discussions with management and Board deliberations and decisions.

Board Committees

The Board currently maintains two standing committees: Audit Committee and Human Resources and Nominating Committee. The Board has also created three special committees: Independent Director Special Committee, Special Committee and Special Sub-Committee. As a “controlled company” under the NYSE listing standards, MoneyGram is not required to maintain separate compensation and nominating committees.

Audit Committee

The Audit Committee was comprised of Messrs. Teplin (Chair), Hay and Ruiz during 2009. Messrs. Teplin, Hay and Ruiz are not seeking reelection at this annual meeting of stockholders. If each of the director nominees is elected at this annual meeting of stockholders, the Board of Directors will appoint at least three Independent Directors to comprise the Audit Committee immediately following the meeting.

The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (“Exchange Act”). Membership on the Audit Committee is limited to Independent Directors and the Board has determined that each member of that committee is an Independent Director. The Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that Mr. Teplin qualified as an “audit committee financial expert” under the rules of the SEC for 2009. If each of the director nominees is elected at this annual meeting of stockholders, the Board of Directors will designate an “audit committee financial expert” under the rules of the SEC immediately following the meeting. In 2009, no member of the Audit Committee simultaneously served on the audit committee of more than three public companies.

The Audit Committee held nine regular and one special meeting in 2009. The Board has adopted a separate written charter for the Audit Committee, which is available in the Investor Relations section of our website at www.moneygram.com. A copy of the Audit Committee charter is also available in print to any stockholder who submits a request to MoneyGram International, Inc., 1550 Utica Avenue South, GHQ 8020, Minneapolis, Minnesota 55416, Attention: Corporate Secretary.

The Audit Committee reports regularly to the full Board and annually evaluates its own performance. The Audit Committee meets periodically during the year, usually in conjunction with regular meetings of the Board. It also meets to review quarterly earnings and related press releases and to review our management’s discussion and analysis for inclusion in our quarterly reports on Form 10-Q and our annual report on Form 10-K filed with the SEC. The Audit Committee appoints our independent registered public accounting firm and assists the Board in monitoring the quality and integrity of our financial statements, our compliance with legal and regulatory requirements and the independence and performance of our internal auditor and our independent registered public accounting firm. From time to time, the Audit Committee meets in executive session with our independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee. For additional information regarding the responsibilities of the Audit Committee, see “Part Two — Board of Directors and Governance — Risk Oversight” in this proxy statement.

Human Resources and Nominating Committee

The Human Resources and Nominating Committee was comprised of Messrs. Lawry (Chair), Hay and Jaeckel in 2009. Mr. Hay is not seeking reelection at this annual meeting of stockholders. If each of the director nominees is elected at this annual meeting of stockholders, the Board of Directors will appoint an Independent Director to the Human Resources and Nominating Committee to ensure the committee is comprised of at least three Board members, of which at least one will be an Independent Director.

The Human Resources and Nominating Committee held four regular and four special meetings in 2009. The Board has adopted a separate written charter for the Human Resources and Nominating Committee which is available in the Investor Relations section of our website at www.moneygram.com. A copy of the Human Resources and Nominating Committee charter is also available in print to any stockholder who submits a request to MoneyGram International, Inc., 1550 Utica Avenue South, GHQ 8020, Minneapolis, Minnesota 55416, Attention: Corporate Secretary.

The Human Resources and Nominating Committee reports regularly to the full Board and annually evaluates its own performance. It meets periodically during the year, usually in conjunction with regular meetings of the Board. The Human Resources and Nominating Committee oversees development and implementation of a compensation strategy designed to enhance profitability and fundamental value for the Company. It also reviews and approves the salary and other compensation of the Chairman and CEO and the other executive officers, as well as the compensation and benefits of our non-employee directors. The Human Resources and Nominating Committee determines incentive compensation targets and awards under various compensation plans and makes grants of stock options and other awards under our stock incentive plans. The Human Resources and Nominating Committee currently utilizes the services of Hewitt Associates, LLC (“Hewitt”) as its compensation consultant. In 2009, Hewitt assisted the Human Resources and Nominating Committee with an evaluation of the Company’s peer group and executive compensation matters. For additional information regarding our compensation consultant, see “Part Four — Other Important Information — Compensation Discussion and Analysis — Authority Over and Responsibility for Executive Compensation — Role of Compensation Consultant” in this proxy statement.

The Human Resources and Nominating Committee is also responsible for recommending to the Board a slate of directors for election by the stockholders at each annual meeting and for proposing candidates to fill any vacancies on the Board. The Human Resources and Nominating Committee is also responsible for assessing the Board’s performance and reviewing our Corporate Governance Guidelines.

Independent Director Special Committee

The Independent Director Special Committee was created by the Board in March 2010 and is comprised of Messrs. Hay, Ruiz and Teplin. This committee was created to assist the Board in identifying individuals qualified to become Independent Directors.

Special Committee

The Special Committee was created by the Board in May 2009 and is comprised of Ms. Patsley (Chair) and Messrs. Hagerty, Lawry and Teplin. The Special Committee held seven special meetings in 2009. This committee was created to receive reports and take action with respect to specific regulatory inquiries and litigation matters involving the Company. The Special Committee meets on an as needed basis only and provides reports of its activities to the full Board as warranted.

Special Sub-Committee

The Special Sub-Committee was created by the Board in June 2009 and is comprised of Ms. Patsley and Mr. Hagerty. The Special Sub-Committee held seven special meetings in 2009. This committee was created to objectively examine and evaluate the demands, claims and allegations made in connection with specific derivative litigation matters involving the Company. The Special Sub-Committee meets on an as needed basis only and provides reports of its activities to the full Board as warranted.

Compensation Committee Interlocks and Insider Participation

No member of the Company’s Human Resources and Nominating Committee is a current or former officer or employee of the Company. During the year ended December 31, 2009, none of our executive officers served as a director or member of the compensation committee (or other committee performing similar functions) of another entity when an executive officer of such entity served as a director of the Company or on our Human Resources and Nominating Committee.

Communications with the Board

Stockholders or other interested parties may communicate with our non-management directors as a group, committees of the Board or individual directors by sending a writing to MoneyGram International, Inc., 1550 Utica Avenue South, GHQ 8020, Minneapolis, Minnesota 55416, Attention: Corporate Secretary. Upon receipt, the Corporate Secretary will forward all such correspondence, as appropriate. Complaints and concerns regarding MoneyGram may also be reported anonymously and confidentially via MoneyGram’s Always Honest Hotline at 888-218-0282. The text of our Policy on Communications with the Board is contained in our Corporate Governance Guidelines, which are posted in the Investor Relations section of our website at www.moneygram.com. Copies of the Guidelines are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 1550 Utica Avenue South, GHQ 8020, Minneapolis, Minnesota 55416, Attention: Corporate Secretary.

Director Nominee Criteria and Process

Our Corporate Governance Guidelines describe the process for selection of director nominees, including desired qualifications. Although there are no minimum qualifications for nominees, a candidate for Board service must possess the ability to apply good business judgment, have demonstrated the highest level of integrity, be able to properly exercise the duties of loyalty and care in the representation of the interests of our stockholders and must be able to represent all of our stockholders fairly and equally. Candidates should also exhibit proven leadership capabilities, and experience in business, finance, law, education, technology or government. In addition, candidates should have an understanding regarding major issues facing public companies similar in scope to MoneyGram. Experience in payment or financial services is an added benefit. Candidates must have, and be prepared to devote, adequate time to the Board and its committees. Although no formal policy exists, the Human Resources and Nominating Committee will seek to promote through the nomination process an appropriate diversity on the Board of experience (including international experience), expertise, perspective, age, gender and ethnicity. The Board will also consider the independence of a nominee under the NYSE listing standards, applicable SEC regulations and the Board’s categorical standards for independence contained in our Corporate Governance Guidelines.

In general, candidates for membership as Independent Directors are evaluated, regardless of the source of the nomination, by the Human Resources and Nominating Committee for recommendation to the Board in accordance with their charters and the procedures described in the Corporate Governance Guidelines. However, so long as the Investors or their affiliates own, in the aggregate, Series B Stock, D Stock or common stock representing an initial cost of not less than $75 million, they are entitled to nominate and cause the Company to appoint replacements for their respective Board Representatives.

In March 2010, the Human Resources and Nominating Committee retained Hiedrick & Struggles International, Inc., an independent third-party search firm (“Heidrick & Struggles”), to assist the Board in identifying and reviewing prospective Independent Director nominees. Heidrick & Struggles was specifically instructed to evaluate candidates in light of the Board’s requirements regarding experience, skills and ethical standards. As a result, Ms. Mather and Messrs. Coley, Dahir and Turner were referred to the Company and recommended by the Board as nominees for election as Independent Directors at this annual meeting of stockholders. The Independent Director Special Committee was consulted in this process and joined in the recommendation of the nominees.

A stockholder making a nominating recommendation for the election of a director must ensure that the nomination complies with our Bylaw provisions on making stockholder proposals at an annual meeting. For information regarding stockholder proposals for our 2011 annual meeting of stockholders, see the section entitled “Part Four — Other Important Information — Stockholder Proposals for the 2011 Annual Meeting” in this proxy statement.

Other Corporate Governance Matters

Corporate Governance Guidelines.  Our Board has adopted Corporate Governance Guidelines that describe corporate values and ethical business conduct, duties of directors, Board operations and committee matters, director qualifications and selection process, director compensation, director independence standards, CEO evaluation, management succession, process for stockholders or other interested parties to communicate with directors and annual Board evaluations. The Guidelines are available in the Investor Relations section of our website at www.moneygram.com. Copies of the Guidelines are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 1550 Utica Avenue South, GHQ 8020, Minneapolis, Minnesota 55416, Attention: Corporate Secretary.

Code of Ethics.  All of our directors and employees, including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, are subject to our Code of Ethics, our Always Honest policy and the provisions regarding corporate values and ethical business conduct contained in our Corporate Governance Guidelines. These documents are available in the Investor Relations section of our website at www.moneygram.com. Copies of these documents are also available in print to any stockholder who submits a request to MoneyGram International, Inc., 1550 Utica Avenue South, GHQ 8020, Minneapolis, Minnesota 55416, Attention: Corporate Secretary. The Company intends to disclose any amendment to, or waiver from, our Code of Ethics by disclosing such information on our website.

Committee Authority to Retain Independent Advisors.  Each committee of the Board has the authority to retain independent advisors and consultants, with all fees and expenses to be paid by the Company.

Whistleblower Procedures.  The Audit Committee has established procedures for handling accounting and auditing complaints whereby employees of the Company may submit a good faith complaint regarding accounting, internal accounting controls or auditing matters without fear of dismissal or retaliation. MoneyGram is committed to achieving compliance with all applicable securities laws and regulations, accounting standards, accounting controls and auditing practices. In order to facilitate the reporting of employee complaints, the Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding accounting and auditing matters, and confidential, anonymous submission by employees of concerns regarding such questionable matters.

Disclosure Committee.  We have established a Disclosure Committee comprised of members of management and chaired by our Senior Vice President and Controller to assist in fulfilling our obligations to maintain disclosure controls and procedures and to coordinate and oversee the process of preparing our periodic securities filings with the SEC.

Asset/Liability Committee.  We have established an Asset/Liability Committee comprised of members of management and chaired by our Senior Vice President and Treasurer to oversee and make recommendations to the Board regarding financial policies and procedures of the Company.

No Executive Loans.  We do not extend loans to our executive officers or directors and do not have any such loans outstanding.

Majority Vote Standard.  In an uncontested election, our Bylaws require directors to be elected for a one-year term by the vote of the majority of the voting power of the then outstanding voting stock, voting together as a single class, voted with respect to the director. A majority of the votes cast means that the voting power of the stock voted “FOR” a director must exceed the voting power of the stock voted “AGAINST” that director. In a contested election, a situation in which the number of nominees exceeds the number of directors to be elected as of a date that is 14 days in advance of the date of filing of the definitive proxy statement, the standard for election of directors would be a plurality of the voting power of the stock represented in person or by proxy at any such meeting and entitled to vote on the election of directors. A plurality means that the nominees receiving the highest percentage of voting power of the stock would be elected.

If a nominee who is serving as a director is not elected at this annual meeting of stockholders, under Delaware law the director would continue to serve on the Board as a “holdover director.” However, under our Bylaws, any director who fails to be elected must offer to tender his or her resignation to the Board. The Human Resources and Nominating Committee will then make a recommendation to the Board whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Human Resources and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date the election results are certified. The director who tenders his or her resignation will not participate in the Board’s decision. If a nominee who was not already serving as a director is not elected at this annual meeting of stockholders, under Delaware law that nominee would not become a director and would not serve on the Board as a “holdover director.”

PART THREE

PROPOSALS TO BE VOTED ON AT THE 2010 ANNUAL MEETING

PROPOSAL 1: ELECTION OF DIRECTORS

Director Nominees — Qualifications and Background

The following individuals are nominated as directors for terms expiring at the 2011 annual meeting of stockholders: Mmes. Patsley and Mather and Messrs. Clark, Dahir, Hagerty, Jaeckel, Lawry, Rao and Turner. Ms. Patsley and Messrs. Hagerty, Jaeckel, Lawry and Rao are currently serving as directors of the Company.

Each of the nominees has consented to being named in this proxy statement, and to serve as a director if elected. Each nominee elected as a director will continue in office until his or her successor has been elected and qualified or until his or her death, resignation or retirement. If any nominee is unable to serve, proxies will be voted in favor of the remaining nominees and may be voted for another person nominated by the Board. In making its recommendation to the Board for a slate of directors for election by the Company’s stockholders, the Human Resources and Nominating Committee and Independent Director Special Committee considered the criteria described in “Part Two — Board of Directors and Governance — Director Nominee Criteria and Process” in this proxy statement. The biographies of each of the director nominees below contain information regarding age, the year they first became directors, business experience, other public company directorships held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experience, qualifications, attributes or skills that caused the Human Resources and Nominating Committee and Independent Director Special Committee to determine that they should serve as directors of the Company.

J. Coley Clark, 64, Director Nominee

Mr. Clark has been Chairman of the Board and Chief Executive Officer of BancTec, Inc., a global provider of document and payment processing solutions, since September 2004. In 2004, Mr. Clark retired from Electronic Data Systems Corporation (“EDS”), a supply chain software and services company which was acquired by Hewlett-Packard in 2008, as Senior Vice President and head of the Financial and Transportation Industry Group. He joined EDS in 1971 in the Systems Engineering Development Program and progressed through a variety of technical, sales and management roles related to the financial and insurance industries. He assumed responsibility for the Financial Industry Group in 1986 and was named a corporate officer in 1989. Mr. Clark was appointed a Senior Vice President in 1996 and served as a member of the Global Operations Council. In addition, Mr. Clark served three years in the U.S. Army, attaining the rank of Captain, and served as a company commander in Europe and Southeast Asia.

Other public company boards served on since 2005:  i2 Technologies, Inc. (2008-2010); Carreker Corporation (now part of Fiserv, Inc.) (2004-2007)

Other Director Criteria:  Mr. Clark brings over 30 years of experience in the financial industry to the Board. Through his current position as chairman of the board and CEO of BancTec, Inc. and his numerous positions at Electronic Data Systems Corporation, Mr. Clark has demonstrated his strong leadership skills and his ability to understand day-to-day operations, as well as the broader strategic issues facing a public company. In addition, Mr. Clark’s prior service on public company boards and committees provides him with a broad perspective on various governance and other matters.

Victor W. Dahir, 64, Director Nominee

Mr. Dahir worked for Visa U.S.A. Inc. (now Visa Inc.), a global payment technology company, from 1984 until his retirement in 2005, most recently as Executive Vice President, Finance and Administration and Chief Financial Officer of Inovant LLC, a subsidiary of Visa. He served as the Chief Financial Officer of Visa Inc. from 1991 to 2004 and held other positions of increasing responsibility from 1984 to 1991.

Other Director Criteria:  Mr. Dahir brings over 40 years of finance and accounting experience to the Board, including serving over 15 years in the position of CFO of Visa U.S.A., Inc. (now Visa, Inc.). Through these years Mr. Dahir has developed an expertise in financial services and has gained experience in several other areas that will prove valuable to the Board, including risk management, technology, legal, relationship management and banking regulation.

Thomas M. Hagerty, 47, Director since 2008

Mr. Hagerty is a Managing Director at THL and has been with that firm since 1988. He currently serves as a director of MGIC Investment Corp., a private mortgage insurance company; Fidelity National Financial, Inc., a title insurance company; Fidelity National Information Services, Inc., a financial processing company; and Ceridian Corporation, a processing services company. Mr. Hagerty was the Interim Chief Financial Officer of Conseco, Inc. from July 2000 through April 2001. On December 17, 2002, Conseco, Inc. voluntarily commenced a case under Chapter 11 of the United States Code in the United States Bankruptcy Court, Northern District of Illinois Eastern Division.

Other public company boards served on since 2005:  Affordable Residential Communities (1998-2005); Metris Companies Inc. (1999-2005); Syratech Corporation (1997-2005)

Other Director Criteria:  Mr. Hagerty is one of the Board Representatives designated by THL, as discussed above in “Part Two — Board of Directors and Governance.” Mr. Hagerty brings over 20 years of finance, banking and managerial experience to the Board that he gained from his positions at THL. In addition, his service as a director at several public companies throughout the years has provided him with leadership experience and valuable insights and perspectives that he shares with the Board.

Scott L. Jaeckel, 39, Director since 2008

Mr. Jaeckel is a Managing Director at THL. Mr. Jaeckel worked at THL from 1994 to 1996 and rejoined the firm in 1998. From 1992 to 1994, Mr. Jaeckel worked at Morgan Stanley & Co. Incorporated, a global financial services company, in the Corporate Finance Department. He currently serves as a director of Ceridian Corporation; Paramax Capital Partners, a private capital company; Fidelity Sedgwick Holdings, Inc., a claims processing company; and Warner Music Group Corp., a recorded music and music publishing company.

Other public company boards served on since 2005:  Refco, Inc. (2004-2005)

Director Criteria:  Mr. Jaeckel is one of the Board Representatives designated by THL, as discussed above in “Part Two — Board of Directors and Governance.” Mr. Jaeckel brings significant finance and managerial experience to the Board that he gained from his years at THL and Morgan Stanley. In addition, due to his service as a director at several public and private companies throughout the years, he is familiar with how various boards handle a wide range of corporate and business issues.

Seth W. Lawry, 45, Director since 2008

Mr. Lawry is a Managing Director at THL. Mr. Lawry worked at THL from 1989 to 1990 and rejoined the firm in 1994. From 1987 to 1989 and 1992 to 1994, Mr. Lawry worked at Morgan Stanley & Co. Incorporated, a global financial services company, in the Mergers & Acquisitions, Corporate Finance and Equity Capital Markets Departments. He currently serves as a director of Warner Music Group Corp. and is a director of various private and non-profit institutions.

Other public company boards served on since 2005:  Fidelity National Information Services, Inc. (2005-2006); Houghton Mifflin Company (2003-2006); ProSiebenSat.1 Media AG (German Exchange) (2003-2007)

Director Criteria:  Mr. Lawry is one of the Board Representatives designated by THL, as discussed above in “Part Two — Board of Directors and Governance.” Mr. Lawry brings over 20 years of finance, banking and managerial experience to the Board that he gained from his positions at THL and Morgan Stanley, including experience in mergers and acquisitions and capital markets. In addition, his service as a director at various public and private companies and non-profit institutions provides him with unique and valuable perspectives that he shares with the Board.

Ann Mather, 49, Director Nominee

From 1999 to 2004, Ms. Mather was Executive Vice President and Chief Financial Officer of Pixar Animation Studios, Inc., a computer animation studio. Prior to her service at Pixar, Ms. Mather was Executive Vice President and Chief Financial Officer at Village Roadshow Pictures, the film production division of Village Roadshow Limited. From 1993 to 1999, she held various executive positions at The Walt Disney Company, including Senior Vice President of Finance and Administration for its Buena Vista International Theatrical Division. Ms. Mather currently serves as a director of Google Inc., an internet search technologies company, Glu Mobile Inc., a publisher of mobile games, and Ariat International, Inc., a privately held manufacturer of footwear for equestrian athletes.

Other public company boards served on since 2005:  Central European Media Enterprises Ltd. (2004-2009); Shopping.com Inc. (2004-2005)

Director Criteria:  Ms. Mather brings a wealth of financial experience to the Board that she gained from the numerous executive positions she has held throughout the years, including serving as CFO of Pixar Animation Studios. In addition to her financial expertise, Ms. Mather has experience with administration, business affairs, investor relations and human resources issues. Ms. Mather’s service on various public company boards and committees, including her current service on the board of Google Inc., has provided her with an understanding of the business and strategic issues facing a global company like MoneyGram.

Pamela H. Patsley, 53, Director since 2009

Ms. Patsley has been Chairman and CEO of the Company since September 2009. From January to September 2009, she served as Executive Chairman of the Corporation. Prior to that, Ms. Patsley served as Senior Executive Vice President of First Data Corporation, a global payment processing company, from March 2000 to October 2007, and President of First Data International from May 2002 to October 2007. From 1991 to 2000, Ms. Patsley served as President and Chief Executive Officer of Paymentech, Inc., prior to its acquisition by First Data Corporation. Ms Patsley also served as Chief Financial Officer of First USA, Inc. She currently serves as a director of Texas Instruments, Inc., a semiconductor design and manufacturing company; and Dr. Pepper Snapple Group, Inc., a beverage company.

Other public company boards served on since 2005:  Adolph Coors Company (1996-2005); Molson Coors Brewing Company (2005-2009); Pegasus Solutions, Inc. (2002-2006)

Director Criteria:  Ms. Patsley brings a wealth of knowledge and expertise, as well as leadership experience, to the Board that she gained through numerous executive positions that she has held throughout the years, including serving in the roles as CEO, CFO and president of various companies in the payment services industry. Through these roles she has also gained experience in the area of international business. In addition, Ms. Patsley’s service as a director at several public companies throughout the years has provided her with unique insights into various industries and issues facing boards.

Ganesh B. Rao, 33, Director since 2008

Mr. Rao is a Principal at THL. He worked at THL from 2000 to 2002 and rejoined the firm in 2004. From 1998 to 2000, Mr. Rao worked at Morgan Stanley & Co. Incorporated, a global financial services company, in the Mergers & Acquisitions Department.

Director Criteria:  Mr. Rao is one of the Board Representatives designated by THL, as discussed above in “Part Two — Board of Directors and Governance.” Mr. Rao brings significant finance and business experience, including mergers and acquisitions experience, to the Board that he gained through his positions at THL and Morgan Stanley. Mr. Rao’s viewpoints and ability to communicate and work with management has proven valuable to the Board.

W. Bruce Turner, 50, Director Nominee

Mr. Turner served as the Chief Executive Officer of Lottomatica S.p.A., a global lottery operations and technology services company, from 2006 to 2008. From 2002 to 2006, he served as Chief Executive Officer, as well as other executive roles, of GTECH Holdings Corporation, a global technology services company in the government regulated lottery industry, and now a subsidiary of Lottomatica. From 2001 to 2002, Mr. Turner served as Chairman of GTECH and from 2000 to 2001 he served as Chairman and Acting Chief Executive Officer. Prior to joining GTECH, Mr. Turner was the Managing Director, Gaming Equity Research, of Salomon Smith Barney Inc. from 1993 to 1999. He currently serves as a director of Lottomatica S.p.A.

Director Criteria:  Mr. Turner brings significant leadership experience, financial acumen and regulatory experience to the Board that he gained through the numerous executive positions that he has held throughout the years, including serving as chairman of the board and CEO of a public company. Mr. Turner also has substantial public company board and committee experience, through which he has handled a variety of governance, audit, regulatory and international issues. From this experience, Mr. Turner will be able to provide the Board with a diverse perspective and valuable insights.

Director Compensation

Each non-employee director received compensation for service on the Board and its committees. Directors who were also officers or employees of MoneyGram (only Ms. Patsley and Mr. Ryan) did not receive any special or additional remuneration for service on the Board or any of its committees. MoneyGram’s philosophy is to provide competitive compensation and benefits consistent with attracting and retaining quality non-employee directors.

Annual Retainers and Meeting Fees in 2009

Non-employee directors received an annual cash retainer of $105,000. The Chair of the Human Resources and Nominating Committee received an additional annual retainer of $7,500. The Chair of the Audit Committee received an additional annual retainer of $15,000. The retainers were paid quarterly, in arrears. Non-employee directors also received a fee of $1,600 for each Board meeting attended and a fee of $1,500 for each committee meeting attended. Fees earned by Messrs. Hagerty, Jaeckel, Lawry and Rao are paid directly to THL Managers VI, LLC.

Deferred Compensation

After the Spin-Off, MoneyGram’s non-employee directors were eligible to defer, in the form of cash or MoneyGram stock units, retainers and meeting fees earned through December 31, 2004 pursuant to the Deferred Compensation Plan for Directors of MoneyGram International, Inc. (the “2004 director deferred compensation plan”). Deferrals were discontinued under that plan on December 31, 2004 and the Board adopted the 2005 Deferred Compensation Plan for Directors of MoneyGram International, Inc. (the “2005 director deferred compensation plan”) pursuant to which participants could defer retainers and meeting fees earned since January 1, 2005. In November 2005, the 2005 director deferred compensation plan was amended to allow directors to defer their annual restricted stock awards beginning with the 2006 award. In February 2007, the 2005 director deferred compensation plan was further amended to provide for the annual grant of stock unit retainers. On September 4, 2008, the 2005 director deferred compensation plan was amended to eliminate the stock unit retainer and to freeze new contributions into the plan as of December 31, 2008. Effective April 1, 2010, the 2004 director deferred compensation plan was amended to allow for lump sum distributions of small account balances upon resignation from our Board, and the 2005 director deferred compensation plan was terminated. In connection with the plan termination, all account balances in the 2005 director deferred compensation plan will be fully distributed as soon as practicable following May 1, 2011.

Voluntary deferrals under the 2004 director deferred compensation plan and the 2005 director deferred compensation plan were credited quarterly and are payable in cash after termination of a director’s service on the Board. Prior to April 1, 2010, amounts deferred in the form of cash received interest at the rate of long-term medium-quality bonds. Effective April 1, 2010, amounts deferred receive interest at a short-term index rate. Prior to April 1, 2010, amounts deferred in the form of stock units were converted to units based on the 12-month average fair market value of our common stock with respect to the 2004 director deferred compensation plan or the value of our common stock on the last business day of the quarter with respect to the 2005 director deferred compensation plan, and were payable upon distribution in cash based on the value of our common stock calculated in accordance with the terms of the applicable plan. All amounts accrued in each director’s stock unit retainer account were converted into MoneyGram common stock on a one-for-one basis at the time such director terminated his or her service as a director of MoneyGram. Dividends payable on the stock unit retainers were credited in cash to the directors’ voluntary deferral account in an amount equal to any dividends paid to MoneyGram common stockholders. Effective April 1, 2010, stock unit accounts were converted to cash accounts which receive interest at a short-term index rate. The 2004 director deferred compensation plan and the 2005 director deferred compensation plan are plans covered under the MoneyGram International, Inc. Outside Directors’ Deferred Compensation Trust, a grantor trust established to fund obligations under the plans in the event of an actual or potential “change of control” (as defined in the trust).

Directors’ Matching Gift Program

MoneyGram maintains the MoneyGram International, Inc. Directors’ Matching Gift Program (the “directors’ matching gift program”), which provides for corporate matching of charitable contributions made by non-employee directors, on a dollar-for-dollar basis, up to an aggregate maximum of $5,000 per director each year. On April 12, 2010, the Board terminated the directors’ matching gift program.

Other Benefits

MoneyGram provided the Independent Directors (Messrs. Hay, Ruiz and Teplin) with accidental death and dismemberment insurance benefits of $300,000 and travel accident insurance benefits of $300,000, when they were traveling on MoneyGram business.

2009 DIRECTOR COMPENSATION TABLE

	Fees Earned
	or Paid	All Other
	in Cash	Compensation	Total
Name	($)(1)	($)(2)	($)

Thomas M. Hagerty	131,500	—	131,500
Jess T. Hay	149,600	122,676	272,276
Scott L. Jaeckel	134,500	—	134,500
Seth W. Lawry	154,100	—	154,100
Ganesh B. Rao	122,600	—	122,600
Othón Ruiz Montemayor	134,400	5,113	139,513
Albert M. Teplin	163,100	10,294	173,394

(1)	Fees earned by Messrs. Hagerty, Jaeckel, Lawry and Rao are paid directly to THL Managers VI, LLC.

(2)	Includes interest and dividends on deferred fees earned in 2009 under the Deferred Compensation Plan for Directors of Viad Corp (the “Viad director deferred compensation plan”), the 2004 director deferred compensation plan and/or the 2005 director deferred compensation plan in the following amounts: Mr. Hay, $117,676; Mr. Ruiz, $5,113; and Mr. Teplin, $5,294.

Also includes the following corporate matching of charitable contributions made by the director pursuant to directors’ matching gift program which provides for corporate matching of charitable contributions, on a dollar-for-dollar basis, up to an aggregate maximum of $5,000 per year: Mr. Hay, $5,000; and Mr. Teplin, $5,000.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” the election of each director nominee. Each director nominee receiving a majority of the voting power of the then outstanding common stock and B Stock, voting together as a single class, voted with respect to the director, will be elected as a director. This means that the voting power of the stock voted “FOR” a director nominee must exceed the voting power of the stock voted “AGAINST” that director nominee in order for that nominee to be elected as a director. Shares not represented at the meeting and proxies marked “ABSTAIN” have no effect on the election of directors.

Holders of the B Stock, who hold approximately 82.6 percent of the voting power of our stock, voting together as a single class with the common stockholders, have indicated their intention to vote in favor of the director nominees listed in this Proposal 1, thereby assuring approval.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2010

The Audit Committee of our Board has selected Deloitte as the independent registered public accounting firm to audit MoneyGram’s books and accounts for the fiscal year ending December 31, 2010, subject to ratification by the stockholders. Deloitte has audited the books and accounts of MoneyGram since 2004. Representatives of Deloitte are expected to be present at the meeting with the opportunity to make a statement and to respond to appropriate questions. Stockholder ratification of the appointment of Deloitte as our independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board is submitting the appointment of Deloitte to the stockholders for ratification as a matter of good corporate practice. If this appointment is not ratified by our stockholders, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, which is solely responsible for appointing and terminating our independent registered public accounting firm, may in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of MoneyGram and its stockholders.

Independent Registered Public Accounting Firm Fees

The aggregate fees billed to MoneyGram for fiscal years 2009 and 2008 by Deloitte are as follows (in thousands):

	2009	2008

Audit fees(1)	$1,461	$1,531
Audit-related fees(2)	$302	$435
Tax fees(3)	$11	-
All other fees(4)	$113	$92

Total fees	$1,887	$2,058

(1)	Audit fees for 2009 and 2008 include the audit of MoneyGram’s consolidated financial statements, including quarterly reviews, the audit of management’s assessment of the design and effectiveness of MoneyGram’s internal control over financial reporting, international statutory audits and the separate audits of the financial statements of our subsidiaries Worldwide and MoneyGram Payment Systems, Inc., as required for compliance and regulatory purposes.

(2)	Audit-related fees for 2009 and 2008 include professional services rendered in connection with an audit of the internal controls relating to each of the official check processing and electronic payments businesses and the Company’s general computer controls (Statement on Auditing Standard 70 service organization report), regulatory compliance filings in certain countries and audits of MoneyGram benefit plans.

(3)	Tax fees for 2009 include professional international tax compliance services rendered.

(4)	All other fees for 2009 include various regulatory and anti-money laundering compliance services rendered.

Audit Committee Approval of Audit and Non-Audit Services

The Audit Committee pre-approves all audit and permitted non-audit services provided by the independent registered public accounting firm, including the fees and terms for those services. The Audit Committee has adopted a policy and procedures governing the pre-approval process for audit, audit-related and permitted non-audit services. The Audit Committee pre-approves audit and audit-related services in accordance with its review and approval of the engagement letter and annual service plan with the independent registered public accounting firm. Tax consultation and compliance services are considered by the Audit Committee on a project-by-project basis. Non-audit and other services will be considered by the Audit Committee for pre-approval based on business purpose, reasonableness of estimated fees and the potential impact on the firm’s independence. The Chair of the Audit Committee is authorized to grant pre-approval of audit or permissible non-audit services on behalf of the Audit Committee and is required to review such pre-approvals with the full Audit Committee at its next meeting.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” this Proposal 2. The vote required to ratify the appointment of Deloitte as our independent registered public accounting firm for 2010 is a majority of the voting power of the common stock and B Stock outstanding and entitled to vote at this annual meeting of stockholders, voting together as a single class, provided the total number of shares that vote on the proposal represents a majority of the shares of common stock and B stock outstanding on the record date.

Holders of the B Stock, who hold approximately 82.6 percent of the voting power of our stock, voting together as a single class with the common stockholders, have indicated their intention to vote in favor of this Proposal 2, thereby assuring its approval.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board was comprised of the following non-employee directors during 2009: Messrs. Teplin (Chair), Hay and Ruiz. All of the members of the Audit Committee are independent within the meaning of the NYSE listing standards, applicable SEC regulations and the categorical standards for independence in our Corporate Governance Guidelines. In addition, the Board has determined that all members of the Audit Committee are financially literate under the NYSE listing standards and that Mr. Teplin qualifies as an “audit committee financial expert” under the rules of the SEC.

The Audit Committee operates under a written charter adopted by the Board, which is evaluated annually. The charter of the Audit Committee is available in the Investor Relations section of our website at www.moneygram.com. The Audit Committee selects, evaluates and, where deemed appropriate, replaces MoneyGram’s independent registered public accounting firm. The Audit Committee also pre-approves all audit services, engagement fees and terms and all permitted non-audit services.

Management is responsible for MoneyGram’s internal controls and the financial reporting process. MoneyGram’s independent registered public accounting firm is responsible for performing an independent audit of MoneyGram’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and issuing a report on MoneyGram’s consolidated financial statements. The Audit Committee’s responsibility is to monitor and oversee these processes.

The Audit Committee reviewed MoneyGram’s audited financial statements for fiscal 2009 and met and held discussions with management and Deloitte. Management represented to the Audit Committee, and Deloitte concurred, that MoneyGram’s consolidated financial statements for fiscal 2009 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee discussed the consolidated financial statements with Deloitte. The Audit Committee discussed with Deloitte matters required to be discussed by Auditing Standards No. 61, as amended (American Institute of Certified Public Accountants, Professional Standards, Volume 1, AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Audit Committee also reviewed and discussed with management its assessment and report on the effectiveness of MoneyGram’s internal control over financial reporting as of December 31, 2009, and with Deloitte its attestation report on internal control over financial reporting. These reports are included in the 2009 Form 10-K.

Deloitte also provided to the Audit Committee its written disclosures and letter required by applicable requirements of the PCAOB regarding Deloitte’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with Deloitte the accounting firm’s independence.

Based upon the Audit Committee’s review and discussions set forth above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the 2009 Form 10-K filed with the SEC.

Respectfully submitted,

Albert M. Teplin (Chair)
Jess T. Hay
Othón Ruiz Montemayor

PROPOSAL 3: AMENDMENTS TO THE MONEYGRAM INTERNATIONAL, INC.
2005 OMNIBUS INCENTIVE PLAN

Background

After careful consideration, on February 17, 2010, the Board unanimously determined that it would be in the best interests of the Company and our stockholders to amend the 2005 incentive plan to (i) increase the aggregate number of shares that may be granted to an eligible person in any calendar year under the 2005 incentive plan from 10 million to 12 million shares, (ii) include an additional provision for Internal Revenue Code (the “Code”) Section 162(m) limitations for performance awards denominated in shares and (iii) provide clarification regarding the limitation on performance awards denominated in cash.

Rationale for Approval

The 2005 incentive plan was approved by our stockholders in May 2005 at the 2005 annual meeting of stockholders and amendments were approved by our stockholders in May 2009 at the 2009 annual meeting of stockholders. The purpose of the 2005 incentive plan is to promote the interests of MoneyGram and our stockholders by aiding us in attracting and retaining employees, officers, consultants, advisors and non-employee directors (“eligible participants”) who we expect will contribute to our growth and financial performance for the benefit of our stockholders.

The 2005 incentive plan authorizes the grant of stock options and other forms of stock-based compensation. The Board believes that stock-based compensation is a very important factor in attracting and retaining experienced and talented employees who can contribute significantly to the management, growth and profitability of our business. Additionally, the Board believes that stock-based compensation aligns the interests of our management with the interests of our stockholders. The availability of stock-based compensation not only increases employees’ focus on the creation of stockholder value, but also enhances employee retention and generally provides increased motivation for our employees to contribute to the future success of MoneyGram. The 2005 incentive plan is the only plan pursuant to which the Company can grant stock options and other forms of stock-based compensation.

As of March 31, 2010, approximately 15.6 million shares remained available for future awards under the 2005 incentive plan, which number does not include 2 million of the 12 million options awarded to Ms. Patsley as such shares are subject to forfeiture pending stockholder approval of this Proposal 3. In connection with the appointment of Pamela H. Patsley as CEO of the Company, on August 31, 2009, the Board granted her options to purchase 6.3 million shares, subject to approval of this Proposal 3. Since joining the Company in January 2009, Ms. Patsley has been granted options to purchase an aggregate of 12 million shares. Except with respect to the option to purchase 2 million shares (allocated pro-rata between time-vested and stock performance vested), the option will not vest and is subject to forfeiture if the stockholders of the Company do not approve this Proposal 3 due to the 2005 incentive plan’s current limitation on the aggregate number of shares that may be issued to an individual in any calendar year.

In addition, in order to ensure exemption from Section 162(m) of the Code, it is proposed that the 2005 incentive plan have an annual share-based limit rather than an annual dollar limit with respect to performance awards denominated in shares (which are intended to represent “qualified performance-based compensation” within the meaning of Section 162(m) of the Code), including but not limited to restricted stock and restricted stock units. The proposed amendment provides for an annual share-based limit of 2 million shares per person. With respect to performance awards denominated in cash, in order to ensure exemption from Section 162(m) of the Code, the proposed amendment clarifies that the annual maximum amount payable to an eligible participant for performance awards denominated in cash shall be $5 million in value.

For the reasons discussed above, the Board believes that adoption of the amendments is needed to implement the Company’s strategic plan and goals and is in the best interests of MoneyGram and our stockholders.

The following is a summary of the material terms of the 2005 incentive plan. This summary is qualified in its entirety by reference to the 2005 incentive plan. A copy of the 2005 incentive plan, as amended, is attached as Appendix A to this proxy statement and is marked to show the proposed changes.

Administration

The Human Resources and Nominating Committee administers the 2005 incentive plan and has full power and authority to determine when and to whom awards will be granted, and the type, amount, form of payment and other terms and conditions of each award, consistent with the provisions of the 2005 incentive plan. In addition, the committee can specify whether, and under what circumstances, awards to be received under the 2005 incentive plan or amounts payable under such awards may be deferred automatically or at the election of either the holder of the award or the committee. Subject to the provisions of the 2005 incentive plan, the committee may amend or waive the terms and conditions, or accelerate the exercisability, of an outstanding award. The committee has authority to interpret the 2005 incentive plan and establish rules and regulations for the administration of the 2005 incentive plan.

The committee may delegate its powers under the 2005 incentive plan to one or more directors, except that the committee may not delegate its powers to grant awards to executive officers or directors who are subject to Section 16 of the Exchange Act, or in a way that would violate Section 162(m) of the Code. In addition, the committee may authorize one or more of our non-director officers to grant stock options under the 2005 incentive plan, provided that stock option awards made by these officers may not be made to executive officers or directors who are subject to Section 16 of the Exchange Act. The Board may also exercise the powers of the committee at any time, so long as its actions would not violate Section 162(m) of the Code.

Eligible Participants

Any employee, officer, consultant, advisor or non-employee director providing services to us or any of our affiliates, who is selected by the committee, is eligible to receive an award under the 2005 incentive plan. As of the date of this proxy statement, approximately 2,500 employees, officers and directors were eligible as a class to be selected by the committee to receive awards under the 2005 incentive plan.

Shares Available For Awards

The aggregate number of shares of our common stock that may be issued under all stock-based awards made under the 2005 incentive plan is currently 47 million. Certain awards under the 2005 incentive plan are subject to limitations as follows:

•	In any calendar year, no person may be granted awards, the value of which is based solely on an increase in the value of our common stock after the grant date of the award, of more than 10 million shares in the aggregate. If this Proposal 3 is approved by our stockholders, this limitation will be increased to 12 million shares.

•	Our non-employee directors, as a group, may not be granted awards in the aggregate of more than 3 percent of the shares available for awards under the 2005 incentive plan.

•	A maximum of 7.5 million shares are available for granting incentive stock options under the 2005 incentive plan, subject to the provisions of Section 422 or 424 of the Code or any successor provision.

The committee may adjust the number of shares and share limits described above in the case of a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits or potential benefits intended to be provided under the 2005 incentive plan.

If an award is terminated, forfeited or cancelled without the issuance of any shares or if shares covered by an award are not issued for any other reason, then the shares previously set aside for such award are available for future awards under the 2005 incentive plan. If shares of restricted stock awarded under the 2005 incentive plan are forfeited or otherwise reacquired by us prior to vesting, those shares are again available for awards under the 2005 incentive plan. In addition, shares withheld as payment of the purchase or exercise price of an award or in satisfaction of tax obligations relating to an award are again available for granting awards, except that, after May 10, 2015, any previously issued shares withheld in connection with the satisfaction of tax obligations relating to restricted stock will not be available again for granting awards. Prior to May 10, 2015, any previously issued shares that are used as payment of the purchase or exercise price of an award or in satisfaction of tax obligations relating to an award will again be available for awards under the 2005 incentive plan.

Types of Awards and Terms and Conditions

The 2005 incentive plan permits the granting of:

•	stock options (including both incentive and non-qualified stock options);

•	stock appreciation rights (“SARs”);

•	restricted stock and restricted stock units;

•	dividend equivalents;

•	performance awards of cash, stock or property;

•	stock awards; and

•	other stock-based awards.

Awards may be granted alone, in addition to, in combination with or in substitution for, any other award granted under the 2005 incentive plan or any other compensation plan. Awards can be granted for no cash consideration or for any cash or other consideration as may be determined by the committee or as required by applicable law. Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares of our common stock, other securities or property, or any combination of these in a single payment, installments or on a deferred basis. The exercise price per share under any stock option and the grant price of any SAR may not be less than the fair market value of our common stock on the grant date of such option or SAR except to satisfy legal requirements of foreign jurisdictions or if the award is in substitution for an award previously granted by an entity acquired by us. Determinations of fair market value under the 2005 incentive plan are made in accordance with methods and procedures established by the committee. The term of awards are not longer than 10 years from the grant date.

Stock Options.  The holder of an option is entitled to purchase a number of shares of our common stock at a specified exercise price during a specified time period, all as determined by the committee. The option exercise price may be payable either in cash or, at the discretion of the committee, in other securities or other property having a fair market value on the exercise date equal to the exercise price.

Stock Appreciation Rights.  The holder of a SAR is entitled to receive the excess of the fair market value (calculated as of the exercise date or, at the committee’s discretion, as of any time during a specified period before or after the exercise date) of a specified number of shares of our common stock over the grant price of the SAR. SARs vest and become exercisable in accordance with a vesting schedule established by the committee.

Restricted Stock and Restricted Stock Units.  The holder of restricted stock will own shares of our common stock subject to restrictions imposed by the committee (including, for example, restrictions on the right to vote the restricted shares or to receive any dividends with respect to the shares) for a specified time period determined by the committee. The holder of restricted stock units will have the right, subject to any restrictions imposed by the committee, to receive shares of our common stock, or a cash payment equal to the fair market value of those shares, at some future date determined by the committee. The minimum vesting period for these awards is three years from the grant date, unless the award is conditioned on personal performance, or the performance of MoneyGram or its affiliates, in which case the minimum vesting period is one year from the grant date; provided, however, that such minimum vesting period will not apply to grants of up to 200,000 shares of restricted stock and restricted stock units to non-employee directors. If this Proposal 3 is approved by our stockholders, there will be an annual share-based limit of 2 million shares per person. The committee also may permit accelerated vesting in the case of a participant’s death, disability or retirement, or a change of control of MoneyGram. If the participant’s employment or service as a director terminates during the vesting period for any other reason, the restricted stock and restricted stock units will be forfeited, unless the committee determines that it would be in our best interest to waive the remaining restrictions.

Dividend Equivalents.  The holder of a dividend equivalent is entitled to receive payments (in cash, shares of our common stock, other securities or other property) equivalent to the amount of cash dividends paid by us to our stockholders, with respect to the number of shares determined by the committee. Dividend equivalents are subject to other terms and conditions determined by the committee.

Performance Awards.  The committee may grant awards under the 2005 incentive plan that are intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. A performance award may be payable in cash or stock and will be conditioned solely upon the achievement of one or more objective performance goals established by the committee in compliance with Section 162(m) of the Code. In order to comply with Section 162(m) of the Code, under the 2005 incentive plan, the committee is required to certify that the applicable performance goals have been met prior to payment of any performance awards to participants. The maximum amount that may be paid with respect to performance awards to any participant in the aggregate in any calendar year is $5 million in value, whether payable in cash, stock (other than stock options) or other property. If this Proposal 3 is approved by our stockholders, the annual maximum amount payable to an eligible participant for performance awards denominated in cash will be $5 million in value and for awards denominated in shares, the annual limit will be 2 million shares. Subject to these limitations, the committee has sole discretion to designate participants and the type and amount of awards under the 2005 incentive plan. The committee must determine the length of the performance period, establish the performance goals for the performance period, and determine the amounts of the performance awards for each participant no later than 90 days after the beginning of each performance period according to the requirements of Section 162(m) of the Code.

Performance goals must be based solely on one or more of the following business criteria, applied on a corporate, subsidiary, division, business unit or line of business basis: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or pro forma assets, net assets, equity, investment, capital and net capital employed), stockholder return (including total stockholder return relative to an index or peer group), stock price, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation. The measure of performance may be set by reference to an absolute standard or a comparison to specified companies or groups of companies, or other external measures. The committee may establish rules during the first 90 days of a performance period to permit the committee to adjust any evaluation of the performance under the applicable goals to exclude the effect of certain events, including asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

Stock Awards.  The committee may grant unrestricted shares of our common stock, subject to terms and conditions determined by the committee and the limitations in the 2005 incentive plan.

Other Stock-Based Awards.  The committee is also authorized to grant other types of awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to our common stock, subject to terms and conditions determined by the committee and the limitations in the 2005 incentive plan.

Duration, Termination and Amendment.  Unless discontinued or terminated by the Board, the 2005 incentive plan will expire on May 10, 2015. No awards may be made after that date. However, unless otherwise expressly provided in an applicable award agreement, any award granted under the 2005 incentive plan prior to expiration may extend beyond the expiration of the 2005 incentive plan through the award’s normal expiration date.

The Board may amend, alter, suspend, discontinue or terminate the 2005 incentive plan at any time, although stockholder approval must be obtained for any action that would increase the number of shares of our common stock available under the 2005 incentive plan, increase the award limits under the 2005 incentive plan, permit awards of options or SARs at a price less than fair market value, permit repricing of options or SARs, or cause Section 162(m) of the Code to become unavailable with respect to the 2005 incentive plan. Stockholder approval is also required for any action that requires stockholder approval under the rules and regulations of the SEC, the NYSE or any other securities exchange or the Financial Industry Regulatory Authority that are applicable to us.

Prohibition on Repricing Awards

Without the approval of our stockholders, the committee will not reprice, adjust or amend the exercise price of any options or the grant price of any SAR previously awarded, whether through amendment, cancellation and replacement grant or any other means, except in connection with a stock dividend or other distribution, including a stock split, merger or other similar corporate transaction or event, in order to prevent dilution or enlargement of the benefits, or potential benefits intended to be provided under the 2005 incentive plan.

Transferability of Awards

Unless otherwise provided by the committee, awards under the 2005 incentive plan may only be transferred by will or by the laws of descent and distribution.

Federal Income Tax Consequences

Grant of Options and SARs.  The grant of a stock option or SAR is not expected to result in any taxable income for the recipient.

Exercise of Options and SARs.  Upon exercising a non-qualified stock option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of our common stock acquired on the date of exercise over the exercise price, and we will generally be entitled at that time to an income tax deduction for the same amount. The holder of an incentive stock option generally will have no taxable income upon exercising the option (except that an alternative minimum tax liability may arise), and we will not be entitled to an income tax deduction. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of our common stock received are taxable to the recipient as ordinary income and generally deductible by us.

Disposition of Shares Acquired Upon Exercise of Options and SARs.  The tax consequence upon a disposition of shares acquired through the exercise of an option or SAR will depend on how long the shares have been held and whether the shares were acquired by exercising an incentive stock option or by exercising a non-qualified stock option or SAR. Generally, there will be no tax consequence to us in connection with the disposition of shares acquired under an option or SAR, except that we may be entitled to an income tax deduction in the case of the disposition of shares acquired under an incentive stock option before the applicable incentive stock option holding periods set forth in the Code have been satisfied.

Awards Other than Options and SARs.  As to other awards granted under the 2005 incentive plan that are payable either in cash or shares of our common stock that are either transferable or not subject to substantial risk of forfeiture, the holder of the award must recognize ordinary income equal to (a) the amount of cash received or, as applicable, (b) the excess of (i) the fair market value of the shares received (determined as of the date of receipt) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount.

As to an award that is payable in shares of our common stock that are restricted from transfer and subject to substantial risk of forfeiture, unless a special election is made by the holder of the award under the Code, the holder must recognize ordinary income equal to the excess of (i) the fair market value of the shares received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for the shares by the holder of the award. We will generally be entitled at that time to an income tax deduction for the same amount.

Income Tax Deduction.  Subject to the usual rules concerning reasonable compensation, including our obligation to withhold or otherwise collect certain income and payroll taxes, and assuming that, as expected, stock options, SARs and certain other performance awards paid under the 2005 incentive plan are “qualified performance-based compensation” within the meaning of Section 162(m) of the Code, we will generally be entitled to a corresponding income tax deduction at the time a participant recognizes ordinary income from awards made under the 2005 incentive plan.

Application of Section 16.  Special rules may apply to individuals subject to Section 16 of the Exchange Act. In particular, unless a special election is made pursuant to the Code, shares received through the exercise of a stock option or SAR may be treated as restricted as to transferability and subject to a substantial risk of forfeiture for a period of up to six months after the date of exercise. Accordingly, the amount of any ordinary income recognized and the amount of our income tax deduction will be determined as of the end of that period.

Application of Section 409A of the Code.  The committee will administer and interpret the 2005 incentive plan and all award agreements in a manner consistent with the intent to satisfy the requirements of Section 409A of the Code to avoid any adverse tax results thereunder to a holder of an award. If any provision of the 2005 incentive plan or any award agreement would result in such adverse consequences, the committee may amend that provision or take other necessary action to avoid any adverse tax results and no such action will be deemed to impair or otherwise adversely affect the rights of any holder of an award under the 2005 incentive plan.

Delivery of Shares for Tax Obligation.  Under the 2005 incentive plan, the committee may permit participants receiving or exercising awards, subject to the discretion of the committee and upon such terms and conditions as it may impose, to deliver shares of our common stock (either shares received upon the receipt or exercise of the award or shares previously owned by the participant) to us to satisfy federal and state tax obligations.

New Plan Benefits

As described above, the award to Ms. Patsley was made under the 2005 incentive plan prior to the date of this annual meeting of stockholders. Options to purchase 2 million of the 12 million shares granted to Ms. Patsley would be forfeited if stockholders do not approve this Proposal 3.

The committee in its sole discretion will determine the number and types of awards that will be granted. Thus, it is not possible to determine the benefits that will be received by eligible participants in the future if the amended 2005 incentive plan were to be approved by the stockholders. The closing price of a share of our common stock as reported on the NYSE on March 31, 2010 was $3.81.

Historical Awards Under the 2005 Incentive Plan

The following table sets forth the number of common shares covered by options and other awards granted to current and former executive officers listed in the Summary Compensation Table (the “Named Executives”), director nominees and the specified groups set forth below under the 2005 incentive plan as of March 31, 2010:

	Stock		Restricted
Name and	Options		Stock
Principal Position	Granted		Granted

Pamela H. Patsley,	12,000,000	(1)	—
Chairman and CEO, and director nominee
Anthony P. Ryan,	8,030,900	(2)	26,800	(3)
Former President and CEO
Jean C. Benson,	1,006,800		—
Senior Vice President and Controller
Jeffrey R. Woods,	4,250,000	(2)	—
Former Executive Vice President and Chief Financial Officer
David J. Parrin,	34,100	(2)	21,490	(3)
Former Executive Vice President and Chief Financial Officer
Daniel J. O’Malley,	2,512,700		9,620
Executive Vice President, Americas
John Hempsey,	1,766,200		3,870
Executive Vice President, Europe, Middle East, Africa and Asia Pacific of MoneyGram International Limited
Mubashar Hameed,	1,750,000	(2)	—
Former Executive Vice President and Chief Information Officer
Mary A. Dutra,	16,600	(2)	8,610
Former Executive Vice President, Global Payment Processing and Settlement
Cindy J. Stemper,	12,600	(2)	7,350	(3)
Former Executive Vice President, Human Resources and Corporate Services
All current executive officers as a group (8 persons)	22,353,600		13,490
All current directors who are not executive officers as a group (7 persons)	—		—
J. Coley Clark,	—		—
director nominee
Victor W. Dahir,	—		—
director nominee
Thomas M. Hagerty,	—		—
director nominee
Scott L. Jaeckel,	—		—
director nominee
Seth W. Lawry,	—		—
director nominee
Ann Mather,	—		—
director nominee
Ganesh B. Rao,	—		—
director nominee
W. Bruce Turner,	—		—
director nominee
Each associate of the above-mentioned directors, executive officers or nominees	—		—
Each other person who received or is to receive five percent of such awards	—		—
All employees (other than executive officers) as a group (86 persons)	10,118,400		2,500

(1)	Options to purchase 2 million of the 12 million shares granted to Ms. Patsley would be forfeited if stockholders do not approve this Proposal 3. For a description of the material terms of the options to purchase an aggregate of 12 million shares of our common stock granted to Ms. Patsley, see “Part Four — Other Important Information — Compensation Discussion and Analysis — Executive Employment Agreements — Pamela H. Patsley” in this proxy statement.

(2)	Upon termination of their employment, unvested options were forfeited. For additional information, see the “Outstanding Equity Awards at December 31, 2009” table under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

(3)	From the amount shown, upon termination of their employment, the following unvested shares of restricted stock were forfeited: Mr. Ryan, 5,110 shares; Mr. Parrin, 15,110 shares; and Ms. Stemper, 5,660 shares.

Equity Compensation Plan Information

The following table provides information about our common stock that may be issued as of March 31, 2010 under the 2005 incentive plan and the 2004 incentive plan, which are our only existing equity compensation plans. The 2004 incentive plan was approved by Viad prior to the Spin-Off. No further awards can be made pursuant to the 2004 incentive plan.

Number of securities
remaining available
	Number of securities		for future issuance
	to be issued	Weighted average	under equity
	upon exercise	exercise price ($)	compensation plans
	of outstanding	of outstanding	(excluding securities
	options, warrants	options, warrants	reflected in
Plan Category	and rights	and rights	column (a))
	(a)	(b)	(c)

Equity compensation plans approved by stockholders	34,116,673 (1)	$3.43	15,561,911	(2)(3)
Equity compensation plans not approved by stockholders	—	—	—
Total	34,116,673 (1)	$3.43	15,561,911	(2)(3)

(1)	Column (a) does not include any restricted stock awards that have been issued under the 2005 incentive plan or the 2004 incentive plan or any stock units granted under any deferred compensation plan that are payable in shares of common stock issued under the 2005 incentive plan. As of March 31, 2010, no shares of restricted stock were outstanding under the 2005 incentive plan or the 2004 incentive plan. Options to purchase 2 million of the 12 million shares granted to Ms. Patsley would be forfeited if stockholders do not approve this Proposal 3.

(2)	The numbers reflected in this column are based on the 47 million shares authorized for issuance under the 2005 incentive plan and do not include 2 million of the 12 million options award to Ms. Patsley as such shares are subject to forfeiture pending stockholder approval of this Proposal 3.

(3)	Securities remaining available for future issuance under equity compensation plans may be issued in any combination of securities, including options, rights, restricted stock, dividend equivalents and unrestricted stock.

Board Voting Recommendation

The Board unanimously recommends to the stockholders that they vote “FOR” this Proposal 3. The vote required to amend the 2005 incentive plan is a majority of the voting power of the common stock and B Stock outstanding and entitled to vote at this annual meeting of stockholders, voting together as a single class, provided the total number of shares that vote on the proposal represents a majority of the shares of common stock and B Stock outstanding on the record date.

Affiliates of THL have provided an executed Proxy appointing two executive officers of MoneyGram as attorneys and proxies to vote their shares “FOR” the amendments to the 2005 incentive plan at this annual meeting of stockholders. In addition, holders of the B Stock, who hold approximately 82.6 percent of the voting power of our stock, voting together as a single class with the common stockholders, have indicated their intention to vote in favor of this Proposal 3, thereby assuring its approval.

PART FOUR
OTHER IMPORTANT INFORMATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of our common stock and Series B Stock by those persons known by us to be the beneficial owners of more than five percent of our outstanding common stock as of March 31, 2010. Except as otherwise indicated, a person has sole voting and investment power with respect to the common stock beneficially owned by that person. We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Therefore the aggregate beneficial ownership percentages shown in the table below total more than 100 percent.

				Shares of		Shares of
	Shares of Common			B Stock		B-1 Stock
	Stock Beneficially		Percent of	Beneficially	Percent of	Beneficially	Percent of
Name and Address	Owned		Common Stock(1)	Owned	B Stock	Owned	B-1 Stock

Thomas H. Lee Advisors, LLC(2)	253,785,767	(3)	53.3%	495,000 (3)	100%	—	—
The Goldman Sachs Group, Inc.(4)	139,721,352	(5)	29.3%	—	—	272,500 (5)	100%
Blum Capital Partners, L.P.(6)	17,661,738	(7)	21.3%	—	—	—	—
The Guardian Life Insurance Company of America(8)	11,066,848	(9)	13.3%	—	—	—	—
FMR LLC(10)	8,345,708	(11)	10.0%	—	—	—	—

(1)	Applicable percentage ownership is based on 83,089,964 shares of common stock outstanding as of March 31, 2010 for all stockholders other than Thomas H. Lee Advisors, LLC (“THL Advisors”) and the Goldman Sachs Group. With regard to THL Advisors and the Goldman Sachs Group, applicable percentage ownership is based on 476,586,077 shares of common stock outstanding, which gives effect to the 495,000 shares of B Stock and 272,500 shares of B-1 Stock that are immediately convertible into 393,496,113 shares of common stock. The 495,000 shares of B Stock are immediately convertible into 253,785,767 shares of common stock. The 272,500 shares of B-1 Stock are immediately convertible into 109,000 shares of D Stock, which are immediately convertible by a holder other than the Goldman Sachs Group, into 139,710,346 shares of common stock. The B Stock is convertible at any time at the holder’s election. Because the ownership percentages with respect to each of the listed parties other than THL Advisors and the Goldman Sachs Group do not include in the total number of shares outstanding the shares of common stock issuable upon the conversion of the Series B Stock, the ownership percentages with respect to such other listed parties would be substantially lower if the calculations reflected the shares of common stock issuable upon the conversion of the Series B Stock.

(2)	The address of THL Advisors is 100 Federal Street, Boston, MA 02110. The address of Putnam Investments Holdings, LLC; Great-West Investors L.P. and Putnam Investments Employees’ Securities Company III LLC is One Post Office Square, Boston, MA 02109. The address of SPCP Group, LLC (“SPCP”)

is Two Greenwich Plaza, First Floor, Greenwich, CT 06830. The address for the remaining entities set forth in footnote (3) is the same as for THL Advisors.

(3)	Share ownership is on behalf of the following: THL Advisors; THL Equity Advisors VI, LLC; Thomas H. Lee Equity Fund VI, L.P.; Thomas H. Lee Parallel Fund VI, L.P.; Thomas H. Lee Parallel (DT) Fund VI, L.P.; THL Equity Fund VI Investors (MoneyGram), LLC; THL Coinvestment Partners, L.P.; THL Operating Partners, L.P.; Putnam Investments Holdings, LLC; Great-West Investors L.P. and Putnam Investments Employees’ Securities Company III LLC (the “THL Entities”) and (b) on behalf of SPCP. The THL Entities may be deemed to beneficially own and have shared voting power over all of the outstanding Series B Stock. The Series B Stock votes as a class with the common stock and the holders have a number of votes equal to the number of shares of common stock issuable if all outstanding shares of B Stock were converted plus the number of shares of common stock issuable if all outstanding shares of B-1 Stock were converted into B Stock and subsequently converted into common stock. The holders of B Stock have approximately 82.6 percent of the voting power of our stock, voting as a single class with common stockholders. Together with the Goldman Entities (as defined in footnote (5) below) and SPCP, the THL Entities may be deemed to beneficially own 393,496,113 shares of common stock issuable upon the conversion of all of the Series B Stock. Each of the THL Entities disclaims beneficial ownership of such shares except to the extent of its pecuniary interest therein.

Of these shares: THL Advisors has shared voting power over 253,785,767 shares and shared dispositive power over 253,785,767 shares; THL Equity Advisors VI, LLC has shared voting power over 251,515,045 shares and shared dispositive power 251,515,045 shares; Thomas H. Lee Equity Fund VI, L.P. has shared voting power over 142,072,039 shares and shared dispositive power over 142,072,039 shares; Thomas H. Lee Parallel Fund VI, L.P. has shared voting power over 92,731,905 shares and shared dispositive power over 92,731,905 shares; Thomas H. Lee Parallel (DT) Fund VI, L.P. has shared voting power over 16,198,402 shares and shared dispositive power over 16,198,402 shares; THL Equity Fund VI Investors (MoneyGram), LLC has shared voting power over 512,699 shares and shared dispositive power over 512,699 shares; THL Coinvestment Partners, L.P. has shared voting power over 391,178 shares and shared dispositive power over 391,178 shares; THL Operating Partners, L.P. has shared voting power over 481,937 shares and shared dispositive power over 481,937 shares; Putnam Investments Holdings, LLC has shared voting power over 698,668 shares and shared dispositive power over 698,668 shares; Great-West Investors L.P. has shared voting power over 698,940 shares and shared dispositive power over 698,940 shares; Putnam Investments Employees’ Securities Company III LLC has shared voting power over 698,668 shares and shared dispositive power over 698,668 shares; and SPCP has shared voting power over 5,126,985 shares and shared dispositive power over 5,126,985 shares.

(4)	The address of the Goldman Sachs Group is 85 Broad Street, New York, NY 10004.

(5)	Share ownership is on behalf of the following: the Goldman Sachs Group; Goldman Sachs; GSCP VI Advisors, L.L.C.; GS Capital Partners VI Fund, L.P.; GS Advisors VI, L.L.C.; GSCP VI Offshore Advisors, L.L.C.; GS Capital Partners VI Offshore Fund, L.P.; Goldman, Sachs Management GP GmbH; GS Capital Partners VI Parallel, L.P.; GS Capital Partners VI GmbH & Co. KG; GSMP V Onshore US, Ltd.; GS Mezzanine Partners V Onshore Fund, L.P.; GS Mezzanine Partners V Onshore Fund, L.L.C.; GSMP V Institutional US, Ltd.; GS Mezzanine Partners V Institutional Fund, L.P.; GS Mezzanine Partners V Institutional Fund, L.L.C.; GSMP V Offshore US, Ltd.; GS Mezzanine Partners V Offshore Fund, L.P.; and GS Mezzanine Partners V Offshore Fund, L.L.C. (the “Goldman Entities”). Together with the THL Entities and SPCP, the Goldman Entities may be deemed to beneficially own 393,496,113 shares of common stock issuable upon the conversion of all of the Series B Stock. The Goldman Entities disclaim beneficial ownership of such shares beneficially owned by (i) any client accounts with respect to which the Goldman Entities or their employees have voting or investment discretion, or both, and (ii) certain investment entities of which the Goldman Entities act as the general partner, managing general partner or other manager, to the extent interests in such entities are held by persons other than the Goldman Entities.

Of these shares: the Goldman Sachs Group has shared voting power over 139,721,352 shares and shared dispositive power over 139,721,352 shares; Goldman Sachs has shared voting power over

135,865,107 shares and shared dispositive power over 135,865,107 shares; GSCP VI Advisors, L.L.C. has shared voting power over 50,736,455 shares and shared dispositive power over 50,736,455 shares; GS Capital Partners VI Fund, L.P. has shared voting power over 50,736,455 shares and shared dispositive power over 50,736,455 shares; GS Advisors VI, L.L.C. has shared voting power over 13,951,660 shares and shared dispositive power over 13,951,660 shares; GSCP VI Offshore Advisors, L.L.C. has shared voting power over 42,200,797 shares and shared dispositive power over 42,200,797 shares; GS Capital Partners VI Offshore Fund, L.P. has shared voting power over 42,200,797 shares and shared dispositive power over 42,200,797 shares; Goldman, Sachs Management GP GmbH has shared voting power over 1,803,174 shares and shared dispositive power over 1,803,174 shares; GS Capital Partners VI Parallel, L.P. has shared voting power over 13,951,660 shares and shared dispositive power over 13,951,660 shares; GS Capital Partners VI GmbH & Co. KG has shared voting power over 1,803,174 shares and shared dispositive power over 1,803,174 shares; GSMP V Onshore US, Ltd. has shared voting power over 10,486,978 shares and shared dispositive power over 10,486,978 shares; GS Mezzanine Partners V Onshore Fund, L.P. has shared voting power over 10,486,978 shares and shared dispositive power over 10,486,978 shares; GS Mezzanine Partners V Onshore Fund, L.L.C. has shared voting power over 10,486,978 shares and shared dispositive power over 10,486,978 shares; GSMP V Institutional US, Ltd. has shared voting power over 1,016,668 shares and shared dispositive power over 1,016,668 shares; GS Mezzanine Partners V Institutional Fund, L.P. has shared voting power over 1,016,668 shares and shared dispositive power over 1,016,668 shares; GS Mezzanine Partners V Institutional Fund, L.L.C. has shared voting power over 1,016,668 shares and shared dispositive power over 1,016,668 shares; GSMP V Offshore US, Ltd. has shared voting power over 15,669,375 shares and shared dispositive power over 15,669,375 shares; GS Mezzanine Partners V Offshore Fund, L.P. has shared voting power over 15,669,375 shares and shared dispositive power over 15,669,375 shares; and GS Mezzanine Partners V Offshore Fund, L.L.C. has shared voting power over 15,669,375 shares and shared dispositive power over 15,669,375 shares. Additionally, Goldman Sachs or another broker dealer subsidiary of the Goldman Sachs Group may, from time to time, hold shares of Common Stock acquired in ordinary course trading activities.

The B-1 Stock held by the Goldman Entities and their affiliates is non-voting except for the rights of Goldman Sachs to vote on specific actions set forth in the Certificate of Designations, Preferences and Rights of the B-1 Stock of the Company.

(6)	The address of Blum Capital Partners, L.P. is 909 Montgomery Street, Suite 400, San Francisco, CA 94133.

(7)	Share ownership is based on a Schedule 13D/A filed with the SEC on January 2, 2009 on behalf of Blum Capital Partners, L.P., Richard C. Blum & Associates, Inc., Blum Strategic GP III, L.L.C., Blum Strategic GP III, L.P., Blum Strategic Partners III, L.P., Blum Strategic GP IV, L.L.C., Blum Strategic GP IV, L.P., Blum Strategic Partners IV, L.P. and Saddlepoint Partners GP, L.L.C. (the “Blum Group”). According to that filing, each of the Blum Group are deemed to beneficially own 17,661,738 shares of common stock, with shared voting power over 17,661,738 shares and shared dispositive power over 17,661,738 shares.

(8)	The address of The Guardian Life Insurance Company of America is 7 Hanover Square, H-26-E, New York, NY 10004.

(9)	Share ownership is based on a Schedule 13G/A filed with the SEC on February 11, 2010. The Guardian Life Insurance Company of America, Guardian Investor Services LLC and RS Investment Management Co. LLC each have shared voting and dispositive power over 11,066,848 shares. Additionally, RS Partners Fund has shared voting and dispositive power over 8,257,617 shares. RS Investment Management Co. LLC serves as an investment adviser to various investment company clients that no one client (other than RS Partners Fund) accounts for more than five percent of the total outstanding common stock. The Guardian Life Insurance Company of America is the parent company of Guardian Investor Services LLC and RS Investment Management Co. LLC. Guardian Investor Services LLC is an investment adviser and the parent company of RS Investment Management Co. LLC.

(10)	The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(11)	Share ownership is based on a Schedule 13G filed with the SEC on February 16, 2010. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 8,345,708 shares as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. Edward C. Johnson 3d and FMR LLC, through its control of Fidelity, and the funds each has sole power to dispose of the 8,345,708 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of March 31, 2010 concerning beneficial ownership of our common stock by each director, director nominee, the Named Executives and all of our directors, director nominees and executive officers as a group. Except as otherwise indicated, a person has sole voting and investment power with respect to the common stock beneficially owned by that person. We have determined beneficial ownership in accordance with the rules of the SEC. Under these rules, beneficial ownership generally includes voting or investment power over securities. The number of shares shown as beneficially owned in the table below are calculated pursuant to Rule 13d-3(d)(1) of the Exchange Act. Under Rule 13d-3(d)(1), shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. Therefore the aggregate beneficial ownership percentages shown in the table below total more than 100 percent.

				Shares of
	Shares of Common		Percent of	B Stock
	Stock Beneficially		Common	Beneficially		Percent of
Name of Beneficial Owner	Owned(1)(2)		Stock(3)	Owned		B Stock

J. Coley Clark	0		*	—		—
Victor W. Dahir	0		*	—		—
Thomas M. Hagerty	253,785,767	(4)	75.3%	495,000	(4)	100%
Scott L. Jaeckel	253,785,767	(4)	75.3%	495,000	(4)	100%
Seth W. Lawry	253,785,767	(4)	75.3%	495,000	(4)	100%
Ann Mather	7,000		*	—		—
Pamela H. Patsley	712,500		*	—		—
Ganesh B. Rao	253,785,767	(4)	75.3%	495,000	(4)	100%
W. Bruce Turner	0		*	—		—
Anthony P. Ryan	198,374		*	—		—
Jean C. Benson	109,497		*	—		—
Jeffrey R. Woods	0		*	—		—
David J. Parrin	21,797		*	—		—
Daniel J. O’Malley	254,719		*	—		—
John Hempsey	176,504		*	—		—
Mubashar Hameed	0		*	—		—
Mary A. Dutra	32,191		*	—		—
Cindy J. Stemper	24,596		*	—		—
All Directors and Executive Officers as a Group (21) persons total)	255,497,557	(5)	75.8%	495,000	(4)	100%

*	Less than 1 percent

(1)	Includes shares underlying options exercisable within 60 days of March 31, 2010, as follows: Ms. Patsley, 712,500 shares; Mr. Ryan, 155,000 shares; Ms. Benson, 105,700 shares; Mr. O’Malley, 234,875 shares; and Mr. Hempsey, 164,850 shares.

(2)	Includes the following shares held in the 401(k) plan or an IRA, for which participants have shared voting power and sole investment power, as follows: Mr. Ryan, 5,575 shares; Ms. Benson, 2,297 shares; Mr. Parrin, 2,181 shares; Mr. O’Malley, 4,176 shares; Ms. Dutra, 5,060 shares; and Ms. Stemper, 9,447 shares.

(3)	Applicable percentage ownership is based on 83,089,964 shares of common stock outstanding as of March 31, 2010. With regard to Messrs. Hagerty, Jaeckel, Lawry and Rao, because they are each members of THL Advisors, applicable percentage ownership is based on 336,875,731 shares of common stock outstanding, which gives effect to the 495,000 shares of B Stock that are immediately convertible into 253,785,767 shares of common stock.

(4)	Because Messrs. Hagerty, Jaeckel, Lawry and Rao are each members of THL Advisors, each of them may be deemed to beneficially own the shares of common stock that may be deemed to be beneficially owned by THL Advisors. Each of Messrs. Hagerty, Jaeckel, Lawry and Rao disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein. Please see footnotes (1) and (3) to the “Security Ownership of Certain Beneficial Owners” table above for more information regarding the shares of common stock that THL Advisors may be deemed to beneficially own.

(5)	Includes: 1,508,350 shares underlying options exercisable within 60 days of March 31, 2010, 33,132 shares held in the 401(k) plan or an IRA and 495,000 shares of B Stock that are immediately convertible into 253,785,767 shares of common stock.

HUMAN RESOURCES AND NOMINATING COMMITTEE REPORT

The Human Resources and Nominating Committee of the Board has reviewed and discussed with management the Compensation Discussion and Analysis section that follows and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully Submitted,

Seth W. Lawry (Chair)
Jess T. Hay
Scott L. Jaeckel

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion should be read in conjunction with the Summary Compensation Table and related tables and narrative disclosure under “Part Four — Other Important Information — Executive Compensation” in this proxy statement that describe the compensation of the Company’s Chairman and CEO and the Named Executives. The Named Executives for 2009 include the following current executive officers of the Company:

•	Pamela H. Patsley, who, as of January 21, 2009, served as Executive Chairman and, as of September 1, 2009, was appointed Chairman and CEO

•	Jean C. Benson, Senior Vice President and Controller, who, during a portion of 2009, served as principal financial officer

•	Daniel J. O’Malley, Executive Vice President, Americas

•	John Hempsey, Executive Vice President, Europe, Middle East, Africa and Asia Pacific of MoneyGram International Limited (On April 21, 2010, Mr. Hempsey and MoneyGram International Ltd. entered into a Compromise Agreement pursuant to which Mr. Hempsey’s employment will terminate effective April 30, 2010. For a description of Mr. Hempsey’s separation arrangements, see “Executive Employment Agreements — John Hempsey” below.)

Under SEC rules, the following persons, who are no longer employed by the Company, are also included as Named Executives for 2009 (with their respective termination dates indicated in parentheses):

•	Anthony P. Ryan, former President and CEO (September 1, 2009)

•	Jeffrey R. Woods, former Executive Vice President and Chief Financial Officer (CFO) (January 15, 2010)

•	David J. Parrin, former Executive Vice President and CFO (March 24, 2009)

•	Mubashar Hameed, former Executive Vice President and Chief Information Officer (January 25, 2010)

•	Mary A. Dutra, former Executive Vice President, Global Payment Processing and Settlement (September 24, 2009)

•	Cindy J. Stemper, former Executive Vice President, Human Resources and Corporate Services (May 24, 2009)

Mr. Ryan is included as a Named Executive because he served as the Company’s principal executive officer for a portion of 2009. Messrs. Parrin and Woods are included as Named Executives because each served as principal financial officer during a portion of 2009. Mr. Hameed is included as one of the three most highly compensated executive officers after the CEO and CFO who was serving as an executive officer at the end of 2009. Mmes. Dutra and Stemper are included as Named Executives because each would have been one of the next three most highly compensated executive officers after the CEO and CFO except for the fact that they were not serving as executive officers at the end of 2009.

For a description of the separation arrangements between the Company and Messrs. Ryan and Parrin and Mmes. Dutra and Stemper respectively, see footnotes 14, 15, 16 and 17 to the “2009 Details Behind All Other Compensation Column Table” under “Part Four — Other Important Information — Executive Compensation” in this proxy statement. For a description of the separation arrangements between Messrs. Woods and Hameed, see footnotes 1 and 2, respectively, to the “Severance Agreements — Potential Payments and Benefits Upon Termination” table under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

Executive Compensation Philosophy

Current global economic conditions have affected and may continue to affect market practice with respect to certain executive compensation arrangements. Other factors affecting the Company’s executive compensation arrangements include a private equity company’s majority ownership of the Company on a diluted basis upon conversion of their Series B Stock, the Company’s significant leverage position and its recapitalization in 2008 following significant losses in its investment portfolio. The Human Resources and Nominating Committee (the “Committee”) continues to monitor these effects and how they may impact the Company’s executive compensation strategy now and in the future and, in particular, the Company’s ability to attract and retain high-caliber executive and employee talent.

Recognizing that there are evolving market views regarding executive compensation, the Company has made several changes in its compensation policies and practices to align them with current market practices. The Company has also eliminated or otherwise amended certain of its perquisites, retiree medical benefits, and the MoneyGram Supplemental Pension Plan (the “supplemental pension plan”) because the Company viewed these benefits as no longer in line with market practice.

Generally, the objectives of the Company’s executive compensation and benefit program are to:

•	Support growth and long-term value creation for stockholders;

•	Align compensation with short-term and long-term business and financial objectives;

•	Motivate our executives to perform at a high level with the utmost integrity and accountability for the overall success of MoneyGram;

•	Position MoneyGram competitively in an effort to recruit, from a scarce talent pool, high-caliber, experienced leaders and managers critical to the Company’s long-term success;

•	Support long-term retention of the Company’s executives to maximize opportunities for teamwork, continuity of management and overall effectiveness; and

•	Equitably pay our employees relative to one another based on the work they do, the capabilities and experience they possess and the performance they demonstrate.

Each element of the Company’s executive compensation and benefit program is designed to support and advance these general objectives. The Committee continues to review the appropriateness and application of this strategy in light of changes in the broader economy, particularly as those changes affect compensation practices.

The Committee periodically reviews the performance criteria and targets under the Company’s executive compensation programs to ensure they do not provide an incentive for executives to take excessive or unnecessary risks. Each plan affecting direct compensation provides a clawback mechanism that allows the Committee to seek reimbursement of incentives paid or stock options provided to a Named Executive if, after payment, it is determined that the Named Executive acted in a manner significantly contrary to MoneyGram’s interest. Additionally, 50 percent of any stock option grant made to a Named Executive in 2009 will vest over a four to five-year time horizon in order to encourage Named Executives to focus on long-term Company performance, with the remaining 50 percent subject to stock performance-based vesting.

Incentive plan metrics are reviewed against Board-approved business and financial plans and our incentive plans include pre-determined maximum payout limits or caps. The Company’s goal is to develop compensation arrangements that are appropriate and reasonably consistent with market practice and with the long-term interests and personnel needs of the Company.

Our executive officers are paid a base salary and have opportunities to earn annual and long-term incentives based on performance. They also participate in other retirement and welfare benefit arrangements on the same basis as other employees, and are entitled to certain perquisites and deferred compensation. The Committee believes these programs serve our competitive interests and enhance our ability to attract key talent, which was a particular focus in 2009.

Authority Over and Responsibility for Executive Compensation

Role of the Human Resources and Nominating Committee

The Committee is responsible for reviewing and approving the compensation for the Named Executives, other than the CEO, which includes base salaries, annual cash incentive and long-term incentives (together referred to as “Direct Compensation”) and other benefits and perquisites. The Committee is also responsible for recommending compensation for the CEO to the Board. The Committee’s goal is to assist the Board in fulfilling its oversight responsibilities related to setting, monitoring and implementing the Company’s compensation strategy and programs. The Committee holds meetings as needed throughout the year and also considers and takes action by written consent in lieu of a meeting when appropriate. The Committee meets annually to conduct a comprehensive review of Named Executives’ compensation. For the Named Executives, other than the CEO, the Committee gives serious consideration to recommendations made by the CEO. These recommendations are based on the Company’s performance and individual performance evaluations, competitive market data and feedback provided by the Company’s human resources staff and Hewitt Associates, LLC (“Hewitt”), an independent compensation consultant available to management and the Committee. In 2009, the Committee’s review process focused on merit and market adjustment increases in base salary, annual incentives and long-term incentive awards.

Role of the Board of Directors

The Board of Directors sets the objectives and goals, and the base salary, target annual incentive and long-term incentive awards for the CEO, taking into account recommendations from the Committee based on the Committee’s formal evaluation of the CEO’s performance.

Role of Compensation Consultant

In 2009, the Company retained Hewitt to provide consulting and advisory services on executive pay for the Named Executives. Hewitt’s primary responsibilities included (i) advising management in its development of compensation-related proposals and Committee materials, (ii) providing and interpreting market data and information on executive compensation best practices and trends and (iii) providing context for recommendations on executive compensation packages for the Named Executives. Hewitt has served as an advisor to the Company since 2004, and, from time to time, as requested by the Committee, Hewitt has met with the Committee to provide information and recommendations. In 2009, however, the Committee did not meet directly with any Hewitt representative, but instead received and reviewed such information and recommendations in materials developed by Hewitt and Company management.

For 2009, the aggregate amount of fees the Company paid to Hewitt for executive and director compensation services was $55,540. The aggregate amount of fees the Company paid to Hewitt for additional services provided by Hewitt was $238,390. These additional services include Hewitt’s services as the actuary for the MoneyGram Pension Plan (the “pension plan”) and the supplemental pension plan and ongoing services in support of those plans. Hewitt also provides ongoing services with respect to stock option valuations required at various times throughout the year. Although the decision to engage Hewitt for these other services was made by management and not formally approved by the Board or the Committee, the Committee was aware that Hewitt was providing such additional services to the Company.

Role of Chief Executive Officer

Our CEO is engaged in setting executive compensation (other than her own compensation). Our CEO recommends salary adjustments for the Named Executives based on individual performance evaluations and her assessment of individual performance, ensuring that the aggregate annual adjustments are within the budget. The CEO’s recommendations are reviewed and approved by the Committee after discussion and adjustment, if appropriate.

Analytical Tools and Considerations for Setting Compensation

The Committee considered a variety of information in setting compensation for 2009, including Company performance, the benchmarking results from the 2009 Compensation Peer Group (as described below) and the individual circumstances of the particular Named Executive, such as tenure, experience, scope and scale of role, individual performance and internal pay equity.

Competitive Benchmarking

To ensure that the Company’s compensation programs remain fair and competitive in the marketplace, the Committee annually reviews and evaluates specific compensation levels for each Named Executive relative to our Compensation Peer Group (as described below). The Compensation Peer Group consists of companies that the Committee believes are representative of the executive talent pool for which we compete on the basis of industry and scope of operations (the “Compensation Peer Group”). The Company notes, however, that its ownership structure, overall leverage and circumstances leading to its 2008 recapitalization somewhat differentiate the Company from its Compensation Peer Group.

The Committee utilizes the data from the Compensation Peer Group when considering executive compensation. The average annual revenue of the Compensation Peer Group is $2.14 billion while the Company’s 2009 annual revenue was $1.17 billion. As such, the Compensation Peer Group information is adjusted based on comparative revenue metrics appropriate for the size of the Company (the “Compensation Peer Group Data”).

In November 2008, the Committee selected the following companies to comprise the 2009 Compensation Peer Group:

Acxiom Corporation	Equifax, Inc.	Lawson Software, Inc.
ACI Worldwide	Euronet Worldwide, Inc.	Metavante Technologies, Inc.
Advanta Corp.	Fidelity National Information Services	Online Resources, Inc.
Alliance Data Systems Corp.	Fiserv, Inc.	Total Systems Services, Inc.
Convergys Corporation	Global Payments, Inc.	TransUnion, LLC
DST Systems, Inc.	Heartland Payment Systems, Inc.	The Western Union Company
Dun & Bradstreet Corp.	Jones Lang LaSalle

Benchmarking Targets and Analysis

The Compensation Peer Group Data is one of the many factors considered by the Committee and provides a contextual backdrop for the Committee’s deliberations. Generally, the Committee targets each Named Executive’s base salary and annual cash incentive compensation opportunity, assuming that MoneyGram and individual performance targets are met, between the 50th and 75th percentile level of the Compensation Peer Group Data for comparable functional roles. The Committee may, however, position Named Executives’ base salary and annual cash incentive compensation above or below the Compensation Peer Group Data depending upon factors such as internal pay equity and the Named Executive’s overall role and responsibilities, individual performance and experience.

As a result of the Committee’s compensation decisions for 2009, the following table sets forth how each Named Executive ranked in relation to the Compensation Peer Group Data:

	Targeted	Targeted
	Base	Annual Cash
	Salary	Incentive
	Range	Opportunity
Name	Percentile	Percentile

Pamela H. Patsley	50th - 75th	50th
Anthony P. Ryan	50th - 75th	50th
Jean C. Benson	50th - 75th	50th
Jeffrey R. Woods	50th - 75th	50th
David J. Parrin	50th - 75th	50th
Daniel J. O’Malley	50th - 75th	50th
John Hempsey	50th - 75th	50th
Mubashar Hameed	50th - 75th	50th
Mary A. Dutra	50th - 75th	50th
Cindy J. Stemper	50th - 75th	50th

Actual base salary for each Named Executive, with the exception of Mmes. Benson and Dutra, was at or below the 50th percentile of the Compensation Peer Group Data. Actual base salary for Mmes. Benson and Dutra was between the 50th and 75th percentile of the Compensation Peer Group Data.

The annual cash incentive opportunity for each Named Executive was at or below the 50th percentile with the exception of Ms. Dutra who was above the 75th percentile due to her specialized industry expertise, years of service and institutional operations knowledge.

Elements of Compensation

For 2009, the Company’s executive compensation and benefits programs consisted of the elements outlined in the table below:

Direct Compensation	Other Compensation

Base salary	Severance agreements
Annual cash incentives	Non-qualified deferred compensation (frozen as of April 1, 2010)
Long-term incentives	Supplemental pension plan (frozen as of December 31, 2009)
401(k) plan
Welfare benefits
Perquisites

Base Salary

Base salary provides a level of base compensation designed to attract and retain high-caliber, top-executive talent. Increases to base salary for the Named Executives may be comprised of merit, promotion, internal equity considerations and/or market adjustments. Merit increases are determined on an annual basis, usually in the first quarter, based on the Named Executives’ performance for the previous year. Promotions and market adjustments to base salary are considered by the Committee when appropriate during the year.

Base salary increases for the Named Executives are generally determined by the Committee based on the Compensation Peer Group Data, recommendations made by the CEO (for Named Executives other than the CEO), individual performance evaluations and salary increase guidelines set by the Committee. Salary increase guidelines for 2009 were tied directly to the Compensation Peer Group Data and individual performance.

Due to economic and market conditions in 2009, Named Executives did not receive increases in base salary levels except in the following limited circumstances. Effective September 1, 2009, Ms. Patsley’s position changed from serving as Executive Chairman on a part-time basis to serving as Chairman and CEO on a full-time basis. In recognition of her full-time employment and additional role as CEO, Ms. Patsley received a promotional increase of 70 percent of her base salary. Mr. O’Malley received a market adjustment increase of 17 percent of his base salary effective August 2009 and Mr. Hameed received a market adjustment increase of 9.25 percent of his base salary effective September 2009. The adjustments for Messrs. O’Malley and Hameed were based on their considerable experience, responsibilities, value to the Company and the Compensation Peer Group Data.

Annual Cash Incentive Plan

The MoneyGram International, Inc. Performance Bonus Plan, as amended and restated February 17, 2010 (the “annual cash incentive plan”), was designed to focus Named Executives on achieving the Company’s annual financial goals and to drive value creation for stockholders. The Committee established a target incentive opportunity for each Named Executive that was expressed as a percentage of base salary (or salary paid) during the applicable year. Annual incentive payments could exceed the targeted level, up to a maximum of twice the annual target incentive opportunity, if performance exceeds targeted levels. If the Company performs at the threshold level, the annual target incentive opportunity is decreased by 50 percent, and if the Company performs below the threshold level, the annual target incentive opportunity is zero. Actual cash incentive awards depend on achievement of annual performance goals established by the Committee for MoneyGram, and overall individual performance. The Committee, with input from management, determines the Company financial objectives for the participants with a goal of placing the appropriate focus on desired results and key initiatives.

The Committee reviewed the annual incentive targets to ensure the Company’s executive compensation program was competitive with the market. On March 24, 2009, the Committee increased annual incentive targets for Mr. O’Malley (from 55 percent to 60 percent of base earnings) based on its review of the Compensation Peer Group Data and in light of his considerable experience, responsibilities and value to the Company.

Annual incentive targets are based on job responsibilities, including with respect to other executives, and Compensation Peer Group Data. Consistent with our compensation objectives, as executives assume greater responsibilities, a larger proportion of their compensation is linked to Company performance. For 2009, the Named Executives, other than Mr. O’Malley, maintained the same annual incentive targets as 2008.

The Committee determined the 2009 target incentive opportunity for each Named Executive under the annual cash incentive plan as follows:

Percent of Base
Name	Salary/Earnings

Pamela H. Patsley	100%
Anthony P. Ryan	100%
Jean C. Benson	40%
Jeffrey R. Woods	60%
David J. Parrin	60%
Daniel J. O’Malley	60%
John Hempsey	50%
Mubashar Hameed	50%
Mary A. Dutra	50%
Cindy J. Stemper	50%

Performance Metrics and Results

In 2009, the Committee established the following metrics to measure performance: net revenue; earnings before interest, taxes, depreciation and amortization (“EBITDA”); and capital expenditure efficiency (amount not to exceed), each adjusted for certain items as approved by the Committee. The performance levels for each metric, relative weighting and the actual levels achieved are as follows (dollars in millions):

					Results
Weighting	Metric	Minimum	Target	Maximum	Achieved

30%	Net revenue	$510.0	$530.0	$550.0	$538.5	(1)
60%	EBITDA	$255.0	$265.0	$272.5	$214.0	(2)
10%	Capital expenditures	$108.5	$108.5	$108.5	$52.6	(3)

Threshold levels are set such that they may be attained with satisfactory Company performance. Maximum levels are set such that they may only be attained with exceptional company performance and the amount must be attained inclusive of funding for the maximum incentive payment.

(1) The metric for net revenue as established by the Committee was net fee and other revenue for the money transfer and bill payment products. The results achieved were adjusted by the Committee from reported results by $1.2 million.

(2) The results achieved for EBITDA were adjusted by the Committee and reconcile to reported EBITDA as follows (dollars in millions):

Reported EBITDA	$178.0
Net securities gains	(7.8)
Severance and related charges	4.4
Asset impairment charges	18.3
Stock-based compensation expense	14.2
Net curtailment gain on benefit plans	(14.3)
Securities litigation and stockholder derivative claims accruals	20.3
Other	0.9

Results achieved after adjustments	$214.0

The adjustments determined by the Committee were for items not indicative of the underlying management performance or were deemed not to be within the control of management.

(3) The metric for capital expenditure efficiency includes amounts for property and equipment as well as payments for signing bonuses. The metric is established to incentivize management to spend less than the performance level.

Based upon the results achieved and relative weighting as shown in the table, the 2009 level of achievement for the Named Executives was 52.8 percent of target with the exception of Mr. Woods whose offer letter provided he would receive a guaranteed bonus for 2009 of $132,000, which was equal to 50 percent of his annual incentive target bonus.

Funding Limits

An annual incentive funding limit is established for each Named Executive based on MoneyGram’s EBITDA. Once the formula has been applied, the Committee has the ability to apply negative discretion to lower the actual incentive amounts below the amount established by the funding formula. The Committee did not exercise any negative discretion to lower actual incentives for Named Executives in 2009.

Long-Term Incentives

Stock Options

Recruitment and retention of Named Executives, as well as the alignment of the financial interests of the Named Executives with those of the stockholders, were the primary factors that influenced the Committee’s decisions on stock option grants in 2009. Due to the Company’s stock price, ownership structure, overall leverage and senior management turnover, the Committee recognized that recruiting to fill vacant leadership positions and securing existing executives was critically important and presented certain challenges. The stock option program was designed to include both time-based and stock performance-based vesting criteria in connection with any option grant. The vesting criteria are designed to provide a direct retention effect on Named Executives and to encourage the creation of long-term stockholder value. In consideration for participation in the stock option program, all option grantees, including Named Executives, were required to sign a post-employment restriction agreement providing for non-disclosure, non-solicitation and non-competition following termination of employment. For all Named Executives, any unvested options are forfeited upon termination of employment and returned to the pool of options available for grant.

When determining the size of the option grants to Named Executives and other option grantees, the Committee sought to create a pool of available shares that was approximately 10 percent of the total shares outstanding, assuming full conversion of the Company’s preferred stock and taking into consideration the dilution of the Company’s common stock over time. The Committee intended the individual 2009 grants to be in lieu of routine annual grants. The size of individual option grants was determined based on an option grantee’s individual role, responsibilities, experience and overall value to the Company.

For options granted in 2009, 50 percent of the shares are considered time-vested and 50 percent of the shares are considered stock performance-vested. The options have a ten-year term. The per share purchase price of the shares subject to the options is the higher of $1.50 or the fair market value of our common stock as of the grant date. In recognition of the fact the Company did not have a long-term incentive program for much of 2008 and 2009, those option grantees who were employed on or before December 31, 2008, 15 percent of the time-vested portion of the option vested on the 31st day following the grant date. For option grantees who were employed after December 31, 2008, the time-vested portion of the option does not begin to vest until one year following the grant date. Individual grants to the Named Executives are discussed in the “Outstanding Equity Awards at December 31, 2009” table under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

Ms. Patsley’s time-based options vest in four equal annual installments beginning one year from the grant date. For Named Executives hired prior to 2009, which includes Ms. Benson and Messrs. O’Malley, Hempsey and Hameed, the time-based vesting schedule is 15 percent on the 31st day after the grant date, 20 percent on the first, second and third anniversary of the grant date, 10 percent on the fourth anniversary of the grant date and 15 percent on the fifth anniversary of the grant date. For Named Executives hired during 2009, other than Ms. Patsley, which includes Mr. Woods, the time-based vesting schedule is in five equal annual installments, beginning one year from the grant date. The vesting schedule for Mr. Ryan’s time-based options was 15 percent on the grant date, 20 percent on March 15, 2010, 2011 and 2012, 15 percent on March 15, 2013 and 10 percent on March 15, 2014. With respect to stock performance-vested shares, shares vest in two installments when the value of the common stock of the Company reaches a certain price per share for a period of 20 consecutive trading days for each installment during the five-year period following the grant date. The table below sets forth the total number of options granted to each Named Executive during 2009:

Name	# of Options

Pamela H. Patsley	12,000,000
Anthony P. Ryan	8,000,000
Jean C. Benson	1,000,000
Jeffrey R. Woods	4,250,000
David J. Parrin	N/A
Daniel J. O’Malley	2,500,000
John Hempsey	1,750,000
Mubashar Hameed	1,750,000
Mary A. Dutra	N/A
Cindy J. Stemper	N/A

Upon termination of their employment, Messrs. Ryan, Woods and Hameed forfeited unvested options of 7,400,000, 4,250,000 and 1,618,750, respectively. No options were granted to Mr. Parrin and Mmes. Dutra and Stemper because Mr. Parrin and Ms. Stemper were no longer employed by the Company and Ms. Dutra’s September 2009 separation arrangement had already been agreed upon when option grants were made in August 2009.

MoneyGram International, Inc. Performance Unit Incentive Plan

Historically, the Committee granted performance-based stock units under the MoneyGram International, Inc. Performance Unit Incentive Plan (the “performance-based stock unit plan”). For the Named Executives, other than Mr. Hempsey, for the 2007-2009 performance period, the key corporate financial objectives and weighting were 70 percent earnings per share and 30 percent net revenue. The threshold performance level for earnings per share and net revenue were $1.56 and $699.1 million, respectively. The target performance level for earnings per share and net revenue were $1.79 and $801.0 million, respectively. The maximum performance level for earnings per share and net revenue were $2.06 and $898.9 million, respectively. Due to substantial losses in the Company’s investment portfolio and the impact from the 2008 recapitalization, the performance-based stock unit plan financial objectives were not attained for the 2007-2009 performance period. Consequently, those Named Executives did not earn a payout under the performance-based stock unit plan for the performance period.

For Mr. Hempsey, for the 2007-2009 performance period, the key corporate financial objectives and weighting were 70 percent operating income and 30 percent net revenue of the money transfer business. The threshold performance level for operating income and net revenue were $181.2 million and $556.0 million, respectively. The target performance level for operating income and net revenue were $207.6 million and $638.0 million, respectively. The maximum performance level for operating income and net revenue were $237.0 million and $702.8 million, respectively. Due to substantial losses in the Company’s investment portfolio and the impact from the 2008 recapitalization, the performance-based stock unit plan financial objectives were not attained for the 2007-2009 performance period. Consequently, Mr. Hempsey did not earn a payout under the performance-based stock unit plan for the performance period.

There are no other outstanding performance periods under the performance-based stock unit plan. The Committee does not anticipate utilizing the performance-based stock unit plan in the future.

Other Compensation and Benefits

A portion of the Named Executives’ compensation includes other market competitive, non-variable compensation and benefits. The other compensation and benefit programs help us effectively recruit and retain high-caliber talent, while competing for talent with other companies that commonly offer similar programs.

During 2009, the Committee made certain reductions in the Company’s other compensation and benefits programs as part of the Company’s overall cost reduction efforts and to align our compensation practices with current market practices. These reductions consisted of the following:

•	On February 9, 2009, the Committee eliminated the matching feature of up to four percent of compensation that was previously provided under the MoneyGram International, Inc. Deferred Compensation Plan (the “deferred compensation plan”).

•	On December 1, 2009, the Committee terminated plan eligibility for any non-participating retirees, including Named Executives, under the Company’s retiree health care plan, effective December 31, 2009.

•	On December 11, 2009, the Committee froze the credited service and final average earnings of a group of 15 current employee participants, including Mr. O’Malley, under the supplemental pension plan, effective December 31, 2009.

Retirement Benefits and Deferred Compensation

The Company’s retirement benefits and deferred compensation plans consist of the following:

•	the 401(k) plan;

•	the pension plan (frozen as of December 31, 2003);

•	the supplemental pension plan (frozen as of December 31, 2009); and

•	the deferred compensation plan (frozen as of April 1, 2010).

Each of these plans is discussed in “Part Four — Other Important Information — Executive Compensation — Retirement Plans” in this proxy statement.

Perquisites

The Company’s perquisites are a component of our overall compensation program. On February 9, 2009, the Committee approved the elimination of certain perquisites for eligible Named Executives in the United States, in keeping with the competitive landscape and the Company’s expense control initiatives. The Committee believes that with these changes, its perquisite program remains competitive in the market. The following perquisites were eliminated for Named Executives in the United States:

•	Car allowance

•	Gross up on financial counseling services

•	Country club dues

As disclosed in our proxy statement for the Company’s 2009 annual meeting of stockholders, the Company aircraft remains for sale and is not being used for business or personal use.

In 2009, certain of the Named Executives were eligible for, but may not have received, the following perquisites:

•	Financial counseling services (up to $17,840 during the first year of employment and up to $10,560 each year thereafter)

•	Health club subsidy (up to $1,000 per year)

•	Annual physical examination (up to $1,225 per year)

•	Temporary reimbursement of relocation/commuting expenses in certain circumstances

In 2009, the Company paid $6,795 in temporary relocation and $4,762 in relocation tax gross up expenses for Mr. Hameed. Temporary commuting expenses for Messrs. Woods and Hameed were also paid in the amounts of $30,338, and $30,769, respectively, in lieu of their relocation to the Company’s headquarters. If Messrs. Woods and Hameed had remained employed by the Company, their respective eligibility for payment of commuting expenses would have terminated in 2010.

In 2010, in the Committee’s continuing effort to maintain competitive compensation practices, the Committee eliminated the following perquisites effective April 12, 2010 for the CEO and US-based Executive Vice Presidents: financial counseling services; health club subsidy; and annual physical examination. Affected officers will be provided a $15,000 increase in base salary in lieu of these benefits.

Additional information on the value of perquisites offered to each Named Executive in 2009, as well as the valuation methods for such perquisites, can be found in “Part Four — Other Important Information — Executive Compensation — 2009 Summary Compensation Table” in this proxy statement.

Executive Employment Agreements

Pamela H. Patsley

On January 21, 2009, the Board appointed Ms. Patsley as Executive Chairman of the Company and elected her Chairman of the Board. In connection with Ms. Patsley’s appointment, she entered into an Employment Agreement with the Company, effective January 21, 2009, which continues, subject to the agreement’s termination provisions, for a period of four years. In determining Ms. Patsley’s total compensation package, the Committee undertook an analysis of the scope and responsibilities of the position, as well as the Compensation Peer Group Data. Under the terms of her initial Employment Agreement, Ms. Patsley was required to devote 50 percent of her time to MoneyGram, which entitled her to receive an initial annual base salary of $500,000, subject to annual review. Ms. Patsley participates in the annual cash incentive plan covering the other Named Executives. Her annual target incentive opportunity was 50 percent of base salary earnings, with a maximum percentage of twice the annual target incentive opportunity, if the Company’s performance exceeds targeted levels.

Ms. Patsley is also eligible to participate in other benefit programs, and to receive perquisites including financial planning services, a health club subsidy, an annual physical examination and reserved parking, all in accordance with the terms and conditions of applicable MoneyGram policies as may be in effect and/or amended from time to time. If Ms. Patsley’s employment is terminated for a reason other than cause (as defined in the agreement), death or disability, or if she is terminated for good reason (as defined in the agreement), she is entitled to receive a severance allowance in an amount equal to her then-current base salary plus a pro rata portion of her then current annual target incentive opportunity. If Ms. Patsley’s employment is terminated for cause (as defined in the agreement) or by her resignation without good reason (as defined in the agreement), she would receive her base salary through the date of termination, reimbursement for any unreimbursed business expenses properly incurred by her, employee benefits, if any, as to which she was entitled under the employee benefit plans of the Company, such rights as she would have under any equity grant, and any rights that she would have under director and officer insurance then maintained by the Company. In addition, MoneyGram would continue certain benefits and accelerate the vesting of a portion of stock option awards. Under the agreements, Ms. Patsley is subject to a one-year post-employment non-competition provision.

In addition, in connection with her appointment as Executive Chairman, and pursuant to the 2005 incentive plan, Ms. Patsley was granted a non-qualified stock option to purchase 4.7 million shares of common stock of MoneyGram. 50 percent of the option is considered time-vested and 50 percent of the option is considered stock performance-vested. The option expires on January 21, 2019. The time-vested portion of the option vests in equal installments over four years on the anniversary of the grant date. The stock performance-vested portion of the option vests in two installments when the value of the common stock of the Company reaches a certain price per share for a period of 20 consecutive trading days for each installment during the five-year period following the grant date.

On May 12, 2009, in recognition of the amount of time Ms. Patsley was devoting to the Company as Executive Chairman, the Board approved an amendment to Ms. Patsley’s January 21, 2009 employment agreement to increase Ms. Patsley’s annual target incentive opportunity from 50 percent to 100 percent of her base salary. All other terms of the agreement remained in effect and unchanged. In addition, Ms. Patsley was granted a non-qualified option to purchase 1 million shares of common stock of MoneyGram. The option expires on May 12, 2019. The option vests based on time and stock performance factors similar to Ms. Patsley’s prior option grant.

On August 31, 2009, in connection with her appointment to CEO, Ms. Patsley was granted a non-qualified stock option to purchase 6.3 million shares of common stock of MoneyGram. Except with respect to the option to purchase 2 million shares (allocated pro-rata between time-vested and stock performance-vested), the option will not vest and is subject to forfeiture if the stockholders of the Company do not approve Proposal 3. The option expires on August 31, 2019. The option vests based on time and stock performance factors similar to Ms. Patsley’s prior option grants.

On September 1, 2009, the Board amended and restated Ms. Patsley’s employment agreement dated January 21, 2009, as amended, to reflect Ms. Patsley’s assumption of the position of CEO in a full-time capacity for the period commencing on September 1, 2009 and ending on August 31, 2013. In connection therewith, Ms. Patsley’s base salary was increased to $850,000, and she received a special one-time signing bonus in the amount of $250,000 (less applicable withholdings) payable in a lump sum within 30 days of September 1, 2009. In addition, if Ms. Patsley’s employment is terminated by the Company without cause (as defined by the agreement and other than by reason of death or disability, as defined in the agreement) or if Ms. Patsley resigns for good reason (as defined in the agreement), she shall be entitled to a severance payment equal to two times her then current base salary if terminated prior to August 31, 2012 or a severance payment equal to one and one-half times her then current base salary if terminated on or after August 31, 2012.

John Hempsey

In 2009, Mr. Hempsey was designated as an Executive Officer of the Company. Consistent with standard practice in the United Kingdom, Mr. Hempsey entered into a service agreement (the “Hempsey service agreement”) with the Company’s subsidiary, MoneyGram International Limited, at his time of hire in 2003. The Hempsey service agreement continues unless and until terminated by either the Company giving 12 months’ prior notice or Mr. Hempsey giving six months’ prior notice in writing. The Hempsey service agreement provides that Mr. Hempsey is entitled to (i) an initial base salary, subject to annual review by the Committee, (ii) participation in the annual cash incentive plan, MoneyGram’s long-term incentive plans and employee benefit plans, and (iii) specified medical benefits, retirement benefits and perquisites.

Under the terms of the Hempsey service agreement, Mr. Hempsey receives an annual base salary of $345,422, subject to annual review. He participates in the annual cash incentive plan, similar to the other Named Executives. His annual target incentive opportunity is 50 percent of base salary earnings. Mr. Hempsey is also eligible to participate in other benefit programs, and to receive perquisites, including financial planning services, a health club subsidy and an annual physical examination. Consistent with standard practice in the United Kingdom, Mr. Hempsey also receives a car allowance, congestion charge reimbursement and a gross retirement allowance of 11 percent of base salary per annum in lieu of pension contributions. Under the Hempsey service agreement, Mr. Hempsey is also subject to restrictive covenants, including non-competition and non-solicitation.

If Mr. Hempsey’s employment is terminated for a reason other than cause (as defined in the agreement) he will be eligible for a statutory payment of (i) 380 Gross British Pounds Sterling times one and one-half times his number of years of service; and (ii) two weeks full pay per year of service, with a minimum of one month’s pay and basic pay, cash allowance and continued participation in the benefits schemes or a payment in lieu of benefits in kind during his notice period. If Mr. Hempsey resigns from the Company or if his employment is terminated for cause, no payment is due to him. If the Company asks

Mr. Hempsey to leave prior to the end of his notice period, the Company would be required to make a payment in lieu of notice which includes basic pay, cash allowance and continued participation in the benefits schemes or a payment in lieu of benefits in kind.

On April 21, 2010, Mr. Hempsey and MoneyGram International Ltd. entered into a Compromise Agreement pursuant to which Mr. Hempsey’s employment will terminate effective April 30, 2010. Pursuant to the Compromise Agreement, Mr. Hempsey will receive a severance payment of 149,238 pounds, a statutory payment of 3,420 pounds and a notice payment of 214,961 pounds.

Other Compensation Arrangements

Jean C. Benson

On May 11, 2009, the Committee approved a one-time recognition payment of $20,000 (less applicable withholdings) for Ms. Benson to reflect the additional responsibilities she performed in 2009, including serving as interim principal financial officer during the Company’s search for a CFO. The amount of the recognition payment was based upon the length of time Ms. Benson performed these additional responsibilities.

Mubashar Hameed

On May 11, 2009, the Committee approved a supplemental payment in the maximum amount of $50,000 (less applicable withholdings) payable in equal monthly installments between May 1, 2009 and May 31, 2010 to Mr. Hameed to offset housing and airfare expenses for travel between his home and the Company’s headquarters in lieu of his relocation. This supplemental payment ceased upon his termination of employment on January 25, 2010.

Other Agreements

Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement

Each of the Named Executives has entered into an Employee Trade Secret, Confidential Information and Post-Employment Restriction Agreement. Under this agreement, each Named Executive agrees to confidentiality and non-disparagement obligations that extend indefinitely. In addition, under this agreement, each Named Executive agrees to non-competition provisions with respect to general competitors and specific conflicting organizations, and a non-solicitation restriction with respect to employees and customer relationships for defined periods of time.

Severance Benefits

The objective of the Company’s severance benefits is to provide financial protection in the event of a termination that could disrupt the careers of the Named Executives. The severance benefits allow the Named Executives to focus on corporate performance and maximizing value for the benefit of stockholders in the event of a change of control or other termination by providing an economic means for the Named Executives to transition away from employment with the Company. Participation by a Named Executive in any plan or agreement requires approval by the Committee. For a description of the Company’s severance plans, see “Part Four — Other Important Information — Executive Compensation — Severance Plans” in this proxy statement.

Severance Agreements

In 2009, the Company began to revise its severance practices for Named Executives away from severance plans, including change of control severance plans, to individual severance agreements. These individual severance agreements only provide for severance if a Named Executive’s employment is terminated by the Company without cause and do not provide change of control severance benefits. On August 11, 2009, the Committee approved a form of severance agreement for participating Named Executives who are not covered under existing severance plans. These Named Executives include

Messrs. Woods and Hameed. The form of severance agreement for Named Executives provides for severance in an amount equal to one year of a Named Executive’s annual base salary and a pro rata portion of the Named Executive’s then current annual target incentive opportunity.

Severance Plan

The Company’s existing Amended and Restated MoneyGram International, Inc. Executive Severance Plan (the “severance plan”) (Tier II) provides change of control severance benefits to Ms. Benson and Mr. O’Malley, whose employment with the Company began prior to 2008. Mr. Hempsey participates in the MoneyGram International, Inc. UK Senior Executive Severance Plan Tier II, amended and restated February 27, 2008 (the “UK severance plan”). These severance plans provide change of control severance benefits if, within a specified period of time after a change of control of MoneyGram, the executives’ employment is terminated either by the Company without cause, or by the executive for good reason. For details regarding amounts Ms. Benson and Messrs. O’Malley and Hempsey would be entitled to receive under the severance plan and UK severance plan, see the table under “Part Four — Other Important Information — Executive Compensation — Severance Plans — Potential Payments and Benefits upon Termination (Change of Control)” in this proxy statement.

As of September 24, 2009, there were no remaining participants in the severance plan (Tier I), which provided higher severance benefits than the severance plan (Tier II).

Other than Ms. Benson and Messrs. O’Malley and Hempsey, no other Named Executives participate in the above described severance plans, and the Company did not add any participants to these plans in 2009.

Special Severance Plan

The MoneyGram International, Inc. Special Severance Plan (the “special severance plan”) (Tier II), which was adopted in connection with the 2008 recapitalization, provided severance benefits to Ms. Benson and Mr. O’Malley if their respective employment was terminated either by the Company without cause, or by either of them respectively for good reason, provided that the separation occurred on or before March 24, 2010. The potential payments and benefits under the special severance plan (Tier II) would have been reduced by the service period from the date of the recapitalization through the date of separation. The special severance plan (Tier II) expired on March 24, 2010 and no longer applies. For details regarding amounts Ms. Benson and Mr. O’Malley would have been entitled to receive under the special severance plan (Tier II), see the table under “Part Four — Other Important Information — Executive Compensation — Special Severance Plan — Potential Payments and Benefits Upon Termination (Outside Change of Control)” in this proxy statement.

Messrs. Ryan and Parrin and Mmes. Dutra and Stemper received benefits under the special severance plan (Tier I) following termination of their employment. For a description of Messrs. Ryan and Parrin and Mmes. Dutra and Stemper separation arrangements, see footnotes 14, 15, 16 and 17, respectively, to the “2009 Details Behind All Other Compensation Column Table” under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

Stock Ownership Guidelines and Policy Regarding Trading in Company Stock

Prior to 2009, the Company’s stock ownership guidelines provided that Named Executives should purchase Company stock in an amount equal to a multiple of the Named Executive’s annual base salary. The multiple for the CEO was five times annual base salary, and the multiple for other Named Executives was three times annual base salary. In 2009, based on a number of factors including the change in ownership structure and decline in the Company’s stock price during 2008, the change in the Company’s senior management, market volatility and global economic conditions, the Committee decided to suspend its evaluation of Named Executive compliance with our current guidelines. The Company intends to evaluate its stock ownership guidelines in 2010.

The Company maintains policies and procedures for transactions in MoneyGram securities that are designed to ensure compliance with all insider trading rules. The Company’s policies and procedures also prohibit officers and directors from engaging in any transaction in which they may profit from short-term speculative swings in the value of MoneyGram securities, including “short sales” (selling borrowed securities that the seller hopes can be purchased at a lower price in the future), “short sales against the box” (selling owned, but not delivered securities) and hedging transactions.

Policy for Deductibility of Compensation

The Company’s ability to deduct compensation expense for federal income tax purposes is subject to the limitations of Section 162(m) of the Code. Section 162(m) limits deductibility to $1 million for certain executive officers unless certain conditions are met. To date, the Company has designed and administered its executive compensation program so that all compensation paid by the Company to the Named Executives, other than severance, qualified as deductible compensation expense. Although the Committee is mindful of the limitation imposed by Section 162(m) of the Code, it also recognizes that facts and circumstances may render compliance with those limitations inappropriate, at odds with the best interests of MoneyGram or out of step with then prevailing competitive market conditions. In such event, the Committee’s priority will be determining what is in the best interest of MoneyGram and its stockholders rather than compliance with the technical limitations imposed by the Code.

Clawbacks

The annual cash incentive plan and the stock option terms provide that the Committee may seek reimbursement of incentives paid or stock options provided to a Named Executive if, after payment, it is determined that the Named Executive engaged in misconduct, acted in a manner significantly contrary to MoneyGram’s interest or breached a non-competition agreement. To date, the Committee has not exercised this right with respect to any plan award previously paid.

2010 Compensation Decisions

2010 Base Salary Increases

The Committee continues to use the Compensation Peer Group Data as a guide in setting base salaries for Named Executives between the 50th and 75th percentile. In addition, when setting base salaries for Named Executives, the Committee considers each Named Executive’s principal job duties and responsibilities, individual performance, level of experience and internal equity. The Committee’s decisions regarding base salaries of those Named Executives who remain employed by the Company are set forth below.

Based upon Ms Patsley’s September 2009 appointment to the CEO position and resulting changes in her compensation arrangements at that time, the Committee recommended that the Board maintain Ms. Patsley’s current base salary for 2010. Ms. Patsley’s base salary falls between the 50th and 75th percentile of the Compensation Peer Group Data.

The Committee approved a salary increase for Ms. Benson of $10,101, resulting in a 2010 annual base salary of $262,621. Ms. Benson’s 2010 annual base salary is above the 75th percentile of the Compensation Peer Group Data based on the Committee’s view of Ms. Benson’s specific duties and responsibilities and individual performance in executing those responsibilities. The Committee also approved a salary increase for Mr. O’Malley of $13,125, resulting in a 2010 annual base salary of $388,125. Mr. O’Malley’s annual base salary falls between the 50th and 75th percentile of the Compensation Peer Group Data based on the Committee’s view of Mr. O’Malley’s duties and responsibilities and individual performance. Mr. Hempsey’s 2010 annual base salary of $346,388 is equivalent to his 2009 annual base salary and falls below the 50th percentile of the Compensation Peer Group Data. As discussed above, Mr. Hempsey’s employment will terminate effective April 30, 2010.

As discussed above, the Committee eliminated the following perquisites effective April 12, 2010 for the CEO and US-based Executive Vice Presidents: financial counseling services; health club subsidy; and annual physical examination. Affected officers (including Ms. Patsley and Mr. O’Malley) will be provided a $15,000 increase in base salary in lieu of these benefits.

2010 Annual Incentive Plan

The annual cash incentive plan continues to be designed to focus Named Executives on achieving the annual financial goals and to drive value creation for stockholders. In February 2010, the Committee amended the annual cash incentive plan to change it from one that paid incentives based primarily on overall Company financial performance to a plan that awards incentives based on an expanded set of criteria as follows: overall Company performance, business unit performance (where applicable), and individual performance and contribution to the Company. The Committee continues to establish an annual target incentive opportunity for each Named Executive that is expressed as a percentage of base salary. Annual incentive payments may exceed the targeted level up to a maximum of twice the annual target incentive opportunity, if performance exceeds targeted levels. At the threshold level, the annual target incentive opportunity is decreased by 50 percent, and if Company performance falls below the threshold level, the annual target incentive opportunity decreases to zero. Actual cash incentive awards depend on achievement of annual performance goals established by the Committee for MoneyGram, and overall individual performance. The Committee, with input from management, determines the financial objectives for the Named Executives in order to place the appropriate focus on desired results and key initiatives.

To align the Named Executives annual incentive compensation opportunities with the Company’s plan and its growth objectives, the Committee set the 2010 executives’ annual incentive compensation award targets for performance by establishing a grid based on the total Company’s net revenue and EBITDA performance, each adjusted for certain items as approved by the Committee.

	Percent	Percent
	Weighting	Weighting
Performance Metric	at Target	at Maximum

Net Revenue	40%	80%
EBITDA	60%	120%

For most Named Executives, the above metrics determine 100 percent of their annual cash incentive opportunity. Net revenue metrics relating to the performance of their respective regional business units determine 50 percent of the annual cash incentive opportunity for Messrs. O’Malley and Hempsey, while the above metrics determine the other 50 percent of their respective annual cash incentive opportunities.

The Company continues to target annual cash incentive opportunity for each Named Executive at the 50th percentile of the Compensation Peer Group Data. The 2010 annual cash incentive opportunity for the Named Executives is at or below the 50th percentile.

2010 Compensation Peer Group

The Committee reviews the Compensation Peer Group annually to confirm that the Compensation Peer Group includes companies that are most comparable to the Company on the basis of industry focus and scope of operations. Based on these considerations, the Committee added the following companies to the Compensation Peer Group for 2010: Dollar Financial Corp., Advance America Cash Advance Centers and Jack Henry & Associates Inc. The Committee removed the following companies from the Compensation Peer Group for 2010: Advanta Corp., Jones Lang LaSalle, Lawson Software, Inc., and Metavante (acquired by Fidelity National Information Services). The Committee notes that given the Company’s 2008 recapitalization and its current ownership structure and overall leverage, the Company may need to utilize non-comparable compensation practices to attract and retain Named Executives.

The Committee selected the following companies to comprise the 2010 Compensation Peer Group:

Acxiom Corp.	Dun & Bradstreet Corp.	Jack Henry & Associates Inc.
ACI Worldwide Inc.	Equifax Inc.	Online Resources Corp.
Advance America Cash Advance Centers	Euronet Worldwide Inc.	Total System Services Inc.
Alliance Data Systems Corp.	Fidelity National Information Services	Trans Union, LLC
Convergys Corp.	Fiserv Inc.	The Western Union Company
Dollar Financial Corp.	Global Payments Inc.
DST Systems	Heartland Payment Systems

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis above, which sets forth the objectives of MoneyGram’s executive compensation and benefit programs.

2009 SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Non-Qualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)(1)	($)(2)	($)(3)	($)(3)	($)(4)	($)(5)	($)(6)	($)

Pamela H. Patsley	2009	580,385	250,000	—	16,653,113	310,800	—	66,040	17,860,338
Chairman and Chief
Executive Officer
Anthony P. Ryan(7)	2009	449,695	—	—	9,039,800	215,500	360,285	2,693,852	12,759,132
Former President and	2008	451,250	—	—	—	469,300	47,749	50,129	1,018,428
Chief Executive Officer	2007	395,723	—	149,493	224,698	—	96,574	71,525	938,013
Jean C. Benson	2009	257,376	20,000	—	1,600,750	54,400	2,601	10,890	1,946,047
Senior Vice President and Controller
Jeffrey R. Woods(8)	2009	177,692	—	—	6,885,850	132,000	—	75,337	7,270,879
Former Executive Vice President and Chief
Financial Officer
David J. Parrin(9)	2009	125,675	—	—	—	30,700	187,739	3,274,521	3,618,635
Former Executive Vice	2008	375,580	—	—	—	360,600	48,891	59,037	844,108
President and Chief	2007	370,308	—	442,043	224,698	—	88,278	99,041	1,224,368
Financial Officer
Daniel J. O’Malley	2009	348,558	—	—	4,001,875	110,400	239,439	11,779	4,712,051
Executive Vice	2008	315,432	30,000	—	—	277,600	40,691	21,618	685,341
President, Americas
John Hempsey(10)	2009	345,442	—	—	2,801,313	91,197	—	80,946	3,318,898
Executive Vice President, Europe, Middle East, Africa and Asia Pacific of MoneyGram International Limited
Mubashar Hameed(11)	2009	282,404	—	—	2,801,313	74,600	—	61,136	3,219,453
Former Executive Vice President and Chief Information Officer
Mary A. Dutra(12)	2009	252,226	—	—	—	59,700	537,531	1,825,125	2,674,582
Former Executive Vice	2008	295,400	—	—	—	236,300	30,065	52,778	614,544
President, Global Payment Processing and Settlement
Cindy J. Stemper(13)	2009	141,265	—	—	—	29,300	353,337	2,420,061	2,943,963
Former Executive Vice President, Human Resources and Corporate Services

(1)	The following amounts were deferred pursuant to the deferred compensation plan and are reported in the 2009 Nonqualified Deferred Compensation Table below: Mr. Ryan, $19,786 for 2007; Ms. Dutra, $10,089 for 2009, $11,816 for 2008 and $14,563 for 2007; and Ms. Stemper, $5,651 for 2009. Effective April 1, 2010, no further deferrals are allowed under the deferred compensation plan.

(2)	In 2009, 2008 and 2007, MoneyGram awarded bonuses based solely on MoneyGram’s achievement of certain performance targets established under incentive plans, which bonus amounts, if any, are recorded under the Non-Equity Incentive Plan Compensation column of this table. In 2009, Ms. Patsley received a signing bonus and Ms. Benson received a discretionary bonus which are recorded under the Bonus column of this table. In 2008, MoneyGram awarded a restructuring bonus relating to the 2008 recapitalization to Mr. O’Malley which is recorded under the Bonus column of this table.

(3)	The amounts included in these columns represent the aggregate grant date fair value of the awards made to Named Executives in accordance with applicable accounting guidance (see Note 14 — Stock-Based Compensation of the Notes to Consolidated Financial Statements in our 2009 Form 10-K). In connection with their respective separations from the Company, Messrs. Ryan and Hameed forfeited a portion of their option awards and Mr. Woods forfeited his entire option award.

(4)	Non-equity incentive plan compensation represents awards earned during 2009, 2008 and 2007, respectively, in recognition of achievement of performance goals under the annual cash incentive plan. Due to losses in our investment portfolio during 2007, the financial objectives under the annual cash incentive plan for 2007 were not attained. Consequently, the Named Executives did not earn an annual cash incentive plan payout in 2007.

(5)	This column represents both changes in pension value for the Named Executives and above market earnings on deferred compensation. “Above market earnings” is defined as the difference between the interest rate paid by MoneyGram and 120 percent of the applicable federal long term rate. The changes in pension values (pension plan and supplemental pension plan) were as follows: Mr. Ryan, $358,708 for 2009, $46,250 for 2008 and $96,574 for 2007; Ms. Benson, $2,597 for 2009; Mr. Parrin, $183,608 for 2009, $44,408 for 2008 and $87,942 for 2007; Mr. O’Malley, $239,319 for 2009 and $40,614 for 2008; Ms. Dutra, $535,981 for 2009, $29,114 for 2008 and $194,311 for 2007; and Ms. Stemper, $352,147 for 2009.

The above market earnings on deferred compensation were as follows: Mr. Ryan, $1,577 for 2009 and $1,499 for 2008; Ms. Benson, $4 for 2009; Mr. Parrin, $4,131 for 2009, $4,483 for 2008 and $336 for 2007; Mr. O’Malley, $120 for 2009 and $77 for 2008; Ms. Dutra, $1,550 for 2009 and $951 for 2008; and Ms. Stemper, $1,190 for 2009. In April 2010, the deferred compensation plan was amended to reduce the interest rate to a short-term index rate.

(6)	For a breakdown of the components which comprise all other compensation for the Named Executives, refer to the table entitled “2009 Details Behind All Other Compensation Column Table” immediately below.

(7)	Mr. Ryan and MoneyGram entered into a Separation Agreement and Release of All Claims (the “Ryan Separation”), dated as of October 21, 2009, providing that Mr. Ryan’s employment with MoneyGram terminated without “Cause” (as such term is defined in the special severance plan (Tier I)) as of September 1, 2009. For a description of Mr. Ryan’s separation arrangements, see footnote 14 to the “2009 Details Behind All Other Compensation Column Table” immediately below.

(8)	On January 15, 2010, Mr. Woods and MoneyGram mutually agreed that Mr. Woods’ employment with MoneyGram and its subsidiaries would terminate effective January 15, 2010 (the “Woods Separation”). For a description of Mr. Woods’ separation arrangements, see footnote 1 to the “Severance Agreements — Potential Payments and Benefits Upon Termination” table under “Part Four — Other Important Information — Executive Compensation — Severance Plans” in this proxy statement.

(9)	On March 20, 2009, Mr. Parrin and MoneyGram mutually agreed that Mr. Parrin’s employment with MoneyGram and its subsidiaries would terminate effective March 24, 2009 (the “Parrin Separation”). For a description of Mr. Parrin’s separation arrangements, see footnote 15 to the “2009 Details Behind All Other Compensation Column Table” immediately below.

(10)	Mr. Hempsey’s employment will terminate effective April 30, 2010. For a description of Mr. Hempsey’s separation arrangements, see “Part Four — Other Important Information — Compensation Discussion and Analysis — Executive Employment Agreements — John Hempsey” in this proxy statement. Mr. Hempsey’s pay is denominated in British pounds and, as a result, the amount of compensation reported in U.S. dollars is impacted by fluctuations in the value of the U.S. dollar compared to the British pound. Mr. Hempsey’s 2009 compensation, other than option awards, has been converted to U.S. dollars using an exchange rate of 1.607 as of December 31, 2009.

(11)	On January 25, 2010, Mr. Hameed and MoneyGram mutually agreed that Mr. Hameed’s employment with MoneyGram and its subsidiaries would terminate effective January 25, 2010 (the “Hameed Separation”). For a description of Mr. Hameed’s separation arrangements, see footnote 2 to the “Severance Agreements — Potential Payments and Benefits Upon Termination” table under “Part Four — Other Important Information — Executive Compensation — Severance Plans” in this proxy statement.

(12)	On March 25, 2009, Ms. Dutra and MoneyGram mutually agreed that Ms. Dutra’s employment with MoneyGram and its subsidiaries would terminate effective September 24, 2009 (the “Dutra Separation”). For a description of Ms. Dutra’s separation arrangements, see footnote 16 to the “2009 Details Behind All Other Compensation Column Table” immediately below.

(13)	Ms. Stemper and MoneyGram entered into a Separation Agreement and Release of All Claims (the “Stemper Separation”), dated as of June 9, 2009, providing that Ms. Stemper’s employment with MoneyGram terminated as of May 24, 2009. For a description of Ms. Stemper’s separation arrangements, see footnote 17 to the “2009 Details Behind All Other Compensation Column Table” immediately below.

2009 DETAILS BEHIND ALL OTHER COMPENSATION COLUMN TABLE

		Perquisites		Registrant
		and		Contributions to
		Other		Defined		Tax
		Personal		Contribution	Insurance	Reimbursements
Name	Year	Benefits ($)		Plans ($)(11)	Premiums ($)(12)	($)(13)	Severance		Other ($)(18)	Total ($)

Pamela H. Patsley	2009	39,015	(1)	9,800	80	12,145	—		5,000	66,040
Anthony P. Ryan	2009	13,634	(2)	9,800	90	—	2,670,328	(14)	—	2,693,852
Jean C. Benson	2009	1,000	(3)	9,800	90	—	—		—	10,890
Jeffrey R. Woods	2009	45,338	(4)	—	30	29,969	—		—	75,337
David J. Parrin	2009	10,270	(5)	5,027	90	—	2,969,346	(15)	289,788	3,274,521
Daniel J. O’Malley	2009	1,889	(6)	9,800	90	—	—		—	11,779
John Hempsey	2009	35,290	(7)	—	7,657	—	—		37,999	80,946
Mubashar Hameed	2009	46,484	(8)	9,800	90	4,762	—		—	61,136
Mary A. Dutra	2009	9,751	(9)	9,800	90	—	1,805,484	(16)	—	1,825,125
Cindy J. Stemper	2009	8,149	(10)	5,651	38	—	2,390,249	(17)	15,974	2,420,061

(1)	Perquisites provided to Ms. Patsley were comprised of: legal fees reimbursement during hiring contract negotiation and annual financial counseling services.

(2)	Perquisites provided to Mr. Ryan were comprised of: car allowance, annual financial counseling services and reimbursement of country club membership fees or dues, including all costs of membership.

(3)	Perquisites provided to Ms. Benson were comprised of: reimbursement of a health club membership.

(4)	Perquisites provided to Mr. Woods were comprised of: legal fees reimbursement during hiring contract negotiation and $30,338 in commuting expense reimbursements.

(5)	Perquisites provided to Mr. Parrin were comprised of: car allowance, annual financial counseling services and reimbursement of country club and health/social club membership fees or dues, including all costs of membership.

(6)	Perquisites provided to Mr. O’Malley were comprised of: reimbursement of country club/health club membership fees or dues, including all costs of membership.

(7)	Perquisites provided to Mr. Hempsey were comprised of: car allowance, annual physical examination and annual financial counseling services.

(8)	Perquisites provided to Mr. Hameed were comprised of: annual financial counseling services, temporary relocation and tax gross up and $30,769 in commuting expense reimbursements.

(9)	Perquisites provided to Ms. Dutra were comprised of: car allowance, reimbursement of health club membership fees or dues and annual financial counseling services.

(10)	Perquisites provided to Ms. Stemper were comprised of: car allowance, reimbursement of health club membership fees or dues and annual financial counseling services.

(11)	The 401(k) plan allows employees to defer up to 50 percent of eligible compensation on a pre-tax basis subject to federal tax law limits. MoneyGram matches 100 percent of the first three percent and 50 percent of the next two percent of compensation deferred. The 401(k) plan also gives the Board the right to grant an annual discretionary profit sharing contribution although no discretionary profit sharing contribution was granted for 2009. The matching contributions for 2009 are set forth in the table.

(12)	Represents premiums paid by MoneyGram in 2009 for life and travel accident insurance covering each of the Named Executives.

(13)	For Ms. Patsley, represents tax gross up for legal fees during hiring contract negotiation of $12,145.

For Messrs. Woods and Hameed, represents tax gross up for commuting expenses of $29,969 and $4,762, respectively.

(14)	Mr. Ryan was a participant in the special severance plan (Tier I). MoneyGram and Mr. Ryan entered into a Separation Agreement and Release of all Claims (the “Ryan separation agreement”) dated as of October 21, 2009, which provided for Mr. Ryan’s resignation as MoneyGram’s President and CEO, as well as a member of MoneyGram’s Board effective September 1, 2009. Under the Ryan separation agreement, Mr. Ryan received the severance benefits to which he was entitled under the terms of the special severance plan (Tier I). These benefits were as follows: (i) $950,000 as salary severance; (ii) $1,189,258 as bonus severance under the annual cash incentive plan; (iii) an increase in the special retirement benefits under the supplemental pension plan approximating the incremental amount of the retirement benefits that would have been payable if Mr. Ryan’s employment had continued through March 24, 2011, payable over ten years commencing when Mr. Ryan first attains retirement age, a benefit valued at approximately $476,008 as of December 31, 2009; (iv) certain other benefits totaling $55,062, including continuation of medical, dental and life insurance through March 31, 2011 including COBRA coverage gross up payments, outplacement benefits through September 1, 2011 and financial counseling benefits; and (v) cashless exercise of any vested MoneyGram stock option rights. In general, cash payments, other than those with respect to the supplemental pension plan, will be made in March 2010. Under the Ryan separation agreement, Mr. Ryan agreed that, for a period of two years following the separation date, he will not (i) engage in any activities in competition with the business of MoneyGram or (ii) solicit employees or customers of MoneyGram. The special severance plan (Tier I) provides for, and the Ryan separation agreement acknowledges, that to the extent any of the payments are subject to the excise tax under Section 280G of the Code, an additional payment will be made in an amount sufficient to allow Mr. Ryan to pay all excise taxes without a reduction in severance benefits. At the present time, based on the value to the Company of the non-competition and non-solicitation provisions contained in the Ryan separation agreement, the Company does not anticipate paying any excise tax or gross up in connection with the special severance plan (Tier I). The Ryan separation agreement also includes confidentiality, non-disparagement and non-disclosure obligations.

The Ryan separation agreement further provides that Mr. Ryan and MoneyGram enter into a Consulting Agreement for a term expiring on February 18, 2010. Under the Consulting Agreement, Mr. Ryan agreed to provide MoneyGram up to sixty hours of consulting services relating to certain projects and MoneyGram agreed to pay Mr. Ryan $500 per hour in consideration of the consulting services. MoneyGram did not utilize any services or make any payments to Mr. Ryan under the Consulting Agreement.

(15)	Mr. Parrin was a participant in the special severance plan (Tier I). MoneyGram and Mr. Parrin entered into a Separation Agreement and Release of all Claims (the “Parrin separation agreement”) dated as of March 20, 2009, which provided for Mr. Parrin’s resignation as MoneyGram’s Executive Vice President and Chief Financial Officer effective March 24, 2009. Under the Parrin separation agreement, Mr. Parrin received the severance benefits to which he was entitled under the terms of the special severance plan (Tier I). These benefits were as follows: (i) $782,458 as salary severance; (ii) $1,558,333 as bonus severance under the annual cash incentive plan; (iii) an increase in the special retirement benefits under the supplemental pension plan approximating the incremental amount of the retirement benefits that would have been payable if Mr. Parrin’s employment had continued through March 24, 2011, payable over ten years commencing when Mr. Parrin first attains retirement age, a benefit valued at approximately $487,269 as of December 31, 2009; (iv) $77,823 as payment in lieu of certain taxable perquisites; and (v) certain other benefits totaling $63,463, including continuation of life, medical and dental insurance for a period of two years including COBRA coverage gross up payments, outplacement benefits, legal fees reimbursement and financial counseling services. In general, cash payments, other than those with respect to the supplemental pension plan, were made in October 2009. In addition, the special severance plan (Tier I), provides that, to the extent any of the payments are subject to the excise tax under Section 280G of the Code, an additional payment will be made in an amount sufficient to allow Mr. Parrin to pay all excise taxes without a reduction in severance payments. At the present time, based on the value to the Company of the non-competition and non-solicitation provisions contained in the Parrin separation agreement, the Company does not anticipate paying any excise tax or gross up in connection with the special severance plan (Tier I). The Parrin separation agreement also includes confidentiality, non-disparagement and non-disclosure obligations.

(16)	Ms. Dutra was a participant in the special severance plan (Tier I). MoneyGram and Ms. Dutra entered into a Separation Agreement and Release of all Claims (the “Dutra separation agreement”) dated as of March 25, 2009, which provided for Ms. Dutra’s resignation as MoneyGram’s Executive Vice President, Global Payment Processing and Settlement, effective September 24, 2009. Under the Dutra separation agreement, Ms. Dutra received the severance benefits to which she was entitled under the terms of the special severance plan (Tier I). These benefits were as follows: (i) $467,717 as salary severance; (ii) $758,130 as bonus severance under the annual cash incentive plan; (iii) an increase in the special retirement benefits under the supplemental pension plan approximating the incremental amount of the retirement benefits that would have been payable if Ms. Dutra’s employment had continued through March 24, 2011, payable over ten years commencing in 2010, when Ms. Dutra first attains retirement age, a benefit valued at approximately $553,807 as of December 31, 2009; and (iv) certain other benefits totaling $25,830, including continuation of life, medical and dental insurance for a period of 18 months including COBRA coverage gross up payments, and financial counseling and club membership benefits. In general, cash payments, other than those with respect to the supplemental pension plan, will be made in April 2010. In addition, the special severance plan (Tier I), provides that, to the extent any of the payments are subject to the excise tax under Section 280G of the Code, an additional payment will be made in an amount sufficient to allow Ms. Dutra to pay all excise taxes without a reduction in severance payments. At the present time, based on the value to the Company of the non-competition and non-solicitation provisions contained in the Dutra separation agreement, the Company does not anticipate paying any excise tax or gross up in connection with the special severance plan (Tier I). The Dutra separation agreement also includes confidentiality, non-disparagement and non-disclosure obligations.

(17)	Ms. Stemper was a participant in the special severance plan (Tier I). MoneyGram and Ms. Stemper entered into a Separation Agreement and Release of all Claims (the “Stemper separation agreement”) dated as of June 9, 2009, which provided for Ms. Stemper’s resignation as MoneyGram’s Executive Vice President, Human Resources and Corporate Services effective May 24, 2009. Under the Stemper separation agreement, Ms. Stemper received the severance benefits to which she was entitled under the terms of the special severance plan (Tier I). These benefits were as follows: (i) $502,838 as salary severance; (ii) $699,495 as bonus severance under the annual cash incentive plan; (iii) an increase in the special retirement benefits under the supplemental pension plan approximating the incremental amount of the retirement benefits that would have been payable if Ms. Stemper’s employment had continued through March 24, 2011, payable over ten years commencing when Ms. Stemper first attains retirement age, a benefit valued at approximately $432,514 as of December 31, 2009; (iv) $678,995 of excise tax reimbursement and related gross up; (v) $21,500 as payment in lieu of certain taxable perquisites; and (vi) certain other benefits totaling $54,907, including continuation of medical, dental and life insurance through March 31, 2011 including COBRA coverage gross up payments, outplacement benefits, reimbursement of specified professional memberships and reimbursement of legal fees incurred to review her separation agreement. In general, cash payments, other than those with respect to the supplemental pension plan, were made in December 2009. In addition, the special severance plan (Tier I) provides that, to the extent any of the payments are subject to the excise tax under Section 280G of the Code, an additional payment will be made in an amount sufficient to allow Ms. Stemper to pay all excise taxes without a reduction in severance payments. The Stemper separation agreement also includes confidentiality, non-disparagement and non-disclosure obligations.

(18)	The deferred compensation plan was established for executives and other select employees who are limited as to the amount of deferrals allowed under the 401(k) plan or are limited by federal tax law as to the amount of profit sharing contributions that may be allocated to them. Prior to April 1, 2010, the deferred compensation plan allowed selected participants to defer the receipt of salary and incentive payments.

With respect to Mr. Parrin and Ms. Stemper, the amounts reflected include $289,788 and $15,974, respectively, in distributions that were made from the deferred compensation plan.

The amount for Mr. Hempsey reflects the total monthly payments made in lieu of a formal pension scheme, equating to 11 percent of his basic annual salary, as stated in the Hempsey service agreement.

The amount for Ms. Patsley reflects the Company’s match of a charitable contribution made by Ms. Patsley. Such corporate match is provided under the directors’ matching gift program.

The following table summarizes the 2009 grants of equity and non-equity plan-based awards for each Named Executive.

2009 GRANTS OF PLAN-BASED AWARDS

					All		Grant
					Other		Date
					Option		Fair
					Awards:	Exercise	Value
					Number	or	of
		Estimated Future Payouts			of	Base	Stock
		Under Non-Equity Incentive			Securities	Price of	And
		Plan Awards			Option	Option	Option
	Grant	Threshold	Target	Maximum	Awards	Awards	Awards
Name	Date(1)	($)	($)	($)	(#)	($/Sh)(2)	($)(3)

Pamela H. Patsley	02/09/2009**	294,347	588,693	1,177,386
	01/21/2009*				4,700,000	1.50	3,701,368
	05/12/2009*				1,000,000	1.59	1,029,625
	08/31/2009*				6,300,000	2.66	11,922,120
Anthony P. Ryan(4)	02/09/2009**	204,077	408,154	816,308
	05/06/2009*				8,000,000	1.74	9,039,800
Jean C. Benson	02/09/2009**	51,475	102,950	205,901
	08/11/2009*				1,000,000	2.30	1,600,750
Jeffrey R. Woods(5)	08/03/2009**		132,000	198,000
	08/11/2009*				4,250,000	2.30	6,885,850
David J. Parrin(6)	02/09/2009**	29,035	58,070	116,141
Daniel J. O’Malley	02/09/2009**	104,567	209,135	418,270
	08/11/2009*				2,500,000	2.30	4,001,875
John Hempsey	02/09/2009**	85,984	171,969	343,938
	08/11/2009*				1,750,000	2.30	2,801,313
Mubashar Hameed(7)	02/09/2009**	70,601	141,202	282,404
	08/11/2009*				1,750,000	2.30	2,801,313
Mary A. Dutra(8)	02/09/2009**	56,726	113,453	226,905
Cindy J. Stemper(9)	02/09/2009**	27,749	55,497	110,994

*	Denotes awards granted pursuant to the 2005 incentive plan

**	Denotes awards granted pursuant to the annual cash incentive plan and the 2005 incentive plan

(1)	The grant date of all equity awards, other than those for the CEO, is the date of the Human Resources and Nominating Committee meeting at which such award is approved. The grant date of all equity awards for the CEO is the date of the Board of Directors meeting at which such award is ratified.

(2)	All options are granted with an exercise price equal to the greater of $1.50 or the fair market value of our common stock on the grant date. Fair market value is defined under the 2005 incentive plan as the closing sales prices of the common stock on the NYSE as reported in the consolidated transaction reporting system on the grant date or, if such Exchange is not open for trading on such date, on the most recent preceding date when such Exchange is open for trading.

(3)	The amount included in this column represents the aggregate grant date fair value of the awards made to Named Executives in accordance with applicable accounting guidance (see Note 14 — Stock-Based Compensation of the Notes to Consolidated Financial Statements in our 2009 Form 10-K). In connection with their respective separations from the Company, Messrs. Ryan and Hameed forfeited a portion of their option awards and Mr. Woods forfeited his entire option award.

(4)	In connection with the Ryan Separation, the unvested portion of his option was forfeited as of September 1, 2009. Mr. Ryan has 270 days from September 1, 2009 to exercise any portion of the option that has vested, at which time the unexercised portion of the option will expire in accordance with its terms. Mr. Ryan had three months from September 1, 2009 to exercise any options granted prior to 2009 that had previously vested, at which time all unexercised options expired in accordance with their terms.

(5)	In connection with the Woods Separation, his entire option was forfeited as of January 15, 2010.

(6)	In connection with the Parrin Separation, all unvested options were forfeited as of March 24, 2009. Mr. Parrin had three months from March 24, 2009 to exercise any options that had previously vested, at which time all unexercised options expired in accordance with their terms.

(7)	In connection with the Hameed Separation, the unvested portion of his option was forfeited as of January 25, 2010. Mr. Hameed has 180 days from January 25, 2010 to exercise any portion of the option that has vested, at which time the unexercised portion of the option will expire in accordance with its terms.

(8)	In connection with the Dutra Separation, all unvested options were forfeited as of September 24, 2009. Ms. Dutra had three months from September 24, 2009 to exercise any options that had previously vested, at which time all unexercised options expired in accordance with their terms.

(9)	In connection with the Stemper Separation, all unvested options were forfeited as of May 24, 2009. Ms. Stemper had three months from May 24, 2009 to exercise any options that had previously vested, at which time all unexercised options expired in accordance with their terms.

The following tables summarize the total outstanding equity awards as of December 31, 2009, for each Named Executive, as well as the number of option awards exercised and restricted stock awards vested during 2009. With respect to our common stock, the following table utilizes the market value, measured as the closing price on December 31, 2009, which was $2.88 per share.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Option Awards				Stock Awards
						Market
					Number of	Value (as of
					Shares or	December 31,
	Number of				Units of	2009) of
	Securities				Stock	Shares or
	Underlying				That	Units of
	Unexercised		Option		Have	Stock
	Options		Exercise	Option	Not	That Have
	Exercisable	Unexercisable	Price	Expiration	Vested	Not Vested
Name	(#)(1)(2)	(#)(1)(2)	($/Sh)(3)	Date	(#)(4)	($)(5)

Pamela H. Patsley
Grant Date:
01/21/09		4,700,000	1.50	01/21/19
05/12/09		1,000,000	1.59	05/12/19
08/31/09		6,300,000	2.66	08/31/19

Anthony P. Ryan
Grant Date:
05/06/09(6)	600,000		1.74	05/06/19

Jean C. Benson
Grant Date:
10/01/01	2,600		14.1546	10/01/11
03/26/02	4,400		20.7979	03/26/12
02/19/03	7,500		15.6165	02/19/13
02/18/04	5,200		19.3208	02/18/11
02/16/05	4,200		20.51	02/16/15
02/15/06	4,000		27.245	02/15/16
02/14/07	1,867	933	29.255	02/14/17
08/11/09	75,000	925,000	2.30	08/11/19

Jeffrey R. Woods(7)
Grant Date:
08/11/09		4,250,000	2.30	08/11/19

	Option Awards				Stock Awards
						Market
					Number of	Value (as of
					Shares or	December 31,
	Number of				Units of	2009) of
	Securities				Stock	Shares or
	Underlying				That	Units of
	Unexercised		Option		Have	Stock
	Options		Exercise	Option	Not	That Have
	Exercisable	Unexercisable	Price	Expiration	Vested	Not Vested
Name	(#)(1)(2)	(#)(1)(2)	($/Sh)(3)	Date	(#)(4)	($)(5)

David J. Parrin(8)

Daniel J. O’Malley
Grant Date:
02/17/00	3,500		18.6069	02/17/10
02/15/01	6,375		19.1875	02/15/11
03/26/02	7,800		20.7979	03/26/12
02/19/03	8,000		15.6165	02/19/13
02/18/04	5,200		19.3208	02/18/11
02/16/05	7,300		20.5100	02/16/15
02/15/06	5,300		27.2450	02/15/16
02/14/07	4,934	2,466	29.2550	02/14/17
02/14/07					1,950	5,616
08/11/09	187,500	2,312,500	2.30	08/11/19

John Hempsey
Grant Date:
05/13/03	5,000		15.5746	05/13/13
02/18/04	8,000		19.3208	02/18/11
02/16/05	4,400		20.51	02/16/15
02/15/06	8,800		27.245	02/15/16
02/14/07	4,934	2,466	29.255	02/14/17
02/14/07					1,950	5,616
08/11/09	131,250	1,618,750	2.30	08/11/19

Mubashar Hameed(9)
Grant Date:
08/11/09	131,250	1,618,750	2.30	08/11/19

Mary A. Dutra(10)

Cindy J. Stemper(11)

(1)	The total number of options granted on 2/17/2000, 2/15/2001, 3/26/2002, 2/19/2003 and 2/18/2004 represents the grant on each such date of both an incentive stock option (“ISO”) award and a non-qualified stock option (“NQSO”), containing the same expiration date and exercise price. Not all Named Executives have awards on each of the foregoing dates, as reflected in the table above.

For each Named Executive, the total number of options outstanding consist of the following: Ms. Patsley, 12,000,000 NQSO; Mr. Ryan, 600,000 NQSO; Ms. Benson, 19,145 ISO and 1,011,555 NQSO; Mr. Woods, 4,250,000 NQSO; Mr. O’Malley, 23,872 ISO and 2,527,003 NQSO; Mr. Hempsey, 1,783,600 NQSO; and Mr. Hameed, 1,750,000 NQSO.

(2)	The options granted in 2000 through 2002 vested in two equal annual installments, beginning one year from the grant date and have a ten year term; the options granted in 2003, 2005, 2006 and 2007 vest or vested, as applicable, in three equal annual installments, beginning one year from the grant date and have a ten year term; and the options granted in 2004 vest in five equal annual installments, beginning one year from the grant date and have a seven year term.

For options granted in 2009, 50 percent of the shares are considered time-vested and 50 percent of the shares are considered stock performance-vested. The time-vested portion of the option vests (i) for Ms. Patsley, in four equal annual installments, beginning one year from the grant date and have a ten year term, or (ii) for employees hired prior to 2009, 15 percent on the 31st day after the grant date, 20 percent on the first, second and third anniversary of the grant date, 10 percent on the fourth anniversary of the grant date and 15 percent on the fifth anniversary of the grant date and have a ten year term or (iii) for employees hired in 2009, except Ms. Patsley, in five equal annual installments, beginning one year from the grant date and have a ten year term. With respect to the stock performance-vested portion of the option, shares vest in two installments when the value of the common stock of the Company reaches a certain price per share for a period of 20 consecutive trading days for each installment during the five-year period following the grant date.

(3)	For options granted between July 1, 2004 and January 1, 2009, the exercise price was equal to the fair market value of our common stock on the grant date, defined as the average of the high and low sales prices of the shares on the grant date. Options granted prior to July 1, 2004 represent the number of shares underlying options granted by Viad prior to the Spin-Off that were converted in the Spin-Off into options to acquire common stock. At the time of the Spin-Off, each Viad option that was outstanding immediately prior to the Spin-Off was converted into two options: (i) an option to purchase shares of Viad common stock and (ii) an option to purchase shares of MoneyGram common stock. The exercise price of each MoneyGram stock option resulting from the conversion of these Viad stock options equaled the exercise price of the related Viad stock option times a fraction, the numerator of which was the closing price of a share of MoneyGram common stock on the first trading day after the Spin-Off and the denominator of which was that price plus the closing price of a share of Viad common stock on the first trading day after the Spin-Off (divided by four to reflect the post-spin Viad reverse stock split).

For options granted on January 21, 2009, the exercise price was set at $1.50, which amount was determined to be at least equal to the fair market value of our common stock on the grant date. For options granted after January 21, 2009, the exercise price was set at $1.50 or the fair market value of our common stock on the grant date, defined as the closing sale price of the shares on the grant date, whichever was higher.

(4)	The restricted stock vests in full on the third anniversary of the grant date.

(5)	Market value of shares or units of stock was computed by multiplying the number of shares or units that have not vested by the closing price of our stock on the NYSE on December 31, 2009.

(6)	In connection with the Ryan Separation, the unvested portion of the option (7,406,433 shares) was forfeited as of September 1, 2009. Mr. Ryan has 270 days from September 1, 2009 to exercise the vested portion of the option, at which time the vested but unexercised portion of the option will expire in accordance with its terms.

(7)	In connection with the Woods Separation, his entire option was forfeited as of January 15, 2010.

(8)	In connection with the Parrin Separation, all unvested options (6,433 shares) were forfeited as of March 24, 2009. Mr. Parrin had three months from March 24, 2009 to exercise any options that had previously vested, at which time all unexercised options expired in accordance with their terms.

(9)	In connection with the Hameed Separation, the unvested portion of the option was forfeited as of January 25, 2010. Mr. Hameed has 180 days from January 25, 2010 to exercise the vested portion of the option, at which time the vested but unexercised portion of the option will expire in accordance with its terms.

(10)	In connection with the Dutra Separation, all unvested options (2,700 shares) were forfeited as of September 24, 2009. Ms. Dutra had three months from September 24, 2009 to exercise any options that had previously vested, at which time all unexercised options expired in accordance with their terms.

(11)	In connection with the Stemper Separation, all unvested options (2,100 shares) were forfeited as of May 24, 2009. Ms. Stemper had three months from May 24, 2009 to exercise any options that had previously vested, at which time all unexercised options expired in accordance with their terms.

2009 OPTION EXERCISES AND STOCK VESTED TABLE

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting(1)
Name	(#)	($)	(#)	($)

Pamela H. Patsley	—	—	—	—
Anthony P. Ryan	—	—	21,690	26,462
Jean C. Benson	—	—	—	—
Jeffrey R. Woods	—	—	—	—
David J. Parrin	—	—	6,380	7,784
Daniel J. O’Malley	—	—	7,670	9,357
John Hempsey	—	—	1,920	2,342
Mubashar Hameed	—	—	—	—
Mary A. Dutra	—	—	1,662	2,028
Cindy J. Stemper	—	—	1,690	2,062

(1)	The value realized on vesting of the stock awards is the fair market value of our common stock at the time of vesting. The fair market value used for purposes of this table is the closing price of our common stock on the NYSE on the date of exercise or vesting.

Retirement Plans

401(k) Plan

The 401(k) plan is the Company’s primary retirement plan for employees, including Named Executives. The 401(k) plan is a defined contribution plan that allows employees whose customary employment is for not less than 1,000 hours per year to defer up to 50 percent of their eligible compensation on a pre-tax basis subject to limitations under the Code. MoneyGram matches 100 percent of the first three percent and 50 percent of the next two percent of compensation deferred by an eligible employee. In addition, a discretionary contribution may be granted annually by our Board, however no discretionary contribution was granted for 2009. Employer contributions are initially invested according to a participant’s investment election for employee contributions. Employees may not maintain more than ten percent of their 401(k) account balances in MoneyGram stock. Participants are 100 percent vested immediately in their contributions and employer contributions.

Pension Plan

The pension plan is a noncontributory, qualified defined benefit plan. The pension plan was frozen effective December 31, 2003. Through December 31, 2000, the pension plan was structured using a traditional defined benefit plan formula based primarily on the eligible employee’s credited length of service and covered compensation during certain years of the participant’s employment period, subject to limits set by federal regulations. From January 1, 2001 through December 31, 2003, benefits accrued under a cash accumulation account formula based upon a percentage of eligible pay plus interest. When the pension plan was frozen in 2003, all benefit accruals and participation under the pension plan were frozen and all participants in the pension plan who were actively employed as of the freeze date became fully vested in their accrued benefits and cash accumulation benefits. Cash accumulation accounts continue to be credited with interest credits until distributed. In addition to normal retirement benefits at age 65, participants who are age 55 and have 10 years of service are eligible for an early retirement benefit. The pension plan also provides for disability, death, termination and spousal benefits. The pension plan provides for the following forms of payment: single life annuity, 75 percent joint and survivor annuity, 50 percent joint and survivor annuity, 100 percent joint and survivor annuity, ten-year certain and life.

Supplemental Pension Plan

The supplemental pension plan provides pension benefits for certain Named Executives and select employees in addition to the benefits provided by the pension plan. The plan was frozen effective December 31, 2009 for the remaining 15 participants, including Mr. O’Malley. The participants accrued benefits using an enhanced pension formula without regard to compensation limits. The supplemental pension plan benefits accrued under a formula that took into account both years of service and pay, including salary and payments under the annual cash incentive plan. The supplemental pension plan also provides for early retirement, disability, death, termination and spousal benefits. Participants are fully vested after five years of service.

Mmes. Patsley and Benson, and Mr. Hempsey do not participate in the supplemental pension plan. The benefit for Messrs. Ryan and Parrin and Mmes. Dutra and Stemper is calculated as two percent of the final average earnings multiplied by the credited service of the participant, less two percent of the primary social security benefit multiplied by the credited service of the participant (as such terms are defined in the supplemental pension plan). Messrs. Ryan and Parrin and Mmes. Dutra and Stemper elected to receive their supplemental pension plan benefit in 10 annual installments upon termination of employment and attainment of age 55.

For the purposes of the preceding benefit formula, credited service does not exceed 25 years. Excluding Mr. O’Malley, Named Executives who have more than 25 years of credited service are eligible for a special benefit. The special benefit is equal to the product of the final average earnings of the participant and 0.5 percent for each additional full year of credited service from 25 to 30 years. The service component of the formula rewards the participant for tenure. In addition, participants may receive the full value of the age 65 benefit, at age 60 if they have 30 or more years of credited service.

Mr. O’Malley’s benefits under the supplemental pension plan are a continuation of the benefits provided under the pension plan on a nonqualified basis, providing ongoing accruals of service and pay through December 31, 2009, including pay beyond qualified plan limitations under Section 401(a)(17) of the Code. Mr. O’Malley is not required to elect his form of payment until he initiates payment from the supplemental pension plan.

In 2006, the Executive Compensation Trust was established to provide a source of funding for the expected liabilities under the supplemental pension plan. The funds held in the trust remain subject to the claims of the creditors of MoneyGram.

The following table summarizes the present accumulated value of the Named Executives’ pension benefits as of December 31, 2009.

2009 PENSION BENEFITS TABLE

		Number of Years	Present Value of
		Credited	Accumulated	Payments During
		Service	Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)(1)	($)

Pamela H. Patsley	Pension plan	—	—	—
	Supplemental pension plan	—	—	—
	Total
Anthony P. Ryan(2)	Pension plan	14.301	74,883	—
	Supplemental pension plan	15.866	1,140,545	—
	Total		1,215,428
Jean C. Benson	Pension plan	8.333	8,382	—
	Supplemental pension plan	—	—	—
	Total		8,382
Jeffrey R. Woods	Pension plan	—	—	—
	Supplemental pension plan	—	—	—
	Total
David J. Parrin(3)	Pension plan	6.789	6,038	—
	Supplemental pension plan	8.792	969,910	—
	Total		975,948
Daniel J. O’Malley	Pension plan	21.500	90,694	—
	Supplemental pension plan	21.500	387,161	—
	Total		477,855
John Hempsey	Pension plan	—	—	—
	Supplemental pension plan	—	—	—
	Total
Mubashar Hameed	Pension plan	—	—	—
	Supplemental pension plan	—	—	—
	Total
Mary A. Dutra(4)	Pension plan	21.477	255,599	28,105
	Supplemental pension plan	22.975	1,701,952	—
	Total		1,957,551	28,105
Cindy J. Stemper(5)	Pension plan	25.222	213,225	—
	Supplemental pension plan	27.058	1,151,298	—
	Total		1,364,523

(1)	The present value of the accumulated benefit is calculated in accordance with applicable accounting guidance. Refer to Footnote 11 of Item 8 of the 2009 Form 10-K for our policy and assumptions made in the valuation of this accumulated benefit.

(2)	For additional detail regarding the pension plan and supplemental pension plan payments pursuant to the Ryan Separation, see footnote 14 to the “2009 Details Behind All Other Compensation Column Table” under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

(3)	For additional detail regarding the pension plan and supplemental pension plan payments pursuant to the Parrin Separation, see footnote 15 to the “2009 Details Behind All Other Compensation Column Table” under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

(4)	For additional detail regarding the pension plan and supplemental pension plan payments pursuant to the Dutra Separation, see footnote 16 to the “2009 Details Behind All Other Compensation Column

Table” under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

(5)	For additional detail regarding the pension plan and supplemental pension plan payments pursuant to the Stemper Separation, see footnote 17 to the “2009 Details Behind All Other Compensation Column Table” under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

Deferred Compensation Plan

The deferred compensation plan was established for executives and other select employees who are limited as to the amount of deferrals allowed under our tax-qualified 401(k) plan or are limited by federal tax law as to the amount of profit sharing contributions that may be allocated to them. Prior to April 1, 2010, the deferred compensation plan allowed selected participants to defer the receipt of salary and incentive payments. Thus, the following compensation could have been deferred under the deferred compensation plan: (i) compensation (base salary and commissions); (ii) incentive pay (annual cash incentive plan); and (iii) supplemental profit sharing contributions. Effective April 1, 2010, no further deferrals are allowed under the deferred compensation plan.

With respect to compensation deferrals, participants in the deferred compensation plan had to make the election to defer such amounts prior to the start of each plan year and could defer up to 50 percent of eligible compensation. With respect to incentive pay deferrals, an election had to be made by the participant to defer by June 30 of the relevant plan year and the participant could defer up to 100 percent of incentive pay. No election was required with respect to supplemental profit sharing contributions, as participants were automatically enrolled and any discretionary contributions made above the Internal Revenue Service qualified plan limits were credited to the participant’s deferral account.

At MoneyGram’s discretion, employees could be granted matching credits with respect to compensation and incentive pay deferrals made under the deferred compensation plan. Until 2009, MoneyGram matched dollar-for-dollar up to four percent of eligible compensation. This matching benefit was eliminated effective January 1, 2009. Accounts established under the deferred compensation plan earn interest. The rate used prior to April 1, 2010 was equal to the yield on the Merrill Lynch Taxable Bond Index — Long Term Medium Quality (A3) Industrial Bonds. Effective April 1, 2010, the deferred compensation plan was amended to reduce the interest rate to a short-term index rate. Participants are 100 percent vested in amounts in their accounts at all times.

If elected at the time of enrollment, participants could take an in-service distribution of compensation or incentive pay deferrals three years after the end of the plan year in which the deferral was made. In-service distributions were not allowed for supplemental profit sharing deferrals. All amounts in a participant’s account are immediately distributable in a lump sum upon death or disability. Upon termination of employment with MoneyGram, the participant’s account becomes immediately distributable in a lump sum or annual installments (not to exceed five years), according to the participants’ irrevocable election.

The Executive Compensation Trust provides a source of funding for the expected liabilities under the deferred compensation plan. The funds held in the trust remain subject to the claims of the creditors of MoneyGram.

2009 NONQUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance
	Last FY	Last FY	Last FY	Distributions	at Last FYE
Name	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)

Pamela H. Patsley	—	—	—	—	—
Anthony P. Ryan	—	4,425	7,053	—	104,392
Jean C. Benson	—	—	16	—	228
Jeffrey R. Woods	—	—	—	—	—
David J. Parrin	—	2,912	14,068	289,788	—
Daniel J. O’Malley	—	1,709	547	—	8,347
John Hempsey	—	—	—	—	—
Mubashar Hameed	—	—	—	—	—
Mary A. Dutra	10,089	1,308	6,983	—	107,259
Cindy J. Stemper	5,651	647	5,279	15,974	64,227

(1)	Represents the election to defer salary earned in 2009 and/or bonuses paid in 2009 and reported in the Summary Compensation Table.

(2)	Represents supplemental profit sharing contributions made in 2009 (earned in 2008) pursuant to the deferred compensation plan and reported in the Summary Compensation Table.

(3)	Represents interest earned pursuant to the deferred compensation plan and reported in the Summary Compensation Table.

(4)	Amounts previously were reported as compensation to the Named Executive in the Summary Compensation Table for previous years.

(5)	Amounts, less current year contributions and earnings, previously were reported as compensation to the Named Executive in the Summary Compensation Table for previous years.

Severance Plans

The following tables reflect the amount of compensation that each of the Named Executives, with the exception of Messrs. Ryan and Parrin and Mmes. Dutra and Stemper (whose employment terminated in 2009), would have received in the event of termination of such Named Executive’s employment with MoneyGram under a variety of circumstances, assuming that termination was effective as of December 31, 2009. The amounts represent the compensation and benefits due and payable upon the different termination events as provided for in the applicable agreements and plans in existence as of December 31, 2009 and do not contemplate changes to existing plans or new plans adopted after December 31, 2009, or any discretion that the Board may exercise to modify a benefit at termination. While the summaries below provide an estimate of the payments that may be made to the Named Executive, actual payments to a Named Executive upon the various events of termination can only be determined at the time of such Named Executive’s actual termination. With respect to Messrs. Ryan and Parrin and Mmes. Dutra and Stemper, the amounts reflected in this proxy statement are the actual amounts that each executive received as a result of his or her separation from the Company in 2009.

The tables include only those benefits, if any, which are enhanced or increased as a result of the event of termination and do not include benefits that the Named Executive is entitled to receive regardless of the event of termination, including but not limited to: (i) any base salary earned but not yet paid; (ii) amounts contributed to or accrued and earned under broad-based employee benefit plans, such as the 401(k) plan, deferred compensation plan, pension plan and supplemental pension plan; and (iii) basic continuation of medical, dental, life and disability benefits. With regard to the accelerated vesting of options, the valuation is based upon the spread between the exercise price and the closing market price of our common stock on December 31, 2009. With regard to the accelerated vesting of restricted stock, the valuation is based on the closing market price of our common stock on December 31, 2009.

The severance plans (Tiers I and II) and special severance plans (Tiers I and II) provide that the Company will pay the excise taxes that a participating executive may incur as a result of payments under the plans. None of the severance plans provide benefits to an executive who separates employment with the Company as a result of death, disability or retirement. The severance plans (Tiers I and II) and special severance plans (Tiers I and II) also contain provisions such that if benefits were awardable under both plans, benefits awardable under one plan would be applied to and set off against benefits awardable under another plan. The terms “change of control,” “cause” and “good reason” are defined in the severance plan documents. The following sections describe the benefits each Named Executive would receive (or in the case of Messrs. Ryan and Parrin and Mmes. Dutra and Stemper did receive) upon termination of employment under our severance plans. There are no current participants in the special severance plan (Tier I) and it expired on March 24, 2010.

Amended and Restated MoneyGram International, Inc. Executive Severance Plan (Tiers I and II)/ MoneyGram International, Inc. UK Senior Executive Severance Plan Tier II, Amended and Restated February 27, 2008

Executives employed by the Company prior to March 24, 2008 participate in one of the two tiers of our severance plan or our UK severance plan. The severance plan (Tier I) provides that if within 24 months after a change of control of MoneyGram the executive’s employment is terminated either by MoneyGram without cause, or by the executive for good reason, then the executive will be entitled to a lump-sum payment calculated as follows: (a) the executive’s highest annual salary fixed while the executive was a MoneyGram employee, plus (b) the largest cash bonus paid to the executive under the annual cash incentive plan during the preceding four years or the target cash bonus under the annual cash incentive plan for the fiscal year in which the change of control occurs, plus (c) the greater of (i) the largest cash bonus paid to the executive under the performance-based stock unit plan during the preceding four years or (ii) the aggregate value of Company stock earned under any performance-related restricted stock award during the preceding four years or (iii) the aggregate value of Company stock awarded under any performance-related restricted stock program for the fiscal year in which the change of control occurs. The amount is then multiplied by three times a fraction, the numerator of which is 36 minus the number of full months from the date of the change of control through the last day of the executive’s employment, and the denominator of which is 36. Messrs. Ryan and Parrin and Mmes. Dutra and Stemper were participants in our executive severance plan (Tier I) until September 1, 2009, March 24, 2009, September 24, 2009 and May 24, 2009, respectively. There are no current participants in our severance plan (Tier I).

The severance plan (Tier II) and the UK severance plan provide that if within 18 months after a change of control of MoneyGram the executive’s employment is terminated either by MoneyGram without cause, or by the executive for good reason, then the executive will be entitled to a lump-sum payment calculated as follows: (a) two times the sum of the executive’s highest annual salary fixed while the executive was a MoneyGram employee, plus (b) the greater of (i) the largest cash bonus paid to the executive under the annual cash incentive plan during the preceding four years or (ii) the target bonus under the annual cash incentive plan for the fiscal year in which the change of control occurs, plus (c) the greater of (i) the largest cash bonus paid to the executive under the performance-based stock unit plan during the preceding four years or (ii) the aggregate value of Company stock earned under any performance-related restricted stock award during the preceding four years or (iii) the aggregate value of Company stock awarded under any performance-related restricted stock program for the fiscal year in which the change of control occurs. The amount is then multiplied by a fraction, the numerator of which is 24 minus the number of months from the date of the change of control through the last day of the executive’s employment, and the denominator of which is 24. Ms. Benson and Mr. O’Malley are participants in our severance plan (Tier II) and Mr. Hempsey is a participant in our UK severance plan.

Severance Plans — Potential Payments and Benefits Upon Termination (Change of Control)

In addition to the severance plans, several of MoneyGram’s compensation and benefit plans contain provisions for enhanced benefits upon a change of control of MoneyGram. Under the severance plan, a change of control triggers immediate vesting of stock options, restricted stock and performance-based restricted stock. In addition, a pro-rata portion of the annual target incentive opportunity under the annual cash incentive plan would become payable and a cash payment pursuant to any outstanding performance-based stock unit plan awards would become payable. Pursuant to the supplemental pension plan, the Named Executives, other than Mr. Hempsey, would be entitled to accelerated vesting of benefits and would receive a lump sum distribution of their benefits if the acquiring entity does not have a credit rating from Standard & Poor Corporation of “A” or better.

The following table sets forth the benefits each Named Executive (other than Messrs. Ryan and Parrin and Mmes. Dutra and Stemper) would receive under our severance plans and employment agreements, and upon a termination of employment due to a change of control of the Company as of December 31, 2009.

		Anthony P.	Jean C.		David J.	Daniel J.		Mubashar	Mary A.	Cindy J.
	Pamela H.	Ryan	Benson	Jeffrey R.	Parrin	O’Malley	John	Hameed	Dutra	Stemper
Benefit	Patsley	(1)(2)	(1)	Woods	(1)(3)	(1)	Hempsey	(1)	(1)(4)	(1)(5)

Severance payment(6)	1,700,000	—	962,230	440,000	—	1,599,980	1,743,682	295,000	—	—
Bonus (annual cash incentive plan)(7)	310,800	—	54,352	132,000	—	110,413	90,791	74,547	—	—
Accelerated vesting of equity awards	4,581,000	—	246,500	1,232,500	—	621,866	436,991	431,375	—	—
Performance-based stock unit plan(8)	—	—	3,658	—	—	8,496	8,496	—	—	—
Retirement benefits	—	—	—	—	—	—	—	—	—	—
Welfare benefits and gross-up(9)	15,687	—	37,551	10,458	—	35,499	100,598	—	—	—
Perquisites(10)	—	—	2,000	—	—	—	32,011	—	—	—
Outplacement	—	—	25,000	—	—	25,000	25,000	—	—	—
Excise tax and gross-up(11)	976,984	—	459,152	—	—	737,163	—	—	—	—
Total	7,584,471	—	1,790,443	1,814,958	—	3,138,417	2,437,570	800,922	—	—

(1)	In the first quarter of 2008 in connection with the completion of the recapitalization, the severance plan was amended. The amendment eliminated severance payments to Named Executives who terminate their employment without good reason during the 30-day period following the first anniversary of a change of control (the “window period”). The amendment also provided that severance benefits are to be paid to Named Executives whose employment is terminated without cause or who terminate for good reason within 24, rather than 36, months following a change of control. Finally, on March 24, 2008, the Committee determined that the recapitalization did not constitute a change of control under certain compensation plans of the Company, including, without limitation, the severance plan and UK severance plan.

(2)	For additional detail regarding the Ryan Separation, see footnote 14 to the “2009 Details Behind All Other Compensation Column Table” under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

(3)	For additional detail regarding the Parrin Separation, see footnote 15 to the “2009 Details Behind All Other Compensation Column Table” under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

(4)	For additional detail regarding the Dutra Separation, see footnote 16 to the “2009 Details Behind All Other Compensation Column Table” under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

(5)	For additional detail regarding the Stemper Separation, see footnote 17 to the “2009 Details Behind All Other Compensation Column Table” under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

(6)	For a description of the calculation of the severance payment provided for under the severance plan and the UK severance plan, see “Executive Compensation — Severance Plans — Amended and Restated MoneyGram International, Inc. Executive Severance Plan (Tiers I and II)/MoneyGram International, Inc. UK Senior Executive Severance Plan Tier II, Amended and Restated February 27, 2008” in this proxy statement.

(7)	Amount represents a pro rata 2009 annual cash incentive plan payment calculated on the basis of achievement of performance goals through December 31, 2009, the assumed date of the employment termination.

(8)	Amount represents a pro rata performance-based stock unit plan payment calculated as if each of the pre-defined financial goals for each performance-based stock unit plan award were achieved at the 100 percent level and pro rated from the date of the grant to the assumed date of the change of control.

(9)	Amount represents the value of continued welfare benefits during the applicable severance period, assuming the maximum of three years for Tier I and two years for Tier II and UK severance plan participants.

(10)	The Named Executives are entitled to continue to receive perquisites for the applicable severance period. Only those perquisites that a Named Executive is eligible for and using immediately prior to the change of control shall continue. Additionally, the perquisite continuation is subject to an annual (or pro rata) dollar limit that is equal to the annualized value of all perquisites received by the Named Executive immediately prior to the change of control.

(11)	Amounts represent assumed tax gross-ups to make the Named Executives whole for any federal excise taxes on change of control payments.

MoneyGram International, Inc. Special Executive Severance Plan (Tiers I and II)

Named Executives, other than Mr. Hempsey, employed by the Company prior to March 24, 2008 participated in one of the two tiers of our special severance plan. The special severance plan (Tier I), which was adopted in connection with the 2008 recapitalization, provided severance benefits to a participating executive whose employment was terminated either by MoneyGram without cause, or by the executive for good reason, during the two years following the recapitalization that were similar to severance benefits provided by the severance plan (Tier I). However, the potential payments and benefits a Named Executive received under the special severance plan (Tier I) were reduced by 1/36 of the lump-sum payment calculation set forth in the severance plan (Tier I) above for each full month during the two-year period following the closing of the recapitalization. Messrs. Ryan and Parrin and Mmes. Dutra and Stemper were participants in our special severance plan (Tier I) until September 1, 2009, March 24, 2009, September 24, 2009 and May 24, 2009, respectively. There are no current participants in the special severance plan (Tier I) and it expired on March 24, 2010.

The special severance plan (Tier II), which was adopted in connection with the 2008 recapitalization and which expired March 24, 2010, would have provided severance benefits to a participating executive whose employment was terminated either by MoneyGram without cause, or by the executive for good reason, during the two years following the recapitalization that were similar to severance benefits provided by the severance plan (Tier II). However, the potential payments and benefits a Named Executive would have received under the special severance plan (Tier II) would have been reduced by 1/24 of the lump-sum payment calculation set forth in the severance plan (Tier II) above for each full month during the two-year period following the closing of the recapitalization. Ms. Benson and Mr. O’Malley were participants in our special severance plan (Tier II).

Special Severance Plans — Potential Payments and Benefits Upon Termination (Outside Change of Control)

The following table sets forth the benefits each Named Executive would receive (or in the case of Messrs. Ryan and Parrin and Mmes. Dutra and Stemper did receive) under our special severance plans as of December 31, 2009.

		Anthony P.			David J.				Mary A.	Cindy J.
	Pamela H.	Ryan	Jean C.	Jeffrey R.	Parrin	Daniel J.	John	Mubashar	Dutra	Stemper
Benefit	Patsley	(1)	Benson	Woods	(2)	O’Malley	Hempsey	Hameed	(3)	(4)

Severance payment(5)	—	—	175,550	—	—	310,540	—	—	—	—
Welfare benefits(6)	—	—	2,615	—	—	2,615	—	—	—	—
Outplacement	—	—	10,000	—	—	10,000	—	—	—	—
Total	—	—	188,165	—	—	323,155	—	—	—	—

(1)	For additional detail regarding the Ryan Separation, see footnote 14 to the “2009 Details Behind All Other Compensation Column Table” under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

(2)	For additional detail regarding the Parrin Separation, see footnote 15 to the “2009 Details Behind All Other Compensation Column Table” under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

(3)	For additional detail regarding the Dutra Separation, see footnote 16 to the “2009 Details Behind All Other Compensation Column Table” under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

(4)	For additional detail regarding the Stemper Separation, see footnote 17 to the “2009 Details Behind All Other Compensation Column Table” under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

(5)	For a description of the calculation of the severance payment provided for under the special severance plan, see “Part Four — Other Important Information — Executive Compensation — Severance Plans — MoneyGram International, Inc. Special Executive Severance Plan (Tiers I and II)” in this proxy statement. As of December 31, 2009, with regard to Tier II, the numerator was three.

(6)	Amount represents the value of continued welfare benefits during the applicable severance period, assuming the maximum of three months for Tier II participants.

Severance Agreements

Named Executives who are not covered under the severance plan, UK severance plan or special severance plan receive severance benefits pursuant to a severance agreement if their employment is terminated by the Company without cause.

In the case of Ms. Patsley, her severance agreement is included in her employment agreement. Ms. Patsley’s severance benefits following a termination by the Company without cause are as follows: (i) salary severance equal to two times Ms. Patsley’s then current annual base salary if her termination is prior to August 31, 2012 or one and one-half times Ms. Patsley’s then current annual base salary if her termination is on or after August 31, 2012; (ii) bonus severance equal to an amount up to her annual target incentive opportunity; (iii) continuation of Ms. Patsley’s health and life insurance for 18 months; and (iv) vesting of time-based options for a period of twelve months following termination of employment and vesting for stock performance-based options through any stock performance-based vesting date that occurs during the twelve-month period following termination. For a description of Ms. Patsley’s severance benefits, see “Part Four — Other Important Information — Compensation Discussion and Analysis — Executive Employment Agreements — Pamela H. Patsley” in this proxy statement.

The Company’s standard severance agreement adopted in 2009 to more uniformly apply to Named Executives provides: (i) salary severance equal to the Named Executive’s then current monthly base salary multiplied by twelve; and (ii) bonus severance equal to a pro rata portion of the Named Executive’s annual target incentive opportunity if the Company achieves the performance goals for the applicable performance period.

Severance Agreements — Potential Payments and Benefits Upon Termination

The following table sets forth the benefits Ms. Patsley and Messrs. Woods, Hempsey and Hameed would receive under our severance agreement, Patsley employment agreement or Hempsey service agreement as of December 31, 2009.

	Pamela H.	Jeffrey R.	John	Mubashar
Benefit	Patsley	Woods(1)	Hempsey(2)	Hameed(3)

Salary Severance(4)	1,700,000	440,000	345,442	295,000
Bonus Severance(5)	310,800	132,000	91,197	74,600
Welfare Benefits(6)	15,687	10,458	—	—
Total	2,026,487	582,458	436,639	369,600

(1)	Mr. Woods resigned effective January 15, 2010. Under the severance agreement, Mr. Woods received salary severance of $440,000, bonus severance of $132,000 and continuation of welfare benefits for up to one year.

(2)	On April 21, 2010, Mr. Hempsey and MoneyGram International Ltd. entered into a Compromise Agreement pursuant to which his employment will terminate effective April 30, 2010. For a description of Mr. Hempsey’s separation arrangements, see “Part Four — Other Important Information — Compensation Discussion and Analysis — Executive Employment Agreements — John Hempsey” in this proxy statement.

(3)	Mr. Hameed resigned effective January 25, 2010. Mr. Hameed did not receive benefits under the severance agreement. The Company paid Mr. Hameed $49,167 as severance, and he received his 2009 annual cash incentive payment in the amount of $74,600.

(4)	For a description of the calculation of the salary severance payment, see “Part Four — Other Important Information — Executive Compensation — Severance Plans — Severance Agreements” in this proxy statement.

(5)	Amount represents a pro rata 2009 annual cash incentive plan payment at target level calculated on the basis of achievement of performance goals through December 31, 2009, the assumed date of the employment termination.

(6)	For Ms. Patsley, amount represents the value of continued welfare benefits for a maximum of 18 months.

Potential Payments and Benefits upon Retirement, Death or Disability

The columns of the table represent payments that would be due to each of the Named Executives (other than Messrs. Ryan and Parrin and Mmes. Dutra and Stemper who each terminated employment prior to December 31, 2009) in the event of a qualified retirement (age 55 with ten years of service), death or disability outside the context of a change of control and that would not otherwise be a termination by the Company for cause or a resignation by the Named Executive for good reason. In any of these events, MoneyGram is not obligated to provide any cash severance. However, the Named Executives do receive pro rata payments under certain incentive plans, acceleration of vesting for stock options and full ownership of restricted stock.

	Retirement	Death	Disability
Name	($)(1)(2)	($)(1)(2)(3)	($)(1)(2)

Pamela H. Patsley	310,800	360,800	310,800
Anthony P. Ryan(4)	—	—	—
Jean C. Benson	54,400	10,400	54,400
Jeffrey R. Woods	132,000	182,000	132,000
David J. Parrin(5)	—	—	—
Daniel J. O’Malley	116,016	166,016	116,016
John Hempsey	96,813	146,813	96,813
Mubashar Hameed	74,600	12,600	74,600
Mary A. Dutra(6)	—	—	—
Cindy J. Stemper(7)	—	—	—

(1)	Includes the value of the accelerated restricted stock for the Named Executives as of December 31, 2009 (utilizing the closing price of our common stock on December 31, 2009, which was $2.88 per share), as follows: Ms. Patsley, $0; Mr. Woods, $0; Ms. Benson, $0; Mr. O’Malley, $5,616; Mr. Hempsey, $5,616; and Mr. Hameed, $0. While beneficial ownership of restricted stock arises in each of these circumstances, the restrictions must lapse according to the schedule set forth in the applicable award agreement before a Named Executive will receive the shares.

(2)	Includes payments to be made under the annual cash incentive plan for the Named Executives as of December 31, 2009, as follows: Ms. Patsley, $310,800; Mr. Woods, $132,000; Ms. Benson, $54,400; Mr. O’Malley, $110,400; Mr. Hempsey, $91,197; and Mr. Hameed, $74,600.

(3)	For all Named Executives, includes life insurance payment of $50,000 upon death. In addition, for all Named Executives except Ms. Patsley, includes a life insurance payment of $250,000 if death occurred while traveling on MoneyGram business pursuant to life insurance policies purchased by the Company. MoneyGram provides Ms. Patsley with $850,000 if death occurred while traveling on MoneyGram business.

(4)	For additional detail regarding the Ryan Separation, see footnote 14 to the “2009 Details Behind All Other Compensation Column Table” under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

(5)	For additional detail regarding the Parrin Separation, see footnote 15 to the “2009 Details Behind All Other Compensation Column Table” under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

(6)	For additional detail regarding the Dutra Separation, see footnote 16 to the “2009 Details Behind All Other Compensation Column Table” under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

(7)	For additional detail regarding the Stemper Separation, see footnote 17 to the “2009 Details Behind All Other Compensation Column Table” under “Part Four — Other Important Information — Executive Compensation” in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires that our directors and executive officers, and persons who own more than 10 percent of a registered class of our equity securities, file reports of ownership and changes in ownership of our securities with the SEC and the NYSE. Based on our records and written representations from reporting persons, we believe that all reports for directors and executive officers that were required to be filed were filed in 2009 on a timely basis.

POLICY AND PROCEDURES REGARDING TRANSACTIONS WITH RELATED PERSONS

The Audit Committee of the Board adopted our Policy and Procedures regarding Transactions with Related Persons. In accordance with our written policy, the Audit Committee is responsible for the review, approval or ratification of all transactions with related persons that are required to be disclosed under the rules of the SEC. Under the policy, a “related person” includes any of our directors or executive officers, certain of our stockholders and any of their respective immediate family members. The policy applies to transactions in which MoneyGram is a participant, a “related person” will have a direct or indirect material interest, and the amount involved exceeds $120,000. Under the policy, management of MoneyGram is responsible for disclosing to the Audit Committee all material information related to any covered transaction prior to entering into the transaction. The Audit Committee may use any process and review any information that it determines is reasonable under the circumstances in order to determine whether the covered transaction is fair and reasonable and on terms no less favorable to MoneyGram than could be obtained in a comparable arms-length transaction with an unrelated third party.

In addition, the Purchase Agreement provides that the Company is not permitted to engage in any Affiliated Transaction (as defined in the Purchase Agreement) with the Investors, or take certain other specified actions, without approval of the Independent Directors (as defined in the Purchase Agreement).

TRANSACTIONS WITH RELATED PERSONS

In 2009, Messrs. Hay and Teplin also served as members of the Board of Viad. In June 2004, we entered into various agreements with Viad governing our division of liabilities in connection with the Spin-Off, including, but not limited to, an Employee Benefits Agreement and a Tax Sharing Agreement.

In connection with the Spin-Off and pursuant to the Employee Benefits Agreement, all liabilities under the Viad director deferred compensation plan were transferred to MoneyGram. As directors of Viad, Messrs. Hay and Teplin are participants in the Viad director deferred compensation plan. Deferred accounts under such plan ceased receiving contributions on June 30, 2004, but are credited by MoneyGram quarterly with dividend equivalents (when declared), in the case of stock unit accounts, and interest at a long-term medium-quality bond rate, in the case of cash accounts. Deferred amounts are payable after a director ceases to be a member of both the Viad and MoneyGram Boards of Directors. For Messrs. Hay and Teplin, MoneyGram accrued approximately $112,809 and $66, respectively, in 2009 in interest and dividends pursuant to the Viad director deferred compensation plan. The Company is currently in negotiation with Viad to transfer all liabilities under the Viad director deferred compensation plan to Viad.

In addition, in conjunction with the Spin-Off, MoneyGram assumed liability for the Viad Director’s Charitable Award Program (the “Charitable Award Program”). The liability assumed by MoneyGram includes (i) payment of monies to the charitable organization designated by the applicable director upon death and as provided in the Charitable Award Program and (ii) payment of premiums, or reduction in cash surrender value, on life insurance policies taken out by Viad on certain of the members of the Viad Board covered by the Charitable Award Program (including Mr. Hay) to fund benefits under the program. Viad has assigned such life insurance policies to MoneyGram and MoneyGram is now the beneficiary of such policies. In 2009, the cash surrender value decreased by approximately $53,000 in lieu of payment of premiums, and MoneyGram made payments totaling $100,000 to certain charitable organizations designated by a deceased director of Viad.

Equity Purchase Agreement

To effect the recapitalization, on March 17, 2008, we entered into the Purchase Agreement with the Investors, and on March 25, 2008, we completed the transactions contemplated by the Purchase Agreement. Pursuant to the Purchase Agreement, we, among other things, sold to the Investors 495,000 shares of B Stock and 265,000 shares of B-1 Stock for an aggregate purchase price of $760 million. The B Stock was issued to THL and the B-1 Stock was issued to Goldman Sachs.

The Purchase Agreement contains customary public company representations and warranties by us to the Investors and customary representations and warranties from the Investors to us. We agreed in the Purchase Agreement to indemnify the Investors and certain parties related to the Investors from and against damages relating to the authorization, execution, delivery and performance of the Purchase Agreement and documents related to the Purchase Agreement.

The Investors have been provided with certain rights with respect to representation on and observation of the Board and committees of the Board, which resulted in a change to the composition of the majority of the Board. Additionally, the Investors are entitled to appoint that number of directors as is proportionate to the Investors’ common stock ownership, calculated on a fully-converted basis (assuming the conversion of all shares of Series B Stock into common stock). For so long as the Investors are entitled to appoint Board Representatives, the Investors shall also be entitled to representation on all committees of the Board, with a minimum of one Board Representative serving on each committee of the Board, subject to certain exceptions and applicable laws and regulations. For additional information, see “Part Two — Board of Directors and Governance — Board Representation” in this proxy statement.

The Series B Stock provides for payment of a cash dividend of ten percent, or, at the Company’s option, we may accrue dividends at a rate of 12.5 percent in lieu of paying a cash dividend. Dividends may be accrued for up to five years from the date of the recapitalization. After five years, if we are unable to pay the dividends in cash, dividends will accrue at a rate of 15 percent. To date, the Company has accrued all dividends on the Series B Stock and expects it will continue to do so for the foreseeable future. In 2009, the Company accrued approximately $71.1 million in dividends on the B Stock and approximately $39.2 million in dividends on the B-1 Stock. The Series B Stock also participates in dividends with the common stock on an as-converted basis. The B Stock is convertible into shares of common stock of the Company at a price of $2.50 per share, subject to adjustment. The B-1 Stock is automatically converted into B Stock upon transfer to any stockholder other than Goldman Sachs and its affiliates. While held by Goldman Sachs and its affiliates, the B-1 Stock is convertible into D Stock, which is a non-voting common equivalent stock.

The Series B Stock may be redeemed at the option of the Company if, after five years from the date of the recapitalization, the common stock trades above $15.00, subject to adjustment, for a period of thirty consecutive trading days. The Series B Stock is redeemable at the option of the Investors after ten years and upon a change of control.

The B Stock votes as a class with the common stock and the holders have a number of votes equal to the number of shares of common stock issuable if all outstanding shares of B Stock were converted plus the number of shares of common stock issuable if all outstanding shares of B-1 Stock were converted into B Stock and subsequently converted into common stock. As of the record date, the holders of B Stock have approximately 82.6 percent of the voting power of our stock. The B-1 Stock held by Goldman Sachs is non-voting stock except for the rights of Goldman Sachs to vote on specific actions as set forth in the Certificate of Designations, Preferences and Rights of the B-1 Stock of the Company. Each share of B-1 Stock will automatically convert into one share of B Stock upon transfer to any holder other than the Goldman Sachs Group.

Equity Registration Rights Agreement

The Company and the Investors also entered into a Registration Rights Agreement (the “Equity Registration Rights Agreement”) on March 25, 2008, with respect to the Series B Stock and D Stock, and the common stock owned by the Investors and their affiliates (collectively, the “Registrable Securities”). Under the terms of the Equity Registration Rights Agreement, we are required, after a specified holding period, to use our reasonable best efforts to promptly file with the SEC a shelf registration statement relating to the offer and sale of the Registrable Securities. We are obligated to keep such shelf registration statement continuously effective under the Securities Act of 1933, as amended (the “Securities Act”), until the earlier of (1) the date as of which all of the Registrable Securities have been sold, (2) the date as of which each of the holders of the Registrable Securities is permitted to sell its Registrable Securities without registration pursuant to Rule 144 under the Securities Act and (3) fifteen years. The holders of the Registrable Securities are also entitled to five demand registrations and unlimited piggyback registrations during the term of the Equity Registration Rights Agreement.

Note Purchase Agreement and Indenture

In connection with the anticipated completion of the recapitalization, our wholly-owned subsidiary, MoneyGram Payment Systems Worldwide, Inc. (“Worldwide”), entered into a second amended and restated note purchase agreement (the “Second Amended Note Purchase Agreement”) dated as of March 17, 2008, with affiliates of Goldman Sachs (the “Initial Purchasers”) and THL Credit Partners L.P., a Delaware limited partnership (“THL CP”). Pursuant to the Second Amended Note Purchase Agreement, the Initial Purchasers acquired from Worldwide $500 million aggregate principal amount of its 13.25 percent senior secured second lien notes due 2018 (the “Notes”) pursuant to an indenture, by and among MoneyGram, Worldwide, the other guarantors party thereto and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee and collateral agent. On April 7, 2008, THL CP acquired $20 million aggregate principal amount of the Notes from the Initial Purchasers.

The interest rate on the Notes is 13.25 percent per year unless interest is capitalized, in which case the interest rate increases to 15.25 percent. Prior to March 25, 2011, the Company has the option to capitalize interest of 14.75 percent, but must pay in cash 0.50 percent of the interest payable. To date, the Company has paid all interest under the Notes as currently due, and expects that it will continue to do so, barring unforeseen circumstances. In 2009, the Company paid an aggregate of $66.3 million in interest under the Notes. The Notes contain covenants that, among other things, limit the Company’s ability to: incur or guarantee additional indebtedness; pay dividends or make other restricted payments; make certain investments; create or incur certain liens; sell assets or subsidiary stock; transfer all or substantially all of their assets or enter into merger or consolidation transactions and enter into transactions with affiliates. The covenants also substantially restrict the Company’s ability to incur additional debt, create or incur liens and invest assets that are subject to restrictions for the payment of payment service obligations. The Company is also required to maintain at least a 1:1 ratio of certain assets to outstanding payment service obligations.

The Company can redeem the Notes after five years at specified premiums. Prior to the fifth anniversary, the Company may redeem some or all of the Notes at a price equal to 100 percent of the principal amount thereof, plus accrued and unpaid interest, if any, plus a premium equal to the greater of one percent or an amount calculated by discounting the sum of (a) the redemption payment that would be due upon the fifth anniversary plus (b) all required interest payments due through such fifth anniversary using the treasury rate plus 50 basis points. Upon a change of control, the Company is required to make an offer to repurchase the Notes at a price equal to 101 percent of the principal amount plus accrued and unpaid interest. The Company is also required to make an offer to repurchase the Notes with proceeds of certain asset sales that have not been reinvested in accordance with the terms of the Note or have not been used to repay certain debt.

Notes Registration Rights Agreement

In connection with the issuance of the Notes, MoneyGram, Worldwide, the other guarantors party thereto and the Initial Purchasers entered into a registration rights agreement (the “Notes Registration Rights Agreement”), pursuant to which we and the other guarantors party thereto have agreed, upon the occurrence of certain events, to file a registration statement under the Securities Act to register the resale of the Notes by certain holders thereof.

STOCKHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

In order for a stockholder proposal, including a director nomination, to be considered for inclusion in our proxy statement for the 2011 annual meeting of stockholders, the written proposal must be received at our principal executive offices at 1550 Utica Avenue South, GHQ 8020, Minneapolis, Minnesota 55416, Attention: Corporate Secretary, on or before December 27, 2010. The proposal must comply with SEC regulations regarding the inclusion of stockholder proposals in company-sponsored proxy materials.

In accordance with our Bylaws, in order for a stockholder proposal not included in our proxy statement to be properly brought before the 2011 annual meeting of stockholders, a stockholder’s notice of the matter the stockholder wishes to present must comply with the requirements set forth in our Bylaws, and specifically, must be delivered to our principal executive offices at 1550 Utica Avenue South, GHQ 8020, Minneapolis, Minnesota 55416, Attention: Corporate Secretary, not less than 90 nor more than 120 days prior to the first anniversary of the date of this annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to these provisions of our Bylaws (and not pursuant to the SEC’s Rule 14a-8) must be received no earlier than January 26, 2011 and no later than February 25, 2011.

2009 FORM 10-K

Our 2009 Form 10-K, including financial statements for the year ended December 31, 2009, is available on the Internet at www.moneygram.com. Stockholders who wish to obtain a paper copy of our 2009 Form 10-K may do so without charge by writing to MoneyGram International, Inc., 1550 Utica Avenue South, GHQ 8020, Minneapolis, Minnesota 55416, Attention: Investor Relations.

OTHER MATTERS

We do not know of any other matters that may be presented for consideration at this annual meeting of stockholders. If any other business does properly come before the meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in the best interests of MoneyGram.

TIMOTHY C. EVERETT
Executive Vice President, General Counsel
and Corporate Secretary
MoneyGram International, Inc.
1550 Utica Avenue South
Minneapolis, Minnesota 55416
Telephone (952) 591-3000
Dated: April 26, 2010

Appendix A

MONEYGRAM INTERNATIONAL, INC.

2005 OMNIBUS INCENTIVE PLAN

As Amended February ~~9, 2009~~17, 2010

i

MONEYGRAM INTERNATIONAL, INC.
2005 OMNIBUS INCENTIVE PLAN

Section 1.  Purpose.

The purpose of the Plan is to promote the interests of the Company and its stockholders by aiding the Company in attracting and retaining employees, officers, consultants, advisors and non-employee Directors capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company’s business and to compensate such persons through various stock-based arrangements and provide them with opportunities for stock ownership in the Company, thereby aligning the interests of such persons with the Company’s stockholders.

Section 2.  Definitions.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Affiliate” shall mean (i) any entity that, directly or indirectly through one or more intermediaries, is controlled by the Company and (ii) any entity in which the Company has a significant equity interest, in each case as determined by the Committee.

(b) “Award” shall mean any Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Dividend Equivalent, Performance Award, Stock Award or Other Stock-Based Award granted under the Plan.

(c) “Award Agreement” shall mean any written agreement, contract or other instrument or document evidencing an Award granted under the Plan. An Award Agreement may be in an electronic medium and need not be signed by a representative of the Company or the Participant. Each Award Agreement shall be subject to the applicable terms and conditions of the Plan and any other terms and conditions (not inconsistent with the Plan) determined by the Committee.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Change in Control” shall have the meaning ascribed to such term in an Award Agreement, or any other applicable employment, severance or change in control agreement between the Participant and the Company.

(f) “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations promulgated thereunder.

(g) “Committee” shall mean the Human Resources and Nominating Committee of the Board or any successor committee of the Board designated by the Board to administer the Plan. The Committee shall be comprised of not less than such number of Directors as shall be required to permit Awards granted under the Plan to qualify under Rule 16b-3, and each member of the Committee shall be a “Non-Employee Director” within the meaning of Rule 16b-3 and an “outside director” within the meaning of Section 162(m) of the Code.  The Company expects to have the Plan administered in accordance with the requirements for the award of “qualified performance-based compensation” within the meaning of Section 162(m) of the Code.

(h) “Company” shall mean MoneyGram International, Inc., a Delaware corporation, or any successor corporation.

(i) “Director” shall mean a member of the Board.

(j) “Dividend Equivalent” shall mean any right granted under Section 6(d) of the Plan.

(k) “Eligible Person” shall mean any employee, officer, consultant, advisor or non-employee Director providing services to the Company or any Affiliate whom the Committee determines to be an Eligible Person. An Eligible Person must be a natural person.

(l) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(m) “Fair Market Value” shall mean, with respect to any property (including, without limitation, any Shares or other securities), the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. Notwithstanding the foregoing, unless otherwise determined by the Committee, the Fair Market Value of Shares on a given date for purposes of the Plan shall be the closing sale price of the Shares on the New York Stock Exchange as reported in the consolidated transaction reporting system on such date or, if such Exchange is not open for trading on such date, on the most recent preceding date when such Exchange is open for trading.

(n) “Incentive Stock Option” shall mean an option granted under Section 6(a) of the Plan that is intended to meet the requirements of Section 422 of the Code or any successor provision.

(o) “Non-Qualified Stock Option” shall mean an option granted under Section 6(a) of the Plan that is not intended to be an Incentive Stock Option.

(p) “Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

(q) “Other Stock-Based Award” shall mean any right granted under Section 6(g) of the Plan.

(r) “Participant” shall mean an Eligible Person designated to be granted an Award under the Plan.

(s) “Performance Award” shall mean any right granted under Section 6(e) of the Plan.

(t) “Performance Goal” shall mean one or more of the following performance goals, either individually, alternatively or in any combination, applied on a corporate, subsidiary, division, business unit or line of business basis: sales, revenue, costs, expenses, earnings (including one or more of net profit after tax, gross profit, operating profit, earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization and net earnings), earnings per share, earnings per share from continuing operations, operating income, pre-tax income, operating income margin, net income, margins (including one or more of gross, operating and net income margins), returns (including one or more of return on actual or proforma assets, net assets, equity, investment, capital and net capital employed), stockholder return (including total stockholder return relative to an index or peer group), stock price, economic value added, cash generation, cash flow, unit volume, working capital, market share, cost reductions and strategic plan development and implementation. Such goals may reflect absolute entity or business unit performance or a relative comparison to the performance of a peer group of entities or other external measure of the selected performance criteria. Pursuant to rules and conditions adopted by the Committee on or before the 90th day of the applicable performance period for which Performance Goals are established, the Committee may appropriately adjust any evaluation of performance under such goals to exclude the effect of certain events, including any of the following events: asset write-downs; litigation or claim judgments or settlements; changes in tax law, accounting principles or other such laws or provisions affecting reported results; severance, contract termination and other costs related to exiting certain business activities; and gains or losses from the disposition of businesses or assets or from the early extinguishment of debt.

(u) “Person” shall mean any individual or entity, including a corporation, partnership, limited liability company, association, joint venture or trust.

(v) “Plan” shall mean this MoneyGram International, Inc. 2005 Omnibus Incentive Plan, as amended from time to time.

(w) “Qualifying Termination” shall have the meaning ascribed to it in any applicable Award Agreement, and, if not defined in any applicable Award Agreement, shall mean termination of employment under circumstances that, in the judgment of the Committee, warrant acceleration of the exercisability of Options or Stock Appreciation Rights or the lapse of restrictions relating to Restricted Stock, Restricted Stock Units or other Awards under the Plan. Without limiting the generality of the foregoing, a Qualifying Termination may apply to large scale terminations of employment relating to the disposition or divestiture of business or legal entities or similar circumstances.

(x) “Restricted Stock” shall mean any Share granted under Section 6(c) of the Plan.

(y) “Restricted Stock Unit” shall mean any unit granted under Section 6(c) of the Plan evidencing the right to receive a Share (or a cash payment equal to the Fair Market Value of a Share) at some future date.

(z) “Rule 16b-3” shall mean Rule 16b-3 promulgated by the Securities and Exchange Commission under the Exchange Act or any successor rule or regulation.

(aa) “Section 162(m)” shall mean Section 162(m) of the Code and the applicable Treasury Regulations promulgated thereunder.

(bb) “Section 409A” shall mean Section 409A of the Code, or any successor provision, and applicable Treasury Regulations and other applicable guidance thereunder.

(cc) “Shares” shall mean shares of Common Stock, par value of $0.01 per share, of the Company or such other securities or property as may become subject to Awards pursuant to an adjustment made under Section 4(c) of the Plan.

(dd) “Specified Employee” shall mean a specified employee as defined in Code Section 409A(a)(2)(B) or applicable proposed or final regulations under Code Section 409A.

(ee) “Stock Appreciation Right” shall mean any right granted under Section 6(b) of the Plan.

(ff) “Stock Award” shall mean any Share granted under Section 6(f) of the Plan.

Section 3.  Administration.

(a) Power and Authority of the Committee.  The Plan shall be administered by the Committee. Subject to the express provisions of the Plan and to applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or the method by which payments or other rights are to be calculated in connection with) each Award; (iv) determine the terms and conditions of any Award or Award Agreement; (v) amend the terms and conditions of any Award or Award Agreement, provided, however, that, except as otherwise provided in Section 4(c) hereof, the Committee shall not reprice, adjust or amend the exercise price of Options or the grant price of Stock Appreciation Rights previously awarded to any Participant, whether through amendment, cancellation and replacement grant, or any other means; (vi) accelerate the exercisability of any Award or the lapse of restrictions relating to any Award; (vii) determine whether, to what extent and under what circumstances Awards may be exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited or suspended; (viii) determine whether, to what extent and under what circumstances cash, Shares, other securities, other Awards, other property and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder of the Award or the Committee; (ix) interpret and administer the Plan and any instrument or agreement, including any Award Agreement, relating to the Plan; (x) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon any Participant, any holder or beneficiary of any Award or Award Agreement, and any employee of the Company or any Affiliate.

(b) Delegation.  The Committee may delegate its powers and duties under the Plan to one or more Directors (including a Director who is also an officer of the Company) or a committee of Directors, subject to such terms, conditions and limitations as the Committee may establish in its sole discretion; provided, however, that the Committee shall not delegate its powers and duties under the Plan (i) with regard to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act or (ii) in such a manner as would cause the Plan not to comply with the requirements of Section 162(m) of the Code. In addition, the Committee may authorize one or more officers of the Company to grant Options under the Plan, subject to the limitations of Section 157 of the Delaware General Corporation Law; provided, however, that such officers shall not be authorized to grant Options to officers or directors of the Company or any Affiliate who are subject to Section 16 of the Exchange Act.

(c) Power and Authority of the Board of Directors.  Notwithstanding anything to the contrary contained herein, the Board may, at any time and from time to time, without any further action of the Committee, exercise the powers and duties of the Committee under the Plan, unless the exercise of such powers and duties by the Board would cause the Plan not to comply with the requirements of Section 162(m) of the Code.

Section 4.  Shares Available for Awards.

(a) Shares Available.  Subject to adjustment as provided in Section 4(c) of the Plan, the aggregate number of Shares that may be issued under all Awards under the Plan shall be 47,000,000. Shares to be issued under the Plan will be authorized but unissued Shares, Shares that have been reacquired by the Company and designated as treasury shares or Shares held by the MoneyGram Employee Equity Trust. If an Award terminates or is forfeited or cancelled without the issuance of any Shares, or if any Shares covered by an Award or to which an Award relates are not issued for any other reason, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award, to the extent of any such termination, forfeiture, cancellation or other event, shall again be available for granting Awards under the Plan. If Shares of Restricted Stock are forfeited or otherwise reacquired by the Company prior to vesting, whether or not dividends have been paid on such Shares, then the number of Shares counted against the aggregate number of Shares available under the Plan with respect to such Award of Restricted Stock, to the extent of any such forfeiture or reacquisition by the Company, shall again be available for granting Awards under the Plan. Shares that are withheld in full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall again be available for granting Awards under the Plan, except that, after May 10, 2015, any Shares withheld in connection with the satisfaction of tax obligations relating to Restricted Stock shall not be available for granting Awards. Prior to May 10, 2015, any previously issued Shares that are used by a Participant as full or partial payment to the Company of the purchase or exercise price relating to an Award or in connection with the satisfaction of tax obligations relating to an Award shall again be available for granting Awards under the Plan.

(b) Accounting for Awards.  For purposes of this Section 4, if an Award entitles the holder thereof to receive or purchase Shares, the number of Shares covered by such Award or to which such Award relates shall be counted on the date of grant of such Award against the aggregate number of Shares available for granting Awards under the Plan.

(c) Adjustments.  In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or other property) that thereafter may be made the subject of Awards, (ii) the number and type of Shares (or other securities or other property) subject to outstanding Awards, (iii) the purchase or exercise price with respect to any Award and (iv) the limitations contained in Section 4(d) of the Plan.

(d) Award Limitations Under the Plan.

(i) Section 162(m) Limitation for ~~Certain Types of Awards~~Options and Stock Appreciation Rights.  No Eligible Person may be granted Options, Stock Appreciation Rights or any other Award or Awards under the Plan, the value of which Award or Awards is based solely on an increase in the value of the Shares after the date of grant of such Award or Awards, for more than ~~10~~12,000,000 Shares (subject to adjustment as provided in Section 4(c) of the Plan) in the aggregate in any calendar year.

(ii) Section 162(m) Limitation for Performance Awards Denominated in Shares.  No Eligible Person may be granted Performance Awards denominated in Shares (including, without limitation, Restricted Stock and Restricted Stock Units, whether payable in cash, Shares or other property), and which are intended to represent “qualified performance-based compensation” with the meaning of Section 162(m), for more than 2,000,000 Shares (subject to adjustment as provided for in Section 4(c) of the Plan), in the aggregate in any calendar year.

(iii) Section 162(m) Limitation for Performance Awards Denominated in Cash.  The maximum amount payable pursuant to all Performance Awards denominated in cash to any Participant in the aggregate in any calendar year shall be $5,000,000 in value~~, whether payable in cash, Shares or other property~~. This limitation does not apply to any Award subject to the limitation contained in Section 4(d)(i) or Section 4(d)(ii) of the Plan.

(iv) Limitation on Awards Granted to Non-Employee Directors.  Directors who are not also employees of the Company or an Affiliate may not be granted Awards in the aggregate for more than 3% of the Shares available for Awards under the Plan, subject to adjustment as provided in Section 4(c) of the Plan.

(v) Limitation on Incentive Stock Options.  The number of Shares available for granting Incentive Stock Options under the Plan shall not exceed 7,500,000, subject to adjustment as provided in Section 4(c) of the Plan and subject to the provisions of Section 422 or 424 of the Code or any successor provision.

Section 5.  Eligibility.

Any Eligible Person shall be eligible to be designated a Participant. In determining which Eligible Persons shall receive an Award and the terms of any Award, the Committee may take into account the nature of the services rendered by the respective Eligible Persons, their present and potential contributions to the success of the Company or such other factors as the Committee, in its discretion, shall deem relevant. Notwithstanding the foregoing, an Incentive Stock Option may only be granted to full-time or part-time employees (which term as used herein includes, without limitation, officers and Directors who are also employees), and an Incentive Stock Option shall not be granted to an employee of an Affiliate unless such Affiliate is also a “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code or any successor provision. Further, notwithstanding the foregoing, Options and Stock Appreciation Rights shall not be granted to an Eligible Person providing direct services to an Affiliate unless the Company has a “controlling interest” in such Affiliate within the meaning of Treas. Reg. Sec. 1.409A-1(b)(5)(iii)(E)(1).

Section 6.  Awards.

(a) Options.  The Committee is hereby authorized to grant Options to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Exercise Price.  The purchase price per Share purchasable under an Option shall be determined by the Committee and shall not be less than 100% of the Fair Market Value of a Share on the date of grant of such Option; provided, however, that the Committee may designate a per share exercise price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Option is granted in substitution for a stock option previously granted by an entity that is acquired by or merged with the Company or an Affiliate.

(ii) Option Term.  The term of each Option shall be fixed by the Committee but shall not be longer than 10 years from the date of grant.

(iii) Time and Method of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part and the method or methods by which, and the form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the applicable exercise price) in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

(b) Stock Appreciation Rights.  The Committee is hereby authorized to grant Stock Appreciation Rights to Eligible Persons subject to the terms of the Plan and any applicable Award Agreement. A Stock Appreciation Right granted under the Plan shall confer on the holder thereof a right to receive upon exercise thereof the excess of (i) the Fair Market Value of one Share on the date of exercise (or, if the Committee shall so determine, at any time during a specified period before or after the date of exercise) over (ii) the grant price of the Stock Appreciation Right as specified by the Committee, which price shall not be less than 100% of the Fair Market Value of one Share on the date of grant of the Stock Appreciation Right; provided, however, that the Committee may designate a per share grant price below Fair Market Value on the date of grant (A) to the extent necessary or appropriate, as determined by the Committee, to satisfy applicable legal or regulatory requirements of a foreign jurisdiction or (B) if the Stock Appreciation Right is granted in substitution for a stock appreciation right previously granted by an entity that is acquired by or merged with the Company or an Affiliate. Subject to the terms of the Plan and any applicable Award Agreement, the grant price, term, methods of exercise, dates of exercise, methods of settlement and any other terms and conditions of any Stock Appreciation Right shall be as determined by the Committee. The Committee may impose such conditions or restrictions on the exercise of any Stock Appreciation Right as it may deem appropriate.

(c) Restricted Stock and Restricted Stock Units.  The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Eligible Persons with the following terms and conditions and with such additional terms and conditions not inconsistent with the provisions of the Plan as the Committee shall determine:

(i) Restrictions.  Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property with respect thereto), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. The minimum vesting period of such Awards shall be three years from the date of grant, unless the Award is conditioned on performance of the Company or an Affiliate or on personal performance (other than continued service with the Company or an Affiliate), in which case the Award may vest over a period of at least one year from the date of grant; provided, however, that such minimum vesting period shall not apply to grants of up to 200,000 shares of Restricted Stock and Restricted Stock Units to non-employee Directors. Notwithstanding the foregoing, the Committee may permit acceleration of vesting of such Awards in the event of the Participant’s death, disability or retirement or a change in control of the Company.

(ii) Issuance and Delivery of Shares.  Any Restricted Stock granted under the Plan shall be issued at the time such Awards are granted and may be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of a stock certificate or certificates, which certificate or certificates shall be held by the Company. Such certificate or certificates shall be registered in the name of the Participant and shall bear an appropriate legend referring to the restrictions applicable to such Restricted Stock. Shares representing Restricted Stock that is no longer subject to restrictions shall be delivered to the Participant promptly after the applicable restrictions lapse or are waived. In the case of Restricted Stock Units, no Shares shall be issued at the time such Awards are granted. Upon the lapse or waiver of restrictions and the restricted period relating to

Restricted Stock Units evidencing the right to receive Shares, such Shares shall be issued and delivered to the holder of the Restricted Stock Units.

(iii) Forfeiture.  Except as otherwise determined by the Committee, upon a Participant’s termination of employment or resignation or removal as a Director (in either case, as determined under criteria established by the Committee) during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units held by the Participant at such time shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interest of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

(d) Dividend Equivalents.  The Committee is hereby authorized to grant Dividend Equivalents to Eligible Persons under which the Participant shall be entitled to receive payments (in cash, Shares, other securities, other Awards or other property as determined in the discretion of the Committee) equivalent to the amount of cash dividends paid by the Company to holders of Shares with respect to a number of Shares determined by the Committee. Subject to the terms of the Plan and any applicable Award Agreement, such Dividend Equivalents may have such terms and conditions as the Committee shall determine.

(e) Performance Awards.  The Committee is hereby authorized to grant to Eligible Persons Performance Awards which are intended to be “qualified performance-based compensation” within the meaning of Section 162(m). A Performance Award granted under the Plan may be payable in cash or in Shares (including, without limitation, Restricted Stock). Performance Awards shall, to the extent required by Section 162(m), be conditioned solely on the achievement of one or more objective Performance Goals, and such Performance Goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Section 162(m). Subject to the terms of the Plan and any applicable Award Agreement, the Performance Goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted, the amount of any payment or transfer to be made pursuant to any Performance Award and any other terms and conditions of any Performance Award shall be determined by the Committee. The Committee shall also certify in writing that such Performance Goals have been met prior to payment of the Performance Awards to the extent required by Section 162(m).

(f) Stock Awards.  The Committee is hereby authorized to grant to Eligible Persons Shares without restrictions thereon, as deemed by the Committee to be consistent with the purpose of the Plan. Subject to the terms of the Plan and any applicable Award Agreement, such Stock Awards may have such terms and conditions as the Committee shall determine.

(g) Other Stock-Based Awards.  The Committee is hereby authorized to grant to Eligible Persons such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as are deemed by the Committee to be consistent with the purpose of the Plan. The Committee shall determine the terms and conditions of such Awards, subject to the terms of the Plan and the Award Agreement. Shares, or other securities delivered pursuant to a purchase right granted under this Section 6(g), shall be purchased for consideration having a value equal to at least 100% of the Fair Market Value of such Shares or other securities on the date the purchase right is granted. The consideration paid by the Participant may be paid by such method or methods and in such form or forms (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), as the Committee shall determine.

(h) General.

(i) Consideration for Awards.  Awards may be granted for no cash consideration or for any cash or other consideration as may be determined by the Committee or required by applicable law.

(ii) Awards May Be Granted Separately or Together.  Awards may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with or in substitution for any other Award or any award granted under any other plan of the Company or any Affiliate. Awards granted in addition to or in tandem with other Awards or in addition to or in tandem with awards granted under any other plan of the Company or any Affiliate may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

(iii) Forms of Payment under Awards.  Subject to the terms of the Plan and of any applicable Award Agreement, payments or transfers to be made by the Company or an Affiliate upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine (including, without limitation, cash, Shares, other securities, other Awards or other property, or any combination thereof), and may be made in a single payment or transfer, in installments or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents with respect to installment or deferred payments.

(iv) Term of Awards.  The term of each Award shall be for a period not longer than 10 years from the date of grant.

(v) Limits on Transfer of Awards.  Except as otherwise provided by the Committee or the terms of this Plan, no Award and no right under any such Award shall be transferable by a Participant other than by will or by the laws of descent and distribution. The Committee may establish procedures as it deems appropriate for a Participant to designate a Person or Persons, as beneficiary or beneficiaries, to exercise the rights of the Participant and receive any property distributable with respect to any Award in the event of the Participant’s death. The Committee, in its discretion and subject to such additional terms and conditions as it determines, may permit a Participant to transfer a Non-Qualified Stock Option to any “family member” (as such term is defined in the General Instructions to Form S-8 (or any successor to such Instructions or such Form) under the Securities Act of 1933, as amended) at any time that such Participant holds such Option, provided that such transfers may not be for value (i.e., the transferor may not receive any consideration therefor) and the family member may not make any subsequent transfers other than by will or by the laws of descent and distribution. Each Award under the Plan or right under any such Award shall be exercisable during the Participant’s lifetime only by the Participant (except as provided herein or in an Award Agreement or amendment thereto relating to a Non-Qualified Stock Option) or, if permissible under applicable law, by the Participant’s guardian or legal representative. No Award or right under any such Award may be pledged, alienated, attached or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company or any Affiliate.

(vi) Restrictions; Securities Exchange Listing.  All Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such restrictions as the Committee may deem advisable under the Plan, applicable federal or state securities laws and regulatory requirements, and the Committee may cause appropriate entries to be made or legends to be placed on the certificates for such Shares or other securities to reflect such restrictions. If the Shares or other securities are traded on a securities exchange, the Company shall not be required to deliver any Shares or other securities covered by an Award unless and until such Shares or other securities have been admitted for trading on such securities exchange.

(vii) Section 409A Provisions.  Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any amount or benefit that constitutes “deferred compensation” to a Participant under Section 409A of the Code and applicable guidance thereunder is otherwise payable or distributable to a Participant under the Plan or any Award Agreement solely by reason of the occurrence of a Change in Control or due to the Participant’s disability or “separation from service” (as such term is defined under Section 409A), such amount or benefit will not be payable or distributable to the Participant by reason of such circumstance unless the Committee determines in good faith that (i) the circumstances giving rise to such Change in Control, disability or separation from service meet the definition of a change in ownership or control, disability, or separation from service, as the case may be, in Section 409A(a)(2)(A)

of the Code and applicable proposed or final regulations, or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise. Any payment or distribution that otherwise would be made to a Participant who is a Specified Employee (as determined by the Committee in good faith) on account of separation from service may not be made before the date which is 6 months after the date of the Specified Employee’s separation from service (or if earlier, upon the Specified Employee’s death) unless the payment or distribution is exempt from the application of Section 409A by reason of the short-term deferral exemption or otherwise.

Section 7.  Amendment and Termination; Corrections.

(a) Amendments to the Plan.  The Board may amend, alter, suspend, discontinue or terminate the Plan at any time; provided, however, that, notwithstanding any other provision of the Plan or any Award Agreement, prior approval of the stockholders of the Company shall be required for any amendment to the Plan that:

(i) requires stockholder approval under the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange, any other securities exchange or the National Association of Securities Dealers, Inc. that are applicable to the Company;

(ii) increases the number of shares authorized under the Plan as specified in Section 4(a) of the Plan;

(iii) increases the number of shares subject to the limitations contained in Section 4(d) of the Plan;

(iv) permits repricing of Options or Stock Appreciation Rights which is prohibited by Section 3(a)(v) of the Plan;

(v) permits the award of Options or Stock Appreciation Rights at a price less than 100% of the Fair Market Value of a Share on the date of grant of such Option or Stock Appreciation Right, contrary to the provisions of Sections 6(a)(i) and 6(b)(ii) of the Plan; and

(vi) would cause Section 162(m) of the Code to become unavailable with respect to the Plan.

(b) Amendments to Awards.  Subject to the provisions of the Plan, the Committee may waive any conditions of or rights of the Company under any outstanding Award, prospectively or retroactively. Except as otherwise provided in the Plan, the Committee may amend, alter, suspend, discontinue or terminate any outstanding Award, prospectively or retroactively, but no such action may adversely affect the rights of the holder of such Award without the consent of the Participant or holder or beneficiary thereof. The Company intends that Awards under the Plan shall satisfy the requirements of Section 409A to avoid any adverse tax results thereunder, and the Committee shall administer and interpret the Plan and all Award Agreements in a manner consistent with that intent. If any provision of the Plan or an Award Agreement would result in adverse tax consequences under Section 409A, the Committee may amend that provision (or take any other action reasonably necessary) to avoid any adverse tax results and no action taken to comply with Section 409A shall be deemed to impair or otherwise adversely affect the rights of any holder of an Award or beneficiary thereof.

(c) Correction of Defects, Omissions and Inconsistencies.  The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award or Award Agreement in the manner and to the extent it shall deem desirable to implement or maintain the effectiveness of the Plan.

Section 8.  Income Tax Withholding.

In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the sole and absolute responsibility of a Participant, are withheld or collected from such Participant. In order to assist a Participant in paying all or a portion of the applicable taxes to be withheld or collected upon exercise or receipt of (or the lapse of restrictions relating to) an Award, the Committee, in its discretion and subject to such additional terms and conditions as it may adopt, may permit the Participant to satisfy such tax obligation by (a) electing to have the Company withhold a portion of the Shares otherwise to be delivered upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes or (b) delivering to the Company Shares other than Shares issuable upon exercise or receipt of (or the lapse of restrictions relating to) such Award with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined.

Section 9.  General Provisions.

(a) No Rights to Awards.  No Eligible Person, Participant or other Person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Eligible Persons, Participants or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to any Participant or with respect to different Participants.

(b) Award Agreements.  No Participant shall have rights under an Award granted to such Participant unless and until an Award Agreement shall have been duly executed on behalf of the Company and, if requested by the Company, signed by the Participant, or until such Award Agreement is delivered and accepted through any electronic medium in accordance with procedures established by the Company.

(c) No Rights of Stockholders.  Except with respect to Restricted Stock and Stock Awards, neither a Participant nor the Participant’s legal representative shall be, or have any of the rights and privileges of, a stockholder of the Company with respect to any Shares issuable upon the exercise or payment of any Award, in whole or in part, unless and until the Shares have been issued.

(d) No Limit on Other Compensation Plans or Arrangements.  Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other or additional compensation plans or arrangements, and such plans or arrangements may be either generally applicable or applicable only in specific cases.

(e) No Right to Employment or Directorship.  The grant of an Award shall not be construed as giving a Participant the right to be retained as an employee of the Company or any Affiliate, or a Director to be retained as a Director, nor will it affect in any way the right of the Company or an Affiliate to terminate a Participant’s employment at any time, with or without cause. In addition, the Company or an Affiliate may at any time dismiss a Participant from employment free from any liability or any claim under the Plan or any Award, unless otherwise expressly provided in the Plan or in any Award Agreement.

(f) Governing Law.  The internal law, and not the law of conflicts, of the State of Delaware, shall govern all questions concerning the validity, construction and effect of the Plan or any Award, and any rules and regulations relating to the Plan or any Award.

(g) Severability.  If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the purpose or intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction or Award, and the remainder of the Plan or any such Award shall remain in full force and effect.

(h) No Trust or Fund Created.  Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.

(i) No Fractional Shares.  No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash shall be paid in lieu of any fractional Share or whether such fractional Share or any rights thereto shall be canceled, terminated or otherwise eliminated.

(j) Headings.  Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 10.  Effective Date of the Plan.

The Plan shall be subject to approval by the stockholders of the Company at the annual meeting of stockholders of the Company to be held on May 10, 2005 and the Plan shall be effective as of the date of such stockholder approval.

Section 11.  Term of the Plan.

The Plan shall terminate at midnight on May 10, 2015, unless terminated before then by the Board. Awards may be granted under the Plan until the Plan terminates or until all Shares available for Awards under the Plan have been purchased or acquired; provided, however, that Incentive Stock Options may not be granted following the 10-year anniversary of the Board’s adoption of the Plan. The Plan shall remain in effect as long as any Awards are outstanding.

MONEYGRAM INTERNATIONAL, INC.
1550 UTICA AVENUE SOUTH
SUITE 100
MINNEAPOLIS, MN 55416
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote
FOR the following proposal(s):

1. Election of Directors	For	Against	Abstain
01 J. Coley Clark	☐	☐	☐
02 Victor W. Dahir	☐	☐	☐
03 Thomas M. Hagerty	☐	☐	☐
04 Scott L. Jaeckel	☐	☐	☐
05 Seth W. Lawry	☐	☐	☐
06 Ann Mather	☐	☐	☐
07 Pamela H. Patsley	☐	☐	☐
08 Ganesh B. Rao	☐	☐	☐
09 W. Bruce Turner	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal(s):	For	Against	Abstain

2 Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2010	☐	☐	☐

3 Approval of Amendments to the MoneyGram International, Inc. 2005 Omnibus Incentive Plan	☐	☐	☐
NOTE: In their discretion, the proxies named on the reverse side of this card are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com.

MONEYGRAM INTERNATIONAL, INC.
Annual Meeting of Stockholders
Wednesday, May 26, 2010 8:30 AM Central Time
This proxy is solicited by the Board of Directors
The stockholder(s) hereby appoint(s) Pamela H. Patsley and Timothy C. Everett, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of MONEYGRAM INTERNATIONAL, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:30 AM, Central Time on May 26, 2010, at the W Hotel, located at 2440 Victory Park Lane, Dallas, Texas and any adjournment or postponement thereof.
This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
Continued and to be signed on reverse side